                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[X]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant Rule 14a-12

                         ANDREA ELECTRONICS CORPORATION
                ------------------------------------------------
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                       N/A
                ------------------------------------------------
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1)    Title of each class of securities to which transaction applies:

                _______________________________________________________________
         (2)    Aggregate number of securities to which transaction applies:

                _______________________________________________________________
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

                _______________________________________________________________

         (4)    Proposed maximum aggregate value of transaction:

                _______________________________________________________________
         (5)    Total fee paid:

                _______________________________________________________________

[_]  Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)    Amount Previously Paid:

                _______________________________________________________________
         (2)    Form, Schedule or Registration Statement No.:

                _______________________________________________________________
         (3)    Filing Party:

                _______________________________________________________________
         (4)    Date Filed:

                _______________________________________________________________

                         ANDREA ELECTRONICS CORPORATION
                              45 Melville Park Road
                            Melville, New York 11747

                      ------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD __________, 2003

                      ------------------------------------

     On __________, __________, 2003, Andrea Electronics Corporation will hold a special meeting of shareholders at the _______________________, ________________, ________, New York. The meeting will begin at __:00 __.m., local time. At the meeting, shareholders will consider and act on the following:

     1. The approval of an amendment to the Restated Certificate of Incorporation of the Company to increase the authorized shares of common stock from 70,000,000 shares to 200,000,000 shares;

     2. The approval of an amendment to the Restated Certificate of Incorporation of the Company to reduce the par value of the Company's common stock from $0.50 per share to $0.01 per share; and

     3.   Such other business as may properly come before the meeting.


     Note: As of the date of this notice, the board of directors is not aware of any other business to come before the meeting.

     Only shareholders of record as the close of business on ____________, 2003 are entitled to receive notice of the meeting and to vote at the meeting and any adjournment or postponement of the meeting.

     Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

                                          BY ORDER OF THE BOARD OF DIRECTORS


                                          Richard A. Maue
                                          Secretary

Melville, New York
__________, 2003


IMPORTANT: The prompt return of proxies will save the Company the expense of further requests for proxies in order to ensure a quorum. A self-addressed envelope is enclosed for your convenience. No postage is required if mailed in the United States.

                                 SPECIAL MEETING

                         ANDREA ELECTRONICS CORPORATION

                                 PROXY STATEMENT

     This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Andrea Electronics Corporation ("Andrea Electronics" or the "Company") to be used at the special meeting of shareholders of the Company. The special meeting will be held at ___________________________, ________________, ________, New York on __________, __________, 2003 at __:00
__.m., local time. This proxy statement and the enclosed proxy card are being first mailed to shareholders on or about __________, 2003.

                           Voting and Proxy Procedure

Who Can Vote at the Meeting

     You are entitled to vote your Andrea Electronics common stock only if the records of the Company show that you held your shares as of the close of business on __________, 2003. As of the close of business on __________, 2003, a total of __________ shares of Andrea Electronics common stock were outstanding. Each share of common stock has one vote.

Attending the Meeting

     If you are a beneficial owner of Andrea Electronics common stock held by a broker, bank or other nominee (i.e., in "street name"), you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Andrea Electronics common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

     The special meeting will be held if a majority of the outstanding shares of common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

     In voting on the approval of the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares, you may vote in favor of the amendment, vote against the amendment or abstain from voting. In voting on the approval of the amendment to the Restated Certificate of Incorporation to reduce the par value, you may vote in favor of the amendment, vote against the amendment or abstain from voting. Both amendments to the Restated Certificate of Incorporation will be decided by the affirmative vote of a majority of the outstanding shares entitled to vote at the special meeting. On these matters, abstentions and broker non-votes will have effect of votes against the proposal.

Voting by Proxy

     The board of directors of Andrea Electronics is sending you this proxy statement for the purpose of requesting that you allow your shares of Andrea Electronics common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of Andrea Electronics common stock represented at the special meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company's board of directors. The board of directors recommends a vote "FOR" the amendment to the Restated Certificate of Incorporation to increase the number of authorized shares and "FOR" the amendment to the Restated Certificate of Incorporation to reduce the par value.

     If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their own best judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the special meeting in order to solicit additional proxies. If the special meeting is postponed or adjourned, your Andrea Electronics common stock may be voted by the persons named in the proxy card on the new special meeting date as well, unless you have revoked your proxy. The Company does not know of any other matters to be presented at the special meeting.

     You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy you must either advise the Secretary of the Company in writing before your Company common stock has been voted at the special meeting, deliver a later dated proxy, or attend the meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

     If your Andrea Electronics common stock is held "in street name," you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form to your broker or bank, you must contact your broker or bank.

Proposal One:

              Amendment of Restated Certificate of Incorporation to
            Increase the Number of Authorized Shares of Common Stock

     The board of directors recommends the adoption by shareholders of an amendment to Article Third of the Company's Restated Certificate of Incorporation, to increase the number of shares of common stock that may be issued. The Restated Certificate of Incorporation currently authorizes the issuance of 70,000,000 shares of common stock. The board of directors believes it to be in the best interests of the Company, and has therefore proposed and declared advisable, that the Restated Certificate of Incorporation be amended to increase the number of authorized shares of common stock to 200,000,000 shares.

     As of __________, 2003, the Company had available for future issuance approximately __________ of its 70,000,000 authorized shares, which were not outstanding or reserved for possible future issuance. The Company has __________ shares outstanding and has reserved approximately __________ shares for future issuance. These reserved shares relate to the following: __________ shares and __________ shares for issuance upon exercise of awards granted under the Company's 1991 Performance Equity Plan and 1998

Stock Plan, respectively, __________ shares and __________ shares for additional awards which may be granted under the 1991 Performance Equity Plan and 1998 Stock Plan, respectively, __________ shares for issuance upon conversion of the outstanding Series B Redeemable Convertible Preferred Stock ("B Preferred Stock") and related warrant, and __________ shares for issuance upon conversion of the outstanding Series C Redeemable Convertible Preferred Stock ("C Preferred Stock").

     Further, the conversion prices of the B Preferred Stock and the C Preferred Stock fluctuate based on the then-applicable trading price for the common stock. As a result, if the price of the Company's common stock decreases, the Company likely will be required by its contractual obligations relating to the B Preferred Stock and the C Preferred Stock to substantially increase the number of shares of common stock reserved for possible issuance upon the conversion of the B Preferred Stock and the C Preferred Stock. Such required increase in reserved shares could restrict the significant portion of the currently unissued and unreserved shares and could even exceed the number of unissued and unreserved shares currently available. If the Company is not authorized to issue additional shares of common stock and is unable to deliver common stock upon conversion of the B Preferred Stock or the C Preferred Stock, the holder of the preferred shares may have the right to require Andrea Electronics to redeem all or a portion of the preferred shares. If such redemption rights are triggered and Andrea Electronics has insufficient funds to satisfy the redemption, which would be the case if a redemption occurred as of __________, 2003, Andrea Electronics' ability to continue its current operations will be materially adversely affected and if the Company has insufficient funds to redeem either the B Preferred Stock or the C Preferred Stock, it could result in Andrea Electronics' inability to meet its operating obligations, and consequently delisting from the American Stock Exchange.

     The Company believes that its proposed increase in authorized shares is important to provide for flexibility in future planning and to enable the Company to seek to obtain financing on suitable terms. The Company last increased its authorized shares of common stock in 2001, and the board of directors believes it important in the years ahead for the Company to maintain an authorized capitalization that will permit a broad range of financing alternatives. The Company does not have a specific plan or arrangement to issue any of the proposed increased authorized shares. If the proposal to amend the Restated Certificate of Incorporation is approved, the additional shares will be available for issuance from time to time for the conversion or exercise of previously or to be issued convertible securities, warrants and options, for use in obtaining funds for present and future operations, for use in conjunction with possible acquisitions of businesses or properties, for use in possible stock dividends and stock splits, or for any other proper corporate purpose. The board of directors does not intend to seek further shareholder approval prior to the issuance of any additional shares in future transactions unless required by law, by the Company's Restated Certificate of Incorporation, or by the rules of any stock exchange upon which the stock may be listed, or unless the Company deems it advisable to do so to qualify (or to continue to qualify) an employee benefit plan under the Securities Exchange Act of 1934. Common stock would be issued only if the Company believed the issuance favorable to, and in the interests of, the Company and its shareholders.

     The newly authorized shares of common stock will have voting and other rights identical to those of the currently authorized shares of common stock, subject to shareholder approval of Proposal 2.

     Any issuance of additional shares of common stock of the Company would dilute the equity of the outstanding shares of common stock. In addition, the board of directors has not proposed the increase in authorized shares of common stock with the intention of using such shares for anti-takeover purposes although the availability of such shares may theoretically be utilized to render more difficult or discourage an attempt to acquire control of Andrea Electronics.

     Under the Restated Certificate of Incorporation of the Company, holders of common stock do not have preemptive rights.

     Approval of Proposal 1 is not contingent on approval of Proposal 2.

     The Board of Directors recommends a vote "FOR" the adoption of this proposal.

Proposal Two:

              Amendment of Restated Certificate of Incorporation to
                        Reduce Par Value of Common Stock

     The board of directors recommends the adoption by shareholders of an amendment to Article Third of the Company's Restated Certificate of Incorporation, to reduce the par value of the Company's common stock. The Restated Certificate of Incorporation currently authorizes the issuance of shares of common stock with a par value of $0.50 per share. The board of directors believes it to be in the best interests of the Company, and has therefore proposed and declared advisable, that the Restated Certificate of Incorporation be amended to reduce the par value of the Company's common stock to $0.01 per share.

     Under New York corporate law, par value is initially determined by incorporators of an entity and set forth in the certificate of incorporation. Many companies who incorporate today use a low par value (e.g., $0.01) or have no par value. The concept of par value, which dates back to early corporate law, once served to protect stock purchasers and creditors from the issuance of stock at prices below par value. The stated par value was presumed to be the corporation's value and represented an assurance to both stock purchasers and creditors that the corporation in which they were investing had a certain value. Today, corporations issue stock at prices which bear no discernible relationship to par value.

     Although par value generally does not serve the corporate purposes for which it was originally intended, it remains a factor under New York law in issuing common stock, upon conversion of preferred stock or otherwise. The Company is not permitted to issue common stock, upon conversion of preferred stock or otherwise, below par value. As of __________, 2003, the price of the Company's common stock was $___ per share, below the $0.50 par value per share. The Company has recently been able to issue common stock upon conversion of its B Preferred Stock and C Preferred Stock when its common stock was trading below par value because New York corporate law permits the Company to allocate capital surplus to the common stock being issued upon conversion. However, since the conversion prices of the B Preferred Stock and the C Preferred Stock fluctuate based on the then-applicable trading price for the common stock, as the price of the Company's common stock decreases below par value, the more of its capital surplus the Company will be required to allocate to shares of common stock issued upon conversion. Since the Company has a limited amount of capital surplus, the Company may not be able to meet its conversion obligations when the common stock trades below par value and there is an inadequate amount of capital surplus to allocate to the common stock issued upon conversion. If the Company is unable to deliver common stock upon conversion of the B Preferred Stock or the C Preferred Stock, the holder of the preferred shares may have the right to require Andrea Electronics to redeem all or a portion of the preferred shares. If such redemption rights are triggered and Andrea Electronics has insufficient funds to satisfy the redemption, which would be the case if a redemption occurred as of __________, 2003, Andrea Electronics' ability to continue its current operations will be materially adversely affected and if the Company has insufficient funds to redeem either the B Preferred Stock or the C Preferred Stock, it could result in Andrea

Electronics' inability to meet its operating obligations, and consequently delisting from the American Stock Exchange.

       The following table reflects the capitalization of the Company at September 30, 2002 with the par value of the common stock at $0.50 per share and $0.01 per share.

                                                                            $0.50 par value         $0.01 par value
                                                                               per share               per share
                                                                          -------------------       ---------------
Preferred stock, $0.01 par value; authorized: 4,997,500 shares;
   none issued and outstanding ..........................................    $          --             $         --

Common stock, $0.50 par value; authorized: 70,000,000
   shares; issued and outstanding: 20,011,948 and 16,308,968
   shares, respectively .................................................       10,005,974

Additional paid-in capital ..............................................       54,479,117

Deferred stock compensation .............................................          (95,857)

Accumulated deficit .....................................................      (50,278,117)
                                                                             -------------             ------------
         Total shareholders' equity .....................................    $  14,111,117             $

       The Board believes that the proposed reduction in the par value of the shares of common stock is desirable to provide the Company with flexibility in managing its corporate funds. The adoption of the amendment to reduce the par value of shares of the Company's common stock will substantially increase the Company's ability to issue shares of common stock upon conversion of the B Preferred Stock and C Preferred Stock.

       Any issuance of additional shares of common stock of the Company would dilute the equity of the outstanding shares of common stock. In addition, the board of directors has not proposed the reduction in the par value with the intention of declaring dividends on the common stock although the reduction in the par value, and resulting increase in capital surplus of the Company, may result in added dividend flexibility since New York corporate law permits a corporation to declare dividends and other corporate distributions out of capital surplus only.

       In the event this proposal is approved, certificates representing shares of the Company's common stock, $0.50 par value per share, issued and outstanding prior to the effective date of filing of the amendment to the Company's Restated Articles of Incorporation will be changed to represent the same number of shares of the Company's common stock, $0.01 par value per share, as they did prior to the effective date. Existing certificates will not be exchanged for new certificates. Please do not return any certificates to the Company.

       Except with respect to added dividend flexibility, the decrease in the par value of the common stock should have no effect on the Company's shareholders.

       Andrea Electronics will notify the American Stock Exchange of the reduction in par value of the common stock in accordance with American Stock Exchange regulations.

       Approval of Proposal 2 is not contingent on approval of Proposal 1.

       The Board of Directors recommends a vote "FOR" the adoption of this proposal.


                                 Stock Ownership

       The following table sets forth certain information with respect to beneficial ownership of the Company's common stock, as of __________, 2003, for:

       . each person known to the Company to beneficially own more than 5% of its common stock;

       .   each of the Company's directors;

       .   each of the Company's executive officers; and

       .   all of the Company's directors and executive officers as a group.

       A person may be considered to beneficially own any shares of stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown.

                                                                           Number of
                                                      Number of           Shares that
                                                     Shares Owned        May Be Acquired         Percent of
Name and Address of                                  (excluding         Within 60 Days By       Common Stock
Persons Owning More than 5%)                           options)         Exercising Options     Outstanding (1)
----------------------------                      ------------------   --------------------   -----------------
Douglas J. Andrea                                                 (2)
[provide address]
Christopher P. Sauvigne                                           (3)
Richard A. Maue                                                   (4)
John R. Croteau
James M. Griffin
Gary A. Jones
Scott Koondel
Jack Lahav
Louis Libin
Directors and executive officers as
a group (9 persons)

------------------------------------
* Less than 1% of the shares of Company common stock outstanding.
(1) Based on __________ shares of Company common stock outstanding and entitled to vote as of __________, 2003, plus the number of shares that may be acquired within 60 days by each individual (or group of individuals) by exercising options.
(2) Includes ___________ shares owned by Mr. Andrea's spouse and ___________ shares owned by Mr. Andrea's daughter.

(3) Includes ______ shares owned by Mr. Sauvigne's spouse and ______ shares owned by Mr. Sauvigne's minor children.
(4)  Includes ______ shares owned by Mr. Maue's spouse.

                              Independent Auditors

Attendance at the Special Meeting

     A representative of Marcum & Kliegman LLP is expected to be present at the special meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so. Arthur Andersen LLP served as the Company's independent auditors for the fiscal year ended December 31, 2001. A representative of Arthur Andersen LLP is not expected to be present at the annual meeting.

Change in independent Auditors

     On July 1, 2002, the Company's Board of Directors, at the recommendation of its Audit Committee, determined not to engage Arthur Andersen LLP as the Company's independent accountants for the fiscal year ending December 31, 2002, however, no action was taken on this date to formally dismiss Arthur Andersen LLP as the Company's independent accountants. On July 29, 2002, the Company's Board of Directors, at the recommendation of its Audit Committee, determined to engage PricewaterhouseCoopers LLP as the Company's independent accountants, however no action was taken on this date to formally engage PricewaterhouseCoopers LLP as the Company's independent accountants. On August 6, 2002, the Securities and Exchange Commission informed the Company that Arthur Andersen LLP had notified the Securities and Exchange Commission that it was unable to perform future audit services for the Company and, as a result, its relationship with the Company was effectively terminated. Arthur Andersen LLP did not notify the Company of this directly, however, the Securities and Exchange Commission stated in its letter that Arthur Andersen LLP's notification was consistent with widely disseminated press reports of the wind-down of Arthur Andersen's business. As a result, on August 6, 2002, Arthur Andersen LLP was dismissed as the Company's independent accountant.

     The report of Arthur Andersen LLP on the financial statements of the Company for each of the years ended December 31, 2001 and 2000 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. During each of the years ended December 31, 2001 and 2000 and the subsequent interim period preceding August 6, 2002, the Company was not in disagreement with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make reference to the subject matter of the disagreement in connection with its report.

     On August 6, 2002, the Company's Board of Directors, at the recommendation of its Audit Committee, engaged PricewaterhouseCoopers LLP as the Company's independent accountants. During the years ended December 31, 2001 and 2000 and through the date of the Board's decision, the Company did not consult PricewaterhouseCoopers LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

     On August 14, 2002, the Company's Board of Directors, at the recommendation of its Audit Committee, dismissed PricewaterhouseCoopers LLP as the Company's independent accountants. During the term of its engagement, PricewaterhouseCoopers LLP did not audit or review any financial statements of the Company as of any date or for any period, nor issue any reports relating thereto. However, PricewaterhouseCoopers LLP did commence, but did not complete a review of the Company's interim financial statements for the quarter ended June 30, 2002.

     During the term of its engagement, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused it to make reference thereto in any report on any audited financial statements of the Company.

     During the term of PricewaterhouseCoopers LLP's engagement, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)), except that prior to its dismissal, PricewaterhouseCoopers LLP raised questions regarding the Company's ability to recover its deferred tax assets. PricewaterhouseCoopers LLP was dismissed prior to the matter being resolved. Members of the Board of Directors, one of which is a member of the Audit Committee, discussed this matter with PricewaterhouseCoopers LLP. The Company has authorized PricewaterhouseCoopers LLP to respond fully to the inquiries of the Company's successor accountant concerning this matter.

     On August 15, 2002, the Company's Board of Directors, at the recommendation of its Audit Committee, engaged Marcum & Kliegman LLP as the Company's independent accountants. During the years ended December 31, 2001 and 2000 and through the date of the Board's decision, the Company did not consult Marcum & Kliegman LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

                             Solicitation of Proxies

     The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Andrea Electronics common stock. In addition to soliciting proxies by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telephone without receiving additional compensation. __________________________, a proxy solicitation firm, will be paid a fee of $__________, plus out-of-pocket expenses to assist the Company in soliciting proxies.

                      Shareholder Proposals and Nominations

     Proposals of shareholders intended to be presented at the annual meeting for the fiscal year 2002 must be received at the Company's offices by May 7, 2003 and must otherwise comply with the requirements of Rule 14a-8 for inclusion in the proxy materials relating to that meeting.

     The Company's Bylaws provide that in order for a shareholder to make nominations for the election of Directors or proposals for business to be brought before the annual meeting, a shareholder must give written notice of such nominations and/or proposals to the Secretary not less than 90 days prior to the date of the Annual Meeting. A copy of the Bylaws may be obtained from the Company.

                                  Miscellaneous

     If you and others who share your address own your shares in street name, your broker or other holder of record may be sending only one proxy statement to your address. This practice, known as "householding," is designed to reduce our printing and postage costs. However, if a shareholder residing at such an address wishes to receive a separate proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in street name and are receiving multiple copies of the Company's proxy statement, you can request householding by contacting your broker or other holder of record.

                       Where You Can Find More Information

     As a public company, Andrea Electronics is obligated to file annually, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that the Company files at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. In addition, Andrea Electronics' public filings are available to the public from commercial document retrieval services and on the Internet World Wide Website maintained by the SEC at "http://www.sec.gov."

     This proxy statement incorporates by reference the documents listed below that we have previously filed with the Securities and Exchange Commission and have attached to this proxy statement.

     . Annual Report on Form 10-K for the year ended December 31, 2001, as filed on April 1, 2002, as amended on April 29, 2002 and May 6, 2002 (see Appendix A); and

     . Quarterly Report on Form 10-Q for the quarter ended September 30, 2002, as filed on November 14, 2002 (see Appendix B).

     Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

                                         By Order of the Board of Directors


                                         Richard A. Maue
                                         Secretary

Melville, New York

__________, 2003

                                                                      Appendix A


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 10-K

                        FOR ANNUAL AND TRANSITION REPORTS

                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)

X    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934 (FEE REQUIRED) For the fiscal year ended December 31, 2001

                                       OR

     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
     EXCHANGE ACT OF 1934 (NO FEE REQUIRED) For the transition period from
     ____________ to ____________

                          Commission file number 1-4324

                         ANDREA ELECTRONICS CORPORATION
                        --------------------------------
             (Exact name of registrant as specified in its charter)
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                               New York                                                     11-0482020
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     (State or other jurisdiction of incorporation or organization)           (I.R.S.  employer identification no.)

                 45 Melville Park Road, Melville, New York                                     11747
----------------------------------------------------------------     ------------------------------------------------------
                 (Address of principal executive offices)                                    (Zip Code)

Registrant's telephone number, including area code: 631-719-1800

Securities registered pursuant to Section 12(b) of the Act:
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                  Title of each class                                   Name of each exchange on which registered
-----------------------------------------------------      ----------------------------------------------------------------
        Common Stock, par value $.50 per share                                   American Stock Exchange
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Securities registered under Section 12(g) of the Exchange Act:    None

         Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No ___ -----

         Indicate by check mark if disclosure of delinquent filers pursuant to
Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( )

         As of March 27, 2002, the aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $22,148,508 (based on the closing sale price on the American Stock Exchange).

         The number of shares outstanding of the registrant's Common Stock as of March 27, 2002, was 17,861,700.

                       DOCUMENTS INCORPORATED BY REFERENCE

         The information required in Part III by Items 10, 11, 12, and 13 is incorporated by reference to the registrant's proxy statement in connection with the annual meeting of shareholders to be held on or about June 20, 2002, which will be filed by the registrant within 120 days after the close of its fiscal year.

                        EXHIBIT INDEX APPEARS IN ITEM 14



                                TABLE OF CONTENTS

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TITLE PAGE
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

                  PART I
ITEM 1.           BUSINESS ...................................................................  1
ITEM 2.           PROPERTIES .................................................................  10
ITEM 3.           LEGAL PROCEEDINGS ..........................................................  10
ITEM 4.           SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS ........................  11

                  PART II
ITEM 5.           MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS ......  11
ITEM 6.           SELECTED FINANCIAL DATA ....................................................  12
ITEM 7.           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                   OF OPERATIONS .............................................................  13
ITEM 7A.          QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK .................  27
ITEM 8.           FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA ................................  28
ITEM 9.           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
                   DISCLOSURE ................................................................  28

                  PART III
ITEM 10.          DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT .........................  28
ITEM 11.          EXECUTIVE COMPENSATION .....................................................  28
ITEM 12.          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT .............  28
ITEM 13.          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .............................  28

                  PART IV
ITEM 14.          EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K ...........  28

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


                  PART I

ITEM 1.               BUSINESS

Overview

         Andrea Electronics designs, develops and manufacturers state-of-the-art microphone technologies and products for enhancing speech-based applications software and communications that require high quality, clear voice signals. Andrea's technologies eliminate unwanted background noise to enable the optimum performance of any speech-based application.

         Andrea's products and technologies optimize the performance of speech-based applications in markets such as:

          o    voice communication over the Internet;

          o speech recognition for use with desktop, laptop and hand-held computers;

          o    audio/video conferencing;

          o computer-based automobile monitoring and control systems for use by drivers and passengers;

          o    military and commercial aircraft communications systems,

          o    call centers,

          o electronic equipment for incorporation into home appliances and industrial and commercial office equipment that is activated and controlled by voice; and

          o interactive games where one or more players participate over the Internet.

         Our patented and patent-pending digital technologies enable a speaker to be several feet from the microphone, and free the speaker from having to hold the microphone (we refer to this capability as "far-field" microphone use). Our DSDA and DFTA microphone products convert sound received by an array of microphones in a product into digital signals that are then processed to cancel background noise from the signal to be transmitted. These two adaptive technologies represent the core technologies within our portfolio of far-field technologies. In addition to DSDA and DFTA, Andrea has developed and commercialized several other digital microphone technologies, including, among others, Andrea EchoStop, a high-quality acoustic echo canceller, and Andrea PureAudio, a leading technology for canceling unwanted stationary noises. All of our digital, far-field technologies can be tailored and embedded into various form factors, for example, into the monitor of a PC, a rear view mirror, or a personal digital assistant, and can be used individually or combined depending on particular customer requirements. We are currently targeting our far-field microphone technologies at the desktop computing market, the market for personal computers designed for use in automobiles, trucks and buses to control satellite-based navigation systems and other devices within vehicles, and mobile devices such as a personal digital assistants, among others. Our digital technologies and related products comprise our Andrea Digital Signal Processing
(DSP) Microphone and Software line of business, and sales of such technologies and products during 2001, 2000 and 1999 approximated 7%, 4% and 0%, respectively, of our total net revenues.

         In May 1998, we acquired Lamar Signal Processing, Ltd., an Israeli corporation engaged in the development of scalable, digital signal processing-based directional, noise cancellation microphone technologies, which included primarily DSDA and DFTA. The consideration paid by Andrea for Lamar was approximately 1,800,000 shares of restricted common stock, $1,000,000 in cash and $2,000,000 in notes payable. We recorded the cash at stated value. We discounted the value of the notes payable to $1,615,000 to reflect Andrea's borrowing rate as well as the time value of the payments on the notes, and we discounted the value of the shares to $23,129,532 to reflect, among other things, trading restrictions on the shares. We believe that the acquired technologies, together with the research staff at Lamar, provide Andrea with noise filtering capabilities and performance that is superior to other DSP-based technologies in the marketplace, and unattainable in traditional mechanical-based microphone solutions.

         Our Active Noise Cancellation microphone and patented Active Noise Reduction earphone technologies help to ensure clear speech in personal computer and telephone headset applications. Active Noise Cancellation microphone technology uses electronic circuits that distinguish a speaker's voice from background noise in the speaker's environment and then cancels the noise from the signal to be transmitted by the microphone. Active Noise Reduction earphone technology uses electronic circuits that distinguish the signal coming through an earphone from background noise in the listener's environment and then reduces the noise heard by the listener. Together with our lower-end noise canceling headset products, these technologies and related products comprise our Andrea Anti-Noise line of business, and sales of such products during 2001, excluding the impact of restructuring charges, 2000 and 1999 approximated 45%, 77% and 78%, respectively, of our total net revenues. During the fourth quarter of 2001, Andrea adopted a restructuring plan to exit activities related to a specific customer channel purchasing our lower-end noise canceling headsets within the Andrea Anti-Noise line of business. (see "Our Strategy" for further details)

         For several decades prior to our entry into the voice-activated computing market in the 1990's, our primary business was selling intercom systems for military and industrial use. We refer to this line of business as our Aircraft Communications line of business, and sales of such products during 2001, 2000 and 1999 approximated 48%, 19% and 22%, respectively, of our total net revenues.

         We are incorporated under the laws of the State of New York and have been engaged in the electronic communications industry since 1934.

Industry Background

         Our primary mission is to provide the emerging "voice interface" markets with state-of-the-art microphone and communication products. The idea underlying these markets is that natural language spoken by the human voice will become an important means by which to control many types of computing devices and other appliances and equipment that contain microprocessors. We are designing and marketing our products and technologies to be used for these "natural language, human/machine" interfaces with:

          o desktop, laptop and hand-held computers and mobile personal computing devices;

          o    automotive communication systems.

          o    cellular and other wireless communication devices; and

          o    military and commercial aircraft systems;

         We believe that end users of these applications and interfaces will require high quality microphone and earphone products that enhance voice transmission, particularly in noisy office and mobile environments. We also believe that these applications will increasingly require microphones that are located several feet from the person speaking, or far-field microphone technology. Applications in this area range include:

          o continuous speech dictation to personal computer and personal data assistants;

          o multiparty video teleconferencing and software that allows participants to see and jointly edit documents, spreadsheets and other information;

          o natural language-driven interfaces for automobiles, home and office automation.

         We believe that an increasing number of these devices will be introduced during the next several years.

Our Strategy

         Our strategy is to

          o maintain and extend our market position with our Andrea DSP Microphone and Software technologies and products, and our higher margin Andrea Anti-Noise products,

          o develop relationships with companies that have significant distribution capabilities for our Andrea DSP Microphone and Software technologies and products and Andrea Anti-Noise products,

          o broaden our Andrea DSP Microphone and Software product lines and Andrea Anti-Noise product lines through internal research and development,

          o design our products to satisfy specific end-user requirements identified by our collaborative partners; and

          o outsource manufacturing of some of our products in order to achieve economies of scale.

         An important element of our strategy for expanding the channels of distribution and broadening the base of users for our products is our collaborative arrangements with manufacturers of computing and communications equipment and software publishers that are actively engaged in the various markets in which our products have application. In addition, we have been increasing our own direct marketing efforts.

         The success of our strategy will depend on our ability to, among other things,

          o increase sales of Andrea DSP Microphone and Software products and our line of existing Andrea Anti-Noise products,

          o    contain costs,

          o    manage growth,

          o introduce additional Andrea DSP Microphone and Software products and Andrea Anti-Noise products,

          o maintain the competitiveness of our technologies through successful research and development, and

          o    achieve widespread adoption of our products and technologies.

         We cannot assure that we will be able to accomplish these strategies or objectives, or that we will be able to maintain all of our product lines or technologies in the event we determine that the sale of such product lines or technologies is necessary to maintain our operations due to cash flow constraints. During 1999 and 1998, our computer manufacturing customer base shifted their purchases to lower-priced Andrea Anti Noise products in order to remain cost competitive in the personal computer marketplace. This shift forced us to reduce the selling prices of our less expensive products in order to remain competitive in the personal computer microphone marketplace. During 2000, in addition to the aforementioned price pressure, unit sales of Andrea Anti-Noise products to our computer-manufacturing customers declined significantly. This trend continued through 2001, primarily as a result of a continued decrease in orders received from our largest customer, IBM, among other similar customers. Specifically in response to the increasing competitive nature of the PC headset market which contributed significantly to this decline during 2001, coupled with Andrea's ongoing strategic efforts to focus on being primarily a leading supplier of high-end, digital-based, far-field microphone technologies, we embarked upon a restructuring effort dedicated to focus on non-commoditized, highly profitable communication products and technologies. Consequently, during the fourth quarter 2001, we formulated a plan to exit from an increasingly unprofitable PC headset channel within Andrea's Anti-Noise Headset product segment. As a result of exiting this customer channel, we recorded charges approximating $4.5 million in the fourth quarter of 2001. This channel included our largest customer, IBM. During the years ended December 31, 2001, 2000 and 1999, IBM and certain of IBM's affiliates, distributors, licensees and integrators excluding the impact of restructuring charges accounted for 25%, 44% and 49%, respectively, of our net sales, before sales returns related to the aforementioned restructuring charges.

Our Technologies

         We design our Andrea DSP Microphone and Software products and Andrea Anti-Noise products to transmit voice signals with the high level of quality, intelligibility, and reliability required by the broad range of emerging voice-based applications in computing and telecommunications. We achieve this through the use of several audio technologies. Several of these technologies employ software processes that we believe are proprietary to us. Software processes of this type are commonly referred to as algorithms.

         Andrea DSP Microphone and Software Technology

         This set of technologies is generally based on the use of an array of microphones from which the analog signals are converted to digital form and then processed using digital electronic circuitry to eliminate unwanted noise in the speaker's environment. Our Andrea DSP Microphone and Software Products provide clear acoustic and audio input performance where the desired audio signal is at a distance from the microphone. An example of this is a person driving an automobile who wants to control various systems in the car or communicate through a wireless telephone. Another example is a person using a PDA that wants to control applications through voice commands rather than using a stylus. We have also engineered our Andrea DSP Microphone and Software Products to be compatible with Universal Serial Bus, or USB, computer architecture. USB is a relatively new industry standard for connecting peripherals, such as microphones, earphones, headsets, keyboards, mice, joysticks, scanners and printers, to personal computers. We believe that our Andrea DSP Microphone and Software technology achieve far-field microphone performance previously unattainable through microphones based on mechanical acoustic designs and microphones based on analog signal processing. Our Andrea DSP Microphone and Software Products include the use of the following technologies, among other technologies and techniques:

         Digital Super Directional Array (DSDA(TM)) Microphone Technology. Our patented DSDA microphone technology enables high quality far-field communications by centering microphone sensitivity on a user's voice and canceling noise outside of that signal. DSDA continuously samples the continually changing acoustic properties within an environment and adaptively identifies interfering noises that are extraneous to the voice signal, resulting in increased intelligibility of communications.

         Direction Finding and Tracking (DFTA(TM)). Our patent-pending DFTA technology utilizes an array of microphones, unique software algorithms and digital signal processing to detect the presence of a user's voice, determine the direction of the voice and track the speaker when he or she moves.

         PureAudio(TM). Our patented PureAudio is a noise canceling algorithm that enhances applications that are controlled by speech by sampling the ambient noise in an environment and attenuating the noise from sources near or around the desired speech signals, thus delivering a clear audio signal. Designed specifically to improve the signal-to-noise ratio, PureAudio is effective in canceling stationary noises such as tires, computer fans, and engines.

         SuperBeam(TM) . Our patent-pending SuperBeam is a highly accurate digital algorithm that forms an acoustic beam that extends from the microphone to the speech source in an environment. We believe SuperBeam provides a fixed noise reduction microphone solution for the typical acoustic environment found in room environments in which speech is used, such as in offices and homes. The microphone beam is generated by processing multiple microphone samples through pre-established digital filters and adding the outputs. The result is an optimum speech enhancement and noise reduction solution to a predefined setting. Because the beam is able to adapt to changes in the acoustic environment, this technology is sometimes called adaptive beamforming.

         EchoStop(TM). Patent-pending EchoStop is an advanced acoustic echo canceller developed for use with conferencing systems such as group audio and videoconferencing systems and cellular car phone kits. EchoStop allows true two-way communication (often referred to as full duplex) over a conferencing system, even when the system is used in large spatial environments that may be vulnerable to extensive reverberation. EchoStop incorporates noise reduction algorithms to reduce the background noise of both the microphone input and the loudspeaker output, thus preventing the accumulation of interfering noise over conferencing systems that allow communication among multiple sites.

         ExactVoice. ExactVoice is an adaptive, digital audio software process that extracts a voice signal from unwanted background noise. Utilizing two or more microphone elements, ExactVoice separates the audio microphone signals into two or more original sound sources. In a noisy environment, where the microphones accept both the user's voice signal and background noise, ExactVoice extracts the voice signal and eliminates the noise. As a result, speech applications receive only the desired audio signal. This algorithm was optimized to avoid side affects typical of adaptive processes, such as signal distortion or artifacts in the sounds.

         Andrea Anti-Noise Technologies

         Noise Cancellation ("NC") Microphone Technology. This technology is based on the use of pressure gradient microphones to reduce the transmission of noise from the speaker's location. Instead of using electronic circuitry to reduce noise, pressure gradient microphones rely on their mechanical and acoustic design to do so. Our NC microphones are a less costly alternative to our ANC microphones and are well-suited for applications in which there is less background noise in the speaker's environment.

         Active Noise Cancellation ("ANC") Microphone Technology. This technology is based on analog signal processing circuits that electronically cancel the transmission of noise from the speaker's location. ANC is particularly well-suited for those environments in which the speaker is surrounded by high levels of ambient background noise. Our ANC and NC microphones are most effectively used in "near-field" applications where the microphone is next to the speaker's mouth, for example, as by wearing a headset.

         Active Noise Reduction ("ANR") Earphone Technology. This technology is based on analog signal processing circuits that electronically reduce the amount of noise in the listener's environment that the listener would otherwise hear in the earphone. Our ANR earphones improve the quality of speech and audio heard by a listener in extremely noisy environments, particularly those characterized by low frequency sounds, such as those in aircraft, automobiles, trucks and other ground transportation equipment, machine rooms and factories.

Our Products and Their Markets and Applications

         Our Andrea DSP Microphone and Software Products and Andrea Anti-Noise Products have been designed for applications that are controlled by or depend on speech across a broad range of hardware and software platforms. These products incorporate our DSP, NC, ANC and ANR microphone technologies, and are designed to cancel background noise in a range of increasingly noisy environments, such as homes, offices, automobiles and factories. We also manufacture a line of accessories for these products. For the consumer and commercial markets, we have designed our Andrea DSP Microphone and Software Products and Andrea Anti-Noise Products for the following applications:

          - Speech recognition for word processing, database, and similar applications

          - Distance Learning (education through the use of Internet-base lessons and training information)

          - Telematics (the use of computer-controlled systems in automobiles and trucks)

          -    Hand-held and other personal assistant devices

          -    Hands-free car phone kits

          -    Speech enabled global positioning systems (GPS)

          -    Internet telephony and Voice Chat

          -    Audio/videoconferencing

          -    Professional audio systems

          -    Voice-activated interactive games

          -    Cellular and other wireless telecommunications

          -    Home networking automation systems


         We market and sell our products directly to end users, through computer product distributors, through value-added resellers, to original equipment manufacturers and to software publishers. We began commercial sales of our Andrea Anti-Noise Products in 1995. Since that time, a substantial amount of our revenue from Andrea Anti-Noise Products has been from the sale of our NC microphone products, particularly under collaborative arrangements with other companies who bundle our products with theirs. For more information about these collaborative arrangements, please refer to the information under the caption "Collaborative Arrangements".

         Andrea DSP Microphone and Software Products

         We develop our Andrea DSP Microphone and Software Products primarily through customer-specific integration efforts, and we either license our related algorithms, sell a product incorporating our related algorithms, or both. For example, we have developed technologies that can be, or are, embedded into a PC, PC monitors, high-end videoconferencing units, automotive interiors, intercom systems, IP telephony applications and hand-held devices, among others. In addition, we have developed stand-alone products for specific customers who then sell such product to end users such as, for example, a USB array microphone for use with laptop computers. As a result, such products are not available from us directly. However, as part of our strategy to increase sales to prospective customers desiring high-quality microphone performance for certain customer-specific environments, we have developed the following products that may be purchased directly from Andrea:

         Andrea AutoArray(TM) Microphone ("AutoArray"). The AutoArray is a digital, high performance microphone system designed for computing applications in vehicles such as automobiles and trucks. It is the first super-directional audio input device designed specifically for Auto PCs, global positioning systems (GPS) and cellular car phone kits. The AutoArray incorporates DSDA technology.

         Andrea DesktopArray(TM) Microphone ("DesktopArray"). Similar to the AutoArray, the DesktopArray incorporates DSDA technology. The DesktopArray is designed for natural, far-field desktop speech recognition and audio/videoconferencing computing. This is our most advanced desktop microphone, allowing for clear speech in untethered, hands-free applications.

         Andrea USB Microphone Array. Andrea's USB Microphone Array consists of advanced software algorithms that enable enhanced, noise-free speech using adaptive beamforming. It utilizes an array of microphones and unique system design to adaptively control multiple acoustic signals. The system, which plugs directly into a USB port, utilizes Andrea's proprietary digital audio driver technology that benefits users running applications in Microsoft Windows 98. These combined properties allow the user to achieve new levels of microphone performance for hands-free, untethered, superior quality voice input for speech applications. Relevant applications include command and control for office and home automation systems, Internet telephony, Voice over Internet Protocol and audio/videoconferencing systems.

         Andrea Sound Card Array(TM). With the Andrea Sound Card Array, multiple streams of audio are captured by an array of microphones located in a small desktop device, providing four channels or paired and summed into two channels and passed to the sound card line input and converted for the host processor to enable DSDA processing. The Sound Card Array is currently available for applications controlled by speech running Microsoft Windows 98/98 Second Edition or Microsoft Windows 2000 and supported by Andrea Electronics' partner products.

         Andrea AudioCommander(TM). Offering an audio interface for controlling PC multimedia applications, AudioCommander includes controls to operate noise cancellation features, thereby enhancing microphone performance. The software also includes an audio wizard that sets microphone levels to optimize PC audio for speech-enabled applications including speech recognition, Internet telephony and command and speech control functions. AudioCommander is offered free through Andrea Electronics' e-commerce website.

         Andrea Anti-Noise Products

         Our Andrea Anti-Noise Products include a line of headsets, handsets and related accessories that incorporate our NC, ANC and ANR technologies. Our headsets are mostly differentiated by the various designs of their headband, microphone boom and earphone components, and are available in both single earphone monaural and dual earphone stereo models.

         NC Products. Our NC products are sold through our contact center, as well as to original equipment manufacturers for incorporation into, or for use with, their products. One of our NC headsets has a dual function microphone: when the headset is worn, the microphone is used in the near field mode; when the headset is placed on the desktop mount, the microphone is used in the far field mode. In some models, customers have the unique ability to mix and match microphone boom and headband components to meet their specific application and user comfort preferences. The speaker-housing unit in these models can be used for digital, CD-quality sound. By removing the speaker-housing unit, we can offer this headset for simple speech applications at a lower price.

         ANC Products. All of our ANC products are sold through our contact center. Two of our ANC products are handsets consisting of a high fidelity earphone and ANC microphone system that closely resembles the traditional telephone handset. This product also offers features such as near field and far field use and an "on/mute" function. Several of our higher end ANC headsets incorporate a newly developed speaker housing design that optimizes the acoustic performance of the earphone's digital sound capabilities with tenor and base attributes that are set, or pre-equalized, at the time of manufacture. We also offer a higher end stereo headset model that incorporate both our ANC and ANR technologies and that is equipped with a small audio amplifier.

         Call Center Products. During the first quarter of 2002, we introduced two new headsets specifically designed for the call center market-space. Our CS-900 monaural and CS-950 binaural headsets are the result of a year long marketing effort which included collaboration with several call centers, call center peripheral providers and call center consultants. The CS-900 and CS-950 have, what we believe to be, the most requested headset product features and are offered for sale at cost effective price points. Both new product offerings will be available for sale through the Company's website by the end of March.

         We have developed and manufacture a line of accessories for our Andrea Anti-Noise Products.

         Andrea ConnectSolutions(TM) - Personal Computer Telephone Interface ("PCTI"). The PCTI is a comprehensive desktop device that integrates computer applications controlled by speech and traditional telephony applications by connecting headset users to the telephone, to the computer, or to both simultaneously. Users can alternately or simultaneously conduct telephone conversations and use speech recognition to enter data or dictate into the PC, without having to pause or toggle between connectivity devices.

         Andrea APS-100 Auxiliary Power Supply. The APS-100 is used when the computer microphone input on a user's computer has either no power or insufficient power for correct microphone operation.

         Andrea MC 100 Multimedia Audio Controller. The Andrea MC-100 Multimedia Audio Controller connects a PC headset or handset with a PC multimedia speaker system thereby allowing a user to conveniently switch between the headset/handset and the speaker system.

Our Aircraft Communication Products

         For the industrial and military markets, our intercom systems and related components are designed primarily for avionics applications. The related components include intercoms, headsets, amplifiers, electronic control boxes and panels, and wiring harnesses. Unfilled orders under government prime contracts and subcontracts for these products may be terminated at the convenience of the government under the provisions of statutes or regulations applicable to defense procurement contracts. In the event of such termination, we are entitled to reimbursement for costs incurred plus a percentage of profit. Sales under defense procurement contracts are also subject, in certain instances, to price redetermination proceedings. We believe that such proceedings, if any, would not have a material effect upon our earnings.

Our Collaborative Arrangements

         An important element of our strategy is to promote widespread adoption of our products and technologies by collaborating with large enterprises and market and technology leaders in telecommunications, computer manufacturing, and software publishing. For example, we have entered into such arrangements and/or relationships with Analog Devices, Inc., International Business Machines Corporation ("IBM") and Microsoft Corporation ("Microsoft"). We are currently discussing additional arrangements with other companies, but we cannot assure that any of these discussions will result in any definitive agreements.

         IBM Procurement Agreement. In 1997, we signed a procurement agreement with IBM to supply several models of Andrea Anti-Noise Products to IBM for packaging with a full line of IBM's speech recognition software programs. During 2001, 2000 and 1999, sales of our computer headsets to IBM and certain of its affiliates, distributors, licensees, and integrators accounted for 22%, 44% and 49%, respectively, of our total sales. During the latter half of 2001, we formulated a plan to exit from an increasingly unprofitable PC Headset channel within Andrea's Anti-Noise Headset product segment. This channel included business with IBM related to this agreement.

         Microsoft Procurement Agreement. In January 1999, we entered a procurement agreement with Microsoft covering the sale by us to Microsoft of our NC-8 headset for inclusion in Microsoft Encarta Interactive English Learning software programs for various markets in various languages. This agreement also covered the inclusion of Andrea product brochures in the packaging for these and related Microsoft products. During 2001, 2000 and 1999, sales of our computer headsets to Microsoft approximated $40,000, $500,000 and $300,000, respectively. During the latter half of 2001, we committed to a formal plan to exit from an increasingly unprofitable PC Headset channel within Andrea's Anti-Noise Headset product segment. This channel included business with Microsoft related to this agreement.

         Clever Devices Procurement Agreement. In March 2001, we entered a procurement agreement with Clever Devices to be the microphone supplier for its SpeakEasy II(TM) mass transit bus communication system. The integrated communication system utilizes Andrea Electronics' high performance digital microphone system to enable the clear voice communications in high noise, mass transit environments. Andrea Electronics' digital microphone array, incorporating its DSDA 2.0 algorithm and PureAudio 2.0(TM) noise reduction algorithm, reduces mass transit noises such as tire, engine and wind noise, as well as interfering passenger voices. As part of the agreement, Andrea is also providing Clever Devices with a proprietary digital signal processor reference design and a patented microacoustic mechanical design to be integrated with the SpeakEasy(TM) II communication system. Under our procurement agreement with Clever Devices, Clever Devices is not obligated to procure any minimum quantity of product from us. During 2001, non-recurring engineering efforts were substantially completed for the SpeakEasy II, and to date in 2002, we received orders approximating $70,000.

         Analog Devices, Inc. License Agreements. In December 2001 and March 2002, we entered into two license agreements with Analog Devices, Inc to be their provider of noise canceling technologies for use with certain of their computer audio product offerings. These license agreements relate to Andrea Electronics' high performance noise canceling technologies that enable clear voice communications and high-performance audio in small home-office and regular office environments. Under our agreements with Analog Devices, they are obligated to pay us a total of $5 million in license fees during calendar 2002. Through the date of this Form 10K, and in accordance with our agreements, we have received $1 million of these license fees in 2002.

Patents, Trademarks, and Other Intellectual Property Rights

         We rely on a combination of patents, patent applications, trade secrets, copyrights, trademarks, nondisclosure agreements, and contractual restrictions to protect our intellectual property and proprietary rights. We cannot assure, however, that these measures will protect our intellectual property or prevent misappropriation or circumvention of our intellectual property.

         Andrea maintains a number of patents in the United States covering claims to certain of its products and technology, which expire at various dates ranging from 2010 to 2018. Counterparts to some of those patents have been granted in other jurisdictions that we have determined to be strategic. We also have other patent applications currently pending; however, we cannot assure that patents will be issued with respect to these currently pending or future applications which we may file, nor can we assure that the strength or scope of our existing patents, or any new patents, will be of sufficient scope or strength or provide meaningful protection or commercial advantage to us.

Research and Development

         We consider our technology to be of substantial importance to our competitiveness. To maintain this competitiveness, we have organized our research and development efforts using a "market and applications" approach for meeting the requirements of new and existing customers. Consistent with this approach, our engineering staff interacts closely with our sales and marketing personnel and, frequently, directly with customers. The engineering staff is responsible for the research and development of new products and the improvement of existing products. Since 2000, substantially all of our research and development has been in support of developing Andrea DSP Microphone and Software Products and Technologies. Research and development expenses for 2001 decreased 26% to $3,462,340 from $4,694,116 for 2000. We expect research and development expenses to remain at high levels as Andrea seeks to broaden its line of Andrea Microphone Array Products and Technologies. No assurance can be given that our research and development efforts will succeed. See "Part II - Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations".

Sales and Marketing

         We employ a sales staff as well as outside sales representative organizations to market our Andrea Anti-Noise Products, our Andrea DSP Microphone and Software Products and our Aircraft Communications Products. Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products are marketed to computer OEMs, distributors of personal computers and telecommunications equipment, software publishers, and end-users in both business and household environments. These products are sold to end-users through distributors and value-added resellers, software publishers, Internet Service Providers and Internet Content Developers. Under our existing collaborative agreements, our collaborators have various marketing and sales rights to our Andrea Anti-Noise and Andrea DSP Microphone and Software Products. We are seeking to enter additional collaborative arrangements for marketing and selling our Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products, but we cannot assure that we will be successful in these efforts. Market acceptance of the Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products is critical to our success.

         We market our Aircraft Communications Products to OEMs, military organizations, and industrial customers.

Production Operations

         We conduct assembly operations at our New York facility and through subcontractors. During initial production runs of Andrea Anti-Noise Products, we assemble the products at our New York facility from purchased components. As sales of any particular Andrea Anti-Noise Product increase, assembly operations are transferred to a subcontractor in Asia. Most of the components for the Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products are available from several sources and are not characteristically in short supply. However, certain specialized components, such as microphones and DSP boards, are available from a limited number of suppliers and subject to long lead times. To date we have been able to obtain sufficient supplies of these more specialized components, but we cannot assure that we will continue to be able to do so. Shortages of, or interruptions in, the supply of these more specialized components could have a material adverse effect on our sales of Andrea Anti-Noise Products and Andrea DSP Microphone and Software Products.

         We assemble our Aircraft Communications Products at our New York facility from purchased components. Certain highly specialized components for our Aircraft Communications Products sold for military and industrial use have limited sources of supply, the availability of which can affect particular products. We do not believe, however, that our earnings have been, or will be, materially affected due to unavailability of these components.

Competition

         The markets for our Andrea Anti-Noise Products, Andrea DSP Microphone and Software Products and Aircraft Communications Products are highly competitive. Competition in these markets is based on varying combinations of product features, quality and reliability of performance, price, sales, marketing and technical support, ease of use, compatibility with evolving industry standards and other systems and equipment, name recognition, and development of new products and enhancements. Most of our current and potential competitors in these markets have significantly greater financial, marketing, technical, and other resources than us. Consequently, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, marketing, and sale of their products than we can. We cannot assure that one or more of these competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We have incurred significant price pressure, as well as, more recently, a significant decline in unit sales of Andrea Anti-Noise Products to our OEM customer base shipping continuous speech dictation products. We attribute this decline to increasing competition as well as our ongoing strategic efforts to focus on being primarily a leading supplier of high-end, digital-based, far-field microphone technologies. In response to these factors, we formulated a plan to exit from an increasingly unprofitable PC headset channel within Andrea's Anti-Noise Headset product segment. As a result of exiting this customer channel, we recorded charges approximating $4.5 million during the fourth quarter of 2001.

         In the markets for our Aircraft Communications Products, we often compete with major defense electronics corporations as well as smaller manufacturing firms which specialize in supplying to specific military initiatives. Our performance in these markets is further subject to several factors, including dependence on government appropriations, the time required for design and development, the complexity of product design, the rapidity with which product designs and technology become obsolete, the intense competition for available business, and the acceptability of manufacturing contracts by government inspectors.

         We believe that our ability to compete successfully will depend upon our capability to develop and maintain advanced technology, develop proprietary products, attract and retain qualified personnel, obtain patent or other proprietary protection for our products and technologies, and manufacture, assemble and market products, either alone or through third parties, in a profitable manner.

Employees

         At December 31, 2001, we had 88 employees, of whom 36 were engaged in production and related operations, 29 were engaged in research and development, and 23 were engaged in management, administration, sales and customer support duties. None of our employees are unionized or covered by a collective bargaining agreement. We believe that we generally enjoy good relations with our employees. During the first quarter of 2001, we undertook steps to reduce the number of our employees. For more information about this reduction, please see
ITEM 7., "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ITEM 2. PROPERTIES

         Andrea's corporate headquarters is located in Melville, New York. Our corporate headquarters is located in approximately 40,000 square feet of leased space which houses our production operations, research and development activities, sales, administration and executive offices. We also lease facilities in Utah and Israel dedicated for research and development, and in Hong Kong for production management and limited research and development activities. We believe that we maintain our machinery, equipment and tooling in good operating condition and that these assets are adequate for our current business and adequately insured. See Notes 7 and 15 to our Consolidated Financial Statements for further information concerning our property, plant and equipment and leased facilities.

ITEM 3. LEGAL PROCEEDINGS

         We are presently engaged in a lawsuit filed in the U.S. District Court for the Eastern District of New York by NCT Group, Inc. ("NCT") and its subsidiary NCT Hearing Products, Inc. NCT alleges that we: engaged in unfair competition by misrepresenting the scope our patents, specifically, U.S. Pat. Nos. 5,732,143, 5,825,897 and 6,061,456 thereby tortuously interfering with prospective contractual rights between NCT and its existing and potential customers; made false and disparaging statements about NCT and its products; and falsely advertised Andrea's ANR products. The complaint requests a declaration that these patents are invalid and unenforceable and that NCT's products do not infringe upon these patents and seeks to enjoin Andrea from engaging in these alleged activities and seeks compensatory damages of not less than $5 million, punitive damages of not less than $50 million and plaintiffs' costs and attorneys' fees.

         We have filed and served an answer to the NCT complaint, denying the allegations and asserting affirmative defenses and counterclaims. Our counterclaims, as amended, allege that NCT has willfully infringed the above mentioned patents, and that NCT has engaged in trademark infringement, false designation of origin, and unfair competition. The counterclaims seek injunctive relief with respect to the allegations of patent infringement, trademark infringement, false designation of origin and unfair competition. We are also seeking exemplary and punitive damages, prejudgment interest on all damages, costs, reasonable attorneys' fees and expenses.

         During the third quarter of 2001, the court held a "Markman Hearing" to determine the meaning of the claims in the three Andrea patents. We are unable to anticipate when the Court will issue a decision on this question. If this suit is ultimately resolved in favor of NCT, we could be materially adversely effected. We believe, however, that NCT's allegations are without merit and we intend to vigorously defend Andrea and to assert against NCT the claims described above.

         In addition to the litigation described above, we are from time to time subject to routine litigation incidental to our business.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         The annual meeting of shareholders of Andrea was held on August 7, 2001. The results of this meeting were reported in our Form 10-Q for the six-month period ended June 30, 2001.

        PART II

ITEM 5. MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Andrea's common stock is listed on the American Stock Exchange under the symbol "AND". The table below sets forth the high and low sales prices for Andrea's Common Stock as reported by the American Stock Exchange. On March 27, 2002, there were approximately 534 holders of record of Andrea's Common Stock.

           Quarter Ended                      High                   Low
           -------------                      ----                   ---
           March 31, 2000                     17.75                 7.00
           June 30, 2000                      11.63                 5.75
           September 30, 2000                  9.25                 5.31
           December 31, 2000                   7.65                 1.80
           March 31, 2001                      3.90                 1.52
           June 30, 2001                       2.29                 1.36
           September 30, 2001                  1.70                  .46
           December 31, 2001                    .95                  .50

         No common stock dividends were paid in 2001 or 2000.

-

ITEM 6. SELECTED FINANCIAL DATA


                                                                             DECEMBER 31,
                                                                             ------------

                                                2001               2000              1999           1998            1997
                                                ----               ----              ----           ----            ----
INCOME STATEMENT DATA

     Net Sales-Operating                       $ 10,258,875        $15,567,664     $17,112,487    $21,304,570     $26,429,804
     Sales Reserve-Restructuring (1)               (337,499)           --                --            --              --
Net Sales                                         9,921,376         15,567,664      17,112,487     21,304,570      26,429,804
Cost of Sales
     Cost of Sales-Operating                      7,401,605         11,279,649      11,908,751     14,178,871      16,077,801
     Cost of Sales-Restructuring (1)              2,573,339           --                --             --              --
Total Cost of Sales                               9,974,944         11,279,649      11,908,751     14,178,871      16,077,801
Gross Profit                                        (53,568)         4,288,015       5,203,736      7,125,699      10,352,003
Research and Development                          3,462,340          4,694,116       3,399,666      2,016,684       1,106,880
Restructuring Charges (1)                         1,552,892             --              --             --              --
General, Administrative and Selling
     Expenses                                     8,724,784          9,373,025       8,954,805     13,002,959       5,753,130
Income (Loss) from Operations                   (13,793,584)        (9,779,126)     (7,150,735)    (7,893,944)      3,491,993
Other Income (Expense)                              163,475            204,774         (26,258)     1,447,989          76,864
Income (Loss) Before Provision
     (Benefit) for Income Taxes                 (13,630,109)        (9,574,352)     (7,176,993)    (6,445,955)      3,568,857
Provision (Benefit) for Income Taxes                 --                 --              --             --             154,461
Net Income (Loss)                               (13,630,109)        (9,574,352)     (7,176,993)    (6,445,955)      3,414,396
Preferred Stock Dividends                           564,604            351,209         195,843         --              --
Non-Cash Charge Attributable to
     Beneficial Conversion Feature (2)             7,500,000            --              --             --              --
Net Income (Loss) attributable to
     common shareholders                       $(21,694,713)       $(9,925,561)    $(7,372,836)   $(6,445,955)    $ 3,414,396
Earnings (Loss) Per Share

         Basic                                 $      (1.43)       $      (.72)    $      (.56)   $      (.61)    $       .42
         Diluted                               $      (1.43)       $      (.72)    $      (.56)   $      (.61)    $       .39
BALANCE SHEET DATA

Current Assets                                 $  9,755,897        $19,161,845     $19,315,415    $18,818,190     $14,430,645
Total Assets                                   $ 34,019,659        $47,272,866     $49,853,402    $50,681,940     $17,789,184
Current Liabilities                            $  4,124,982        $ 4,126,794     $ 5,293,930    $4,481,074      $ 2,643,986
Total Liabilities                              $  4,945,889        $ 4,322,661     $ 6,001,769    $7,103,040      $ 2,682,486
Redeemable Securities                          $  9,785,020        $12,162,725     $ 7,187,077    $   --          $    --
Total Equity                                   $ 19,288,750        $30,787,480     $36,664,556    $43,578,900     $15,106,698

(1)  Restructuring Charges - The net loss applicable to Common Shareholders
     ---------------------
     reflects the impact of restructuring charges associated with exiting a specific PC headset customer type, or channel, within the Anti-Noise Product business segment as follows:

         Sales returns              $  337
         Cost of sales              $2,573
         Restructuring charges      $1,553
                                    ------
                  Total             $4,463
                                    ======

(2)  Non-cash charge attributable to beneficial conversion feature - The net
     -----------------------------------------------------------------------
     loss applicable to Common Shareholders reflects the intrinsic value of the
     -------------------------------------------------------------------
     realization, during the third quarter of 2001, of a contingent beneficial conversion feature related to the Company's Series C Redeemable Convertible Preferred Stock.

Quarterly Results and Seasonality

         The following table sets forth unaudited financial data for each of Andrea's last eight fiscal quarters.



                                     Year Ended December 31, 2001                      Year Ended December 31, 2000
                           -------------------------------------------------  ------------------------------------------------
                              First      Second       Third       Fourth         First      Second       Third      Fourth
                             Quarter     Quarter     Quarter     Quarter        Quarter     Quarter     Quarter     Quarter
                           -------------------------------------------------  ------------------------------------------------
  Income Statement Data:
    Sales - Operating      $2,615,639  $2,617,929  $2,937,199   $2,088,108    $3,201,484  $3,181,268  $5,318,936  $3,865,976
    Sales
    Reserve-Restructuring       -          -           -          (337,499)        -           -           -           -
    (1)

    Net Sales               2,615,639   2,617,929   2,937,199    1,750,609     3,201,484   3,181,268   5,318,936   3,865,976
    Cost of
    Sales-Operating         1,919,354   1,872,758   2,105,848    1,503,645     2,399,175   2,366,353   3,772,311   2,741,810
    Cost of
    Sales-Restructuring         -           -           -        2,573,339        -           -           -           -
    (1)

    Total Cost of Sales     1,919,354   1,872,758   2,105,848    4,076,984     2,399,175   2,366,353   3,772,311   2,741,810
    Gross Profit              696,285     745,171     831,351   (2,326,375)      802,309     814,915   1,546,625   1,124,166
    Restructuring
    Charges, not                -           -           -        1,552,892         -           -           -           -
    included above (1)
    Loss from Operations   (2,615,958) (2,444,968) (2,060,117)  (6,672,541)   (2,489,467) (2,527,636) (2,092,278) (2,669,745)
    Net Loss               (2,546,487) (2,367,680) (2,069,151)  (6,646,791)   (2,484,621) (2,476,013) (2,045,438) (2,568,280)
    Preferred Stock
    Dividends                 146,285     143,613     140,755      133,951        91,377      60,410      60,577     138,845
    Non-Cash Charge
    Attributable to
    Beneficial
    Conversion Feature          -           -       7,500,000        -             -           -           -           -
    (2)

    Net Loss
    Attributable to

    Common Shareholders    (2,692,772) (2,511,293) (9,709,906)  (6,780,742)   (2,575,998) (2,536,423) (2,106,015) (2,707,125)
    Basic and Diluted
    Loss per Share              (0.18)      (0.17)      (0.64)       (0.42)        (0.19)      (0.18)      (0.15)      (0.19)


(1) Restructuring Charges - The net loss applicable to Common Shareholders reflects the impact of restructuring charges associated with exiting a specific PC headset customer type, or channel, within the Anti-Noise Product business segment as follows:

         Sales returns              $  337
         Cost of sales              $2,573
         Restructuring charges      $1,553
                                    ------
                  Total             $4,463
                                    ======

(2) Non-cash charge attributable to beneficial conversion feature - The net loss applicable to Common Shareholders reflects the intrinsic value of the realization, during the third quarter of 2001, of a contingent beneficial conversion feature related to the Company's Series C Redeemable Convertible Preferred Stock.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         Our mission is to provide the emerging "voice interface" markets with state-of-the-art communications products that facilitate natural language, human/machine interfaces.

         Examples of the applications and interfaces for which Andrea DSP Microphone and Software Products and Andrea Anti-Noise(R) Products provide benefit include: Internet and other computer-based speech; telephony communications; multi-point conferencing; speech recognition; multimedia; multi-player Internet and CD ROM interactive games; military and commercial aircraft communications; and other applications and interfaces that incorporate natural language processing. We believe that end users of these applications and interfaces will require high quality microphone and earphone products that enhance voice transmission, particularly in noisy environments, for use with personal computers, mobile personal computing devises, military and commercial aircraft systems, cellular and other wireless communication devices and automotive communication systems. Our Andrea DSP Microphone and Software Products use "far-field" digital signal processing technology to provide high quality transmission of voice where the user is at a distance from the microphone. High quality audio communication technologies will be required for emerging far-field voice applications, ranging from continuous speech dictation, to Internet telephony and multiparty video teleconferencing and collaboration, to natural language-driven interfaces for automobiles, home and office automation and other machines and devices into which voice-controlled microprocessors are expected to be introduced during the next several years.

         In order to complement our internal efforts to develop digital signal processing technology, in May 1998, we acquired Lamar Signal Processing, Ltd., an Israeli corporation engaged in the development of DSP noise cancellation microphone solutions for voice-driven interfaces covering a wide range of audio and acoustic applications. This acquisition resulted in a substantial amount of goodwill and other intangible assets. The amortization of the goodwill and other intangible assets has a significant, negative, non-cash impact on our results of operations. See Note 3 to our Consolidated Financial Statements.

         We outsource the assembly of most of our Andrea Anti-Noise(R) Products from purchased components, and we are currently assembling our Andrea DSP Microphone and Software Products from purchased components at our New York and Israeli facilities. We manufacture our Aircraft Communications Products at our New York facility.

Cautionary Statement Regarding Forward-Looking Statements

         Certain information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 31, 2001 and other items set forth in this Report on Form 10-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations, estimates and projections about our business and industry, our beliefs and certain assumptions made by our management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors that may affect our business and prospects. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In order to obtain the benefits of these "safe harbor" provisions for any such forward-looking statements, we wish to caution investors and prospective investors about the following significant factors, which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and could cause them to differ materially from those expressed in any such forward-looking statements. These factors include:

Because our operating results are subject to significant fluctuation, period-to-period comparisons of our operating results may not necessarily be meaningful and you should not rely on them as indications of our future performance.

         Our results of operations have historically been and are subject to continued substantial annual and quarterly fluctuations. The causes of these fluctuations include, among other things:

          - the volume of sales of our products under our collaborative marketing arrangements;

          - the cost of development of our products under our collaborative development arrangements;

          -    the mix of products we sell;

          -    the mix of distribution channels we use;

          - the timing of our new product releases and those of our competitors;

          - fluctuations in the computer and communications hardware and software marketplace; and

          -    general economic conditions.

         We cannot assure that the level of sales and gross profit, if any, that we achieve in any particular fiscal period will not be significantly lower than in other fiscal periods. Our revenues for the year ended December 31, 2001, were approximately $9.9 million versus $15.6 million in the prior year. Net loss applicable to common shareholders for the year ended December 31, 2001 was approximately $21.7 million, or $1.43 per share on a diluted basis, versus net loss applicable to common shareholders of approximately $9.9 million, or $0.72 per share on a diluted basis, for the year ended December 31, 2000. We continued to experience a significant decline in our sales of Andrea Anti-Noise Products as a result of increased competition with respect to a specific customer channel. In response to this decline, as well as our overall shift in strategic direction to deliver digital, far-field microphone solutions, during the fourth quarter of 2001, we incurred restructuring charges of approximately $4.5 million. This restructuring is expected to result in a further decrease in sales during fiscal 2002. We are examining additional opportunities for cost-reduction, production efficiencies and further diversification of our business. But to remain competitive, we intend to continue incurring substantial research and development, marketing and general and administrative expenses. We may not be able to easily and quickly reduce these expenses if our sales revenue falls below our expectations and, therefore, our net income or loss may be disproportionately affected by any reduction in sales revenue. Furthermore, our acquisition in 1998 of Lamar Signal Processing, Ltd. resulted in a substantial amount of goodwill and other intangible assets. The amortization of these intangible assets has had, and will continue to have, a negative, non-cash impact on our results of operations (other than goodwill). As a result of these factors, we expect to continue to accumulate losses and the market price of our common stock could decline.

If we fail to obtain additional capital or maintain access to funds sufficient to meet our operating needs, we may be required to significantly reduce, sell, or refocus, our operations and our business, results of operations and financial condition could be materially and adversely effected, and could result in our delisting on the American Stock Exchange or inability to continue operations.

         In recent years, we have sustained significant operating losses. We have been unable to generate sufficient cash flow from operations to meet our operating needs and, correspondingly, from time to time during the past several years, we have raised additional capital from external sources. We expect to continue to have to raise additional capital from external sources. These sources may include private or public financings through the issuance of debt, convertible debt or equity, or collaborative arrangements. Additional capital and funding may not be available on favorable terms, if at all. Additionally, we may only be able to obtain additional capital or funds through arrangements that require us to relinquish rights to our products, technologies or potential markets, in whole or in part, or result in the sale of Andrea. Additionally, Andrea's funding and capital raising efforts could trigger change in control payments due to certain executive officers of Andrea under their employment contracts or redemptions of the Company's Series B and Series C Redeemable Convertible Preferred Stock. Given our current financial condition and market conditions, it may be difficult to attract additional financings on favorable terms, or at all, as compared to prior periods. We have revised our business strategies to reduce our expenses and capital expenditures, but we cannot assure you that we will be successful in obtaining financings or access to additional sources of funding in amounts necessary to continue our operations. Failure to maintain sufficient access to funding may also result in our delisting from the American Stock Exchange.

We face the risk that Andrea could be required to redeem the Series C Redeemable Convertible Preferred Stock

         On October 10, 2000, Andrea issued and sold in a private placement $7,500,000 of Series C Redeemable Convertible Preferred Stock (the "Series C Preferred Stock"). The Series C Preferred Stock is convertible or redeemable at maturity by the Company, based upon certain circumstances at that time, and is redeemable by the holder upon certain events, including the announcement of a major transaction, as defined n the Certificate of Amendment, or upon certain other triggering events. On March 25, 2002, Andrea announced that a triggering event had occurred and that Andrea was seeking a waiver from the Series C Preferred Stock holders. A final agreement regarding the waiver arrangement was reached on March 28, 2002. The waiver related to the existing triggering event, as well as certain possible future triggering events, however, the waiver will be null and void upon the earlier of April 7, 2007, the first date on which Andrea fails to comply in any material respect with the terms of the waiver and related documents, and the first date on which Andrea is insolvent.

         As consideration for the Series C Preferred Stock holder's agreement to waive its current and, in certain circumstances, any future right to receive the aggregate Triggering Event Redemption Price for the Series C Preferred Stock, Andrea agreed to grant a security interest in all of Andrea's assets. However, the Series C Preferred Stock holder agreed to have its lien on Andrea's assets subordinated to (1) any lien granted in the future to a non-affiliated third party in connection with a strategic transaction with a financing component, provided that such third-party lien relates only to the amount of the financing component of such transactions, and (2) any lien granted in the future to a bank or other similar institution pursuant to any asset based financing transaction. In addition, the Series C Preferred Stock holder agreed to release its lien in connection with any sale of any assets subject to its lien, provided they receive a lien on the proceeds of the sale. The Series C Preferred Stock holder acknowledged that its lien in any portion of Andrea's intellectual property is effectively subordinate to the interest of any current or future licensee of such intellectual property, as any interest the investor may have in such intellectual property cannot be greater than Andrea's interest therein.

         Given that the waiver granted by the Series C Preferred Stock holder does not cover all triggering events that could require the redemption of the Series C Preferred Stock, and that the waiver will be null and void in the event Andrea fails to comply in any material respect with the terms of the agreements relating to the waiver, among other things, there is a risk that the Series C Preferred Stock holder could declare a triggering event that would trigger the redemption rights. If such redemption rights are triggered and Andrea has insufficient funds to satisfy the redemption, Andrea will be requested to obtain a new waiver from the holder of the Series C Preferred Stock. If no such waiver can be obtained, Andrea's ability to continue its current operations will be materially adversely affected and if Andrea has insufficient funds to redeem the Series c Preferred Stock, it could result in Andrea's inability to meet its operating obligations and, consequently, delisting from the American Stock Exchange.

Shares Eligible For Future Sale May Have An Adverse Effect On Market Price; You May Experience Substantial Dilution.

         Sales of a substantial number of shares of our common stock in the public market could have the effect of depressing the prevailing market price of our common stock. Of the 70,000,000 shares of common stock presently authorized, 17,861,700 were outstanding as of March 27, 2002. This does not include 5,732,375 shares of our common stock reserved for issuance upon exercise of outstanding awards granted under our 1991 Performance Equity Plan and 1998 Stock Plan, and shares of our common stock reserved for further awards under the 1998 Stock Plan. In addition, this does not include 20,496,848 shares of common stock reserved for issuance upon conversion of the Series B and Series C convertible preferred stock and exercise of related warrants. Furthermore, in May 1998, we issued 1,800,000 shares of common stock as part of the consideration for our acquisition of Lamar Signal Processing, Ltd. Trading restrictions on these 1,800,000 shares have expired and are subject to demand and piggyback registration rights. To date, 920,880 of the 1,800,000 shares have been registered for sale under the Securities Act of 1933.

Conversions of our Series B convertible preferred stock and Series C convertible preferred stock may result in substantial dilution to other holders of our common stock.

         As of March 27, 2002, we had 172 shares of Series B convertible preferred stock and 750 shares of Series C convertible preferred stock outstanding. Both the Series B convertible preferred stock and the Series C convertible preferred stock are convertible into shares of common stock, subject to ownership limitations that prohibit the holders of the preferred stock from owning more than 4.99% of the outstanding shares of common stock at the time of conversion or 9.99% over the sixty day period prior to the conversion. These restrictions do not prevent purchasers from converting and selling some of their holdings and then later converting the rest of their holdings.

As the price of our common stock decreases, the number of shares of common stock issuable upon conversion of our Series B convertible preferred stock and Series C convertible preferred stock increases.

         The variable conversion price of the Series B convertible preferred stock and any reset of the conversion price of the Series C convertible preferred stock are functions of the market price of our common stock. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of each series will increase.

         The following table illustrates the varying amounts of shares of common stock issuable upon conversion of all 172 shares of Series B Convertible Preferred Stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that the 4% additional amount is paid in cash:

                                            Number of Shares of Common Stock        Percentage of Outstanding
              Conversion Price                  Issuable Upon Conversion(1)              Common Stock(2)
              ----------------              --------------------------------        -------------------------
                    $0.50                               3,440,000                               16%
                    $1.50                               1.146,667                                6%
                    $2.50                                 688,000                                4%
                    $3.50                                 491,429                                3%
                    $4.50                                 382,222                                2%
                    $5.50                                 312,727                                2%
                    $6.50                                 264,615                                1%
                    $7.50                                 229,333                                1%

(1) The Series B Holder is prohibited from converting its holdings of the Series B convertible preferred stock if after giving effect to such conversion it would beneficially own in excess of 4.99% or, over the sixty day period prior to the conversion, 9.99% of the outstanding shares of our Common Stock following such conversion. The numbers in this column do not reflect these limitations.

(2) Based on 17,861,700 shares of common stock outstanding as of March 27, 2002.

         The following table illustrates, as of any reset date and assuming the conversion price indicated is lower than the then applicable conversion price on that date, the varying amounts of shares of common stock that would be issuable upon conversion of all outstanding 750 shares of Series C convertible preferred stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that the 5% additional amount is paid in cash:

                                            Number of Shares of Common Stock        Percentage of Outstanding
              Conversion Price                 Issuable Upon Conversion(1)                Common Stock(2)
              ----------------              --------------------------------        -------------------------
                    $0.40                              18,750,000                                51%
                    $0.50                              15,000,000                                46%
                    $0.60                              12,500,000                                41%
                    $0.65                              11,538,462                                39%
                    $0.70                              10,714,286                                37%
                    $0.75                              10,000,000                                36%
                    $0.765                              9,803,922                                35%

(1) The Series C Holder is prohibited from converting its holdings of the Series C convertible preferred stock if after giving effect to such conversion it would beneficially own in excess of 4.99% or, over the sixty day period prior to the conversion, 9.99% of the outstanding shares of our common stock following such conversion. The numbers in this column do not reflect these limitations.

(2) Based on 17,861,700 shares of common stock outstanding as of March 27, 2002.

         The following table illustrates the varying amounts of shares of Common Stock that would be issuable upon conversion of all 172 outstanding shares of Series B convertible preferred stock and all 750 outstanding shares of Series C convertible preferred stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that all additional amounts are paid in cash:



                                              Number of Shares of Common Stock        Percentage of Outstanding Common
            Conversion Price                Issuable Upon Conversion(1)(2)(3)                    Stock(4)
            ----------------                ---------------------------------                    --------
                  $0.50                              18,440,000                                      51%
                  $0.65                              14,184,615                                      44%
                 $0.765                              12,052,288                                      40%
                  $1.50                              10,950,588                                      38%
                  $2.50                              10,491,922                                      37%
                  $3.50                              10,295,350                                      37%
                  $4.50                              10,186,144                                      36%
                  $5.50                              10,116,649                                      36%
                  $6.50                              10,068,537                                      36%

(1) The calculation assumes that the conversion price of the Series B and Series C convertible preferred stock are the same at the assumed conversion prices of $ .50, $ .65 and $ .765. This could only occur if the market price of Andrea's Common Stock declines, and at a future reset date, the conversion price of the Series C adjusts to the then prevailing market price (the current fixed conversion price of the Series C is $ .765, and such conversion price is fixed unless adjusted downward at a future reset date).

(2) The calculation assumes that for any conversion of the Series B convertible preferred stock when the prevailing market price is above $ .765, the Series C would still be converted at its maximum conversion price of $ .765.

(3) The Series B and Series C holder is prohibited from converting the Series C or Series B convertible preferred stock, or from exercising the warrants issued in connection with the Series B convertible preferred stock, if after giving effect to such conversion it would beneficially own in excess of 4.99% or, over the sixty day period prior to the conversion, 9.99% of the outstanding shares of our Common Stock following such conversion.

(4) Based on 17,861,700 shares of common stock outstanding as of March 27, 2002.

Sales of an increased number of shares of common stock issued upon conversion of the Series B convertible preferred stock and the Series C convertible preferred stock resulting from a declining market price for our common stock can cause the market price of our common stock to decline further.

         Disregarding the manner in which the shares of common stock issued upon conversion of the Series B convertible preferred stock and the Series C convertible preferred stock are sold as well as any other factors such as reactions to our operating results and general market conditions which may be operative in the market at such time, an increase in the number of shares of common stock eligible for sale can cause a decrease in the market price of our common stock. This decrease could reduce the conversion prices of the Series B convertible preferred stock and the Series C convertible preferred stock, leading to a further increase in the number of shares of common stock issuable upon future conversions and a further decline in our stock price.

Short sales of our common stock may be attracted by or accompany conversions of Series B convertible preferred stock and Series C convertible preferred stock, which sales may cause downward pressure upon the price of our common stock.

         Short sales of our common stock may be attracted by or accompany the sale of converted common stock, which in the aggregate could cause downward pressure upon the price of the common stock, regardless of our operating results, thereby attracting additional short sales of the common stock. The result of conversions of the Series B and Series C convertible preferred stock at declining conversion prices would be increasing and substantial dilution of the interests of the other holders of common stock.

If we fail to market and commercialize our Andrea DSP Microphone and Software and Andrea Anti-Noise products, our revenues may not increase at a high enough rate to improve our results of operations or at all.

         Our business, results of operations and financial condition depend on successful commercialization of our Andrea DSP Microphone and Software and Andrea Anti-Noise products and technologies. Since we began sales of the initial Andrea Anti-Noise products in 1995, we have been expanding the number of products in this line. We introduced our first Andrea Digital Super Directional Array products in 1998 and we are initially targeting these and our other Andrea DSP Microphone and Software products at the desktop computer market, the market for computer-based automobile monitoring and control systems for use by drivers and passengers, and the mobile device market. The success of these products is subject to the risks frequently encountered by companies in an early stage of product commercialization, particularly companies in the computing and communications industries.

If we are unable to obtain market acceptance of Andrea DSP Microphone and Software products and technologies or if market acceptance of these products and technologies occurs at a slow rate, then our business, results of operations and financial condition will be materially and adversely affected.

         We, and our competitors, are focused on developing and commercializing products and technologies that enhance the use of voice, particularly in noisy environments, for a broad range of computer and communications applications. These products and technologies have been rapidly evolving and the number of our competitors has grown, but the markets for these products and technologies are subject to a high level of uncertainty and have been developing slowly. We, alone or together with our industry, may be unsuccessful in obtaining market acceptance of these products and technologies.

If we fail to develop and successfully introduce new products and technologies in response to competition and evolving technology, we may not be able to attract new customers or retain current customers.

         The markets in which we sell our Andrea Anti-Noise, Andrea DSP Microphone and Software and our Aircraft Communication products are highly competitive. We may not compete successfully with any of our competitors. Most of our current and potential competitors have significantly greater financial, technology development, marketing, technical support and other resources than we do. Consequently, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, marketing, and sale of their products than we can. One or more of these competitors may independently develop technologies that are substantially equivalent or superior to our technology. The introduction of products incorporating new technologies could render our products obsolete and unmarketable and could exert price pressures on existing products.

         We are currently engaged in the development of digital signal processing products and technologies for the voice, speech and natural language interface markets. We may not succeed in developing these new digital signal processing products and technologies, and any of these new digital signal processing products or technologies may not gain market acceptance.

         In the markets for Aircraft Communications Products, we often compete with major defense electronics corporations as well as smaller manufacturing firms, which specialize in supplying products and technologies for specific military initiatives.

         Further, the markets for our products and technologies are characterized by evolving industry standards and specifications that may require us to devote substantial time and expense to adapt our products and technologies. We may not successfully anticipate and adapt our products and technologies in a cost effective and timely manner to changes in technology and industry standards or to introductions of new products and technologies by others that render our then existing products and technologies obsolete.

If our marketing collaborators do not effectively market those of their products with which our products are included or incorporated, our sales growth could be adversely affected.

         We have entered into several collaborative and distribution arrangements with software publishers and computer hardware manufacturers relating to the marketing and sale of Andrea Anti-Noise products and Andrea DSP Microphone and Software products through inclusion or incorporation with the products of our collaborators. Our success will therefore be dependent to a substantial degree on the efforts of these collaborators to market those of their products with which our products are included or incorporated. Our collaborators may not successfully market these products. In addition, our collaborators generally are not contractually obligated to any minimum level of sales of our products or technologies, and we have no control over their marketing efforts. Furthermore, our collaborators may develop their own microphone, earphone or headset products that may replace our products or technologies or to which they may give higher priority.

If we fail to maintain sales of Aircraft Communication Products to the U.S. Government, we would experience a material adverse effect on our business, results of operations and financial condition.

         We are substantially dependent on product sales to the U.S. Government. During the years ended December 31, 2001, 2000 and 1999, the U.S. Government accounted for 17%, 18% and 23%, respectively, of our net sales before sales returns - restructuring. The U.S. Government is not obligated to continue to purchase these products and is free to purchase similar products from our competitors. Our failure to maintain sales of Aircraft Communication Products to the U.S. Government would have a material adverse effect on our business, results of operations and financial condition.

Shortages of, or interruptions in, the supply of more specialized components for our Andrea Anti-Noise products and Andrea DSP Microphone products could have a material adverse effect on our sales of these products.

         We conduct assembly operations at our facilities in New York and Israel and through subcontractors using purchased components. Some specialized components for the Andrea Anti-Noise and Andrea DSP Microphone products, such as microphones and digital signal processing boards, are available from a limited number of suppliers and subject to long lead times. We may not be able to continue to obtain sufficient supplies of these more specialized components, particularly if our sales of Andrea Anti-Noise and Andrea DSP microphone products increase substantially or market demand for these components otherwise increases.

If our subcontractor fails to meet our production and shipment schedules, our business, results of operations and financial condition would be materially and adversely affected.

         We conduct assembly operations at our facilities in New York and Israel and through subcontracting. During initial production runs of Andrea Anti-Noise and Andrea DSP Microphone products, we perform assembly operations at our New York facility from purchased components. As sales of any particular product increase, assembly operations are primarily transferred to a subcontractor in Asia.

Our ability to compete may be limited by our failure to adequately protect our intellectual property or by patents granted to third parties.

         We rely on a combination of patents, patent applications, trade secrets, copyrights, trademarks, nondisclosure agreements with our employees, licensees and potential licensees, limited access to and dissemination of our proprietary information, and other measures to protect our intellectual property and proprietary rights. However, the steps that we have taken to protect our intellectual property may not prevent its misappropriation or circumvention. In addition, numerous patents have been granted to other parties in the fields of noise cancellation, noise reduction, computer voice recognition, digital signal processing and related subject matter. We expect that products in these fields will increasingly be subject to claims under these patents as the numbers of products and competitors in these fields grow and the functionality of products overlap. Claims of this type could have an adverse effect on our ability to manufacture and market our products or to develop new products and technologies, because the parties holding these patents may refuse to grant licenses or only grant licenses with onerous royalty requirements. Moreover, the laws of other countries do not protect our proprietary rights to our technologies to the same extent as the laws of the United States.

An unfavorable ruling in any current litigation proceeding or future proceeding may adversely affect our business, results of operations and financial condition.

         From time to time we are subject to litigation incidental to our business. For example, we are subject to the risk of adverse claims, interference proceedings before the U.S. Patent and Trademark Office, oppositions to patent applications outside the United States, and litigation alleging infringement of the proprietary rights of others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor.

         We are presently engaged in a lawsuit filed in the U.S. District Court for the Eastern District of New York by NCT Group, Inc. ("NCT") and its subsidiary NCT Hearing Products, Inc. NCT alleges that we: engaged in unfair competition by misrepresenting the scope our patents, specifically, U.S. Pat. Nos. 5,732,143, 5,825,897 and 6,061,456 thereby tortuously interfering with prospective contractual rights between NCT and its existing and potential customers; made false and disparaging statements about NCT and its products; and falsely advertised Andrea's ANR products. The complaint requests a declaration that these patents are invalid and unenforceable and that NCT's products do not infringe upon these patents and seeks to enjoin Andrea from engaging in these alleged activities and seeks compensatory damages of not less than $5 million, punitive damages of not less than $50 million and plaintiffs' costs and attorneys' fees.

         We have filed and served an answer to the NCT complaint, denying the allegations and asserting affirmative defenses and counterclaims. Our counterclaims, as amended, allege that NCT has willfully infringed the above mentioned patents, and that NCT has engaged in trademark infringement, false designation of origin, and unfair competition. The counterclaims seek injunctive relief with respect to the allegations of patent infringement, trademark infringement, false designation of origin and unfair competition. We are also seeking exemplary and punitive damages, prejudgment interest on all damages, costs, reasonable attorneys' fees and expenses.

         During the third quarter of 2001, the court held a "Markman Hearing" to determine the meaning of the claims in the three Andrea patents. We are unable to anticipate when the Court will issue a decision on this question. If this suit is ultimately resolved in favor of NCT, we could be materially adversely effected. We believe, however, that NCT's allegations are without merit and we intend to vigorously defend Andrea and to assert against NCT the claims described above.

Changes in economic and political conditions outside the United States could adversely affect our business, results of operations and financial condition.

         We have been seeking to increase our sales to regions outside the United States, particularly in Europe and areas in the Americas and Asia. For the year ended December 31, 2001, sales to customers outside the United States accounted for approximately 17% of our net sales. International sales and operations are subject to a number of risks, including:

          o    trade restrictions in the form of license requirements;

          o restrictions on exports and imports and other government controls;

          o    changes in tariffs and taxes;

          o    difficulties in staffing and managing international operations;

          o    problems in establishing and managing distributor relationships;

          o    general economic conditions; and

          o    political and economic instability or conflict.

         To date, we have invoiced our international sales in U.S. dollars, and have not engaged in any foreign exchange or hedging transactions. We may not continue to be able to invoice all our sales in U.S. dollars and to avoid engaging in foreign exchange or hedging transactions. If we are required to invoice any material amount of international sales in non-U.S. currencies, fluctuations in the value of non-U.S. currencies relative to the U.S. dollar may adversely affect our business, results of operations and financial condition or require us to incur hedging costs to counter such fluctuations.

We Face Risk From Operating in Israel

         Our principal research and development facility is located in the State of Israel and, as a result, as of December 31, 2001, certain of our key research and development employees were located in Israel. Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and Arab countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved.

If we are unable to attract and retain the necessary managerial, technical and other personnel necessary for our business, then our business, results of operations and financial condition will be harmed.

         Our performance is substantially dependent on the performance of our executive officers and key employees. The loss of the services of any of these executive officers or key employees could have a material adverse effect on our business, results of operations and financial condition. Our future success depends on our continuing ability to attract and retain additional highly qualified managers and technical personnel. Competition for qualified personnel is intense and we may not be able to attract, assimilate or retain qualified personnel in the future.

Results Of Operations

         Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Sales

         Excluding the impact of restructuring charges, sales for the year ended December 31, 2001, were $10,258,875, a decrease of 34% from sales of $15,567,664 for the year ended December 31, 2000. This decrease in sales reflects an approximate 61% decrease in sales of Andrea Anti-Noise Products to $4,656,078, or 45% of total sales , offset by an approximate 68% increase in sales of our Aircraft Communications Products, to $4,916,616, or 48% of total sales, and an approximate 2% increase in sales of Andrea DSP Microphone and Software Products, to $686,181, or 7% of total sales .

         The primary reason for the decrease of Andrea Anti-Noise Product sales during 2001 was a significant decline in headset unit shipments to IBM which was primarily a result of increased competition in the PC headset market, coupled with unfavorable economic conditions which continues to negatively impact the technology sector. In response, during the fourth quarter 2001, we formulated a plan to exit from an increasingly unprofitable PC headset channel within Andrea's Anti-Noise Headset product segment. This customer channel included IBM. For the year ended December 31, 2001, excluding the impact of restructuring charges, sales to IBM and certain of IBM's affiliates accounted for approximately 25% of our total sales, or $2,515,819. This reflects an approximate 63% decrease from $6,809,575 for the year ended December 31, 2000.

         The increase in our Aircraft Communication Product revenues is primarily a result of increased sales and marketing activities.

         Sales of Andrea DSP Microphone and Software Products were primarily comprised of shipments of Andrea's far-field microphone products for use with business videoconferencing systems, in-vehicle communications systems, and desktop speech dictation applications. During the fourth quarter of 2001, we recorded deferred revenues of $1 million related to a license agreement for certain of our Andrea DSP Microphone and Software technologies. The deferred revenue will be recognized over a period of three years beginning March 22, 2002.

Cost of Sales

         Excluding the impact of restructuring charges, cost of sales as a percentage of sales for the year ended December 31, 2001 remained consistent from the year ended December 31, 2000.

Research and Development

         Research and development expenses for the year ended December 31, 2001 decreased 26% to $3,462,340 from $4,694,116 for the year ending December 31, 2000. This decrease is due primarily to a reduction in expenses associated with research efforts that were determined not to be integral to Andrea's core portfolio of digital microphone software and hardware technologies. DSP Microphone and Software Technology efforts were $2,770,491, or 80% of total research and development expenses, Aircraft Communications technology efforts were $388,757, or 11% of total research and development expenses and Andrea Anti-Noise Product efforts were $303,092, or 9% of total research and development expenses. With respect to DSP Microphone and Software Technologies, research efforts are primarily focused on the pursuit of commercializing a natural language-driven human/machine interface by developing optimal far-field microphone solutions for various voice-driven interfaces, incorporating our digital super directional array microphone technology ("DSDA") and certain other related technologies obtained through the acquisition of Lamar in May 1998. We believe that the acquisition of Lamar significantly reinforces its position in digital signal processing by extending our marketing programs to other high-growth industries, including automotive telematics, mobile device markets, the business videoconferencing market and Internet telephony, among others. Specifically, the core technology acquired produces noise filtering capabilities that management believes is preferred to other known DSP-based technologies in the market, and is unattainable in products using traditional mechanical solutions. In addition, the nature of a DSP-based solution, together with the people acquired supporting our technology, offers a solution that is highly scalable and embeddable, and therefore enables the technology to be integrated into many different applications and form factors. We believe that continued research and development spending will provide us with a competitive advantage. For 2002, we expect total research and development spending to approach levels similar to that of 2001.

General, Administrative and Selling Expenses

         Excluding the impact of restructuring charges, general, administrative and selling expenses decreased approximately 7% to $8,724,784 for the year ended December 31, 2001 from $9,373,025 for the year ended December 31, 2000. This decrease is primarily due to our cost reduction efforts which are aimed at cutting costs that are not integral to the execution of Andrea's overall strategy, and to ensure conservative spending during the current period of economic uncertainty. Included in our cost reduction initiatives was a reduction in workforce which was implemented during February of 2001, representing a reduction of approximately 25% of Andrea's then total workforce.

Restructuring Charges

         During the fourth quarter 2001, we committed to a defined plan of action and recorded restructuring charges relating to repositioning our business plan for our Anti-Noise Product business segment as part of our overall effort to drive high margin product sales and become profitable. The restructuring focused on exiting from an increasingly unprofitable PC headset channel within Andrea's Anti-Noise Headset product segment. This was primarily a result of the increasing competitive nature of the PC headset market, coupled with Andrea's ongoing strategic efforts to focus on being primarily a leading supplier of high-end, digital-based, far-field microphone technologies. This channel primarily purchased our lower-end, low margin headset products, and required substantial support which, when combined with decreasing volumes realized during 2001, became unprofitable. The plan resulted in an aggregate restructuring charge of approximately $4.5 million, and included the following:

          1. Sales returns - restructuring reserve - This charge, approximating $340 thousand, reflects estimated sales returns activity related to exiting this customer channel.

          2. Cost of sales - This charge, approximating $2.6 million, relates to inventory obsolescence for products that we do not expect to sell as a result of exiting this activity.

          3. Other charges - These charges, approximating $1.6 million, relate to costs associated with exiting certain agreements, as well as impairment charges associated with abandoning related assets.

Other Income (Expense)

         Other income for the year ended December 31, 2001 was $163,475 compared to $204,774 for the year ended December 31, 2000. This decrease is due to lower cash balances coupled with unfavorable market conditions for those invested cash balances during 2001.

Provision for Income Taxes

         We did not record income tax expense for the year ending December 31, 2001 in light of the net loss recorded for the period. Furthermore, the realization of a portion of our reserved deferred tax assets, if and when realized, will not result in a tax benefit in the consolidated statement of operations, but will result in an increase in additional paid in capital as they are related to tax benefits associated with the exercise of stock options. We will be continually re-assessing its reserves on deferred income tax assets in future periods on a quarterly basis. The determination as to the realization of additional reserves is, and will be, based on Andrea's expectations of future earnings. To the extent we believe that, more likely than not, previously reserved deferred tax assets will be realized, we will reduce the reserve accordingly. See Note 12 to our Consolidated Financial Statements.

Net Loss

         Net loss for the year ended December 31, 2001 was $13,630,109 compared to a net loss of $9,574,352 for the year ended December 31, 2000. The net loss for the year ended December 31, 2001 principally reflects the factors described above.

         Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Sales

         Sales for the year ended December 31, 2000 were $15,567,664, a decrease of 9% from sales of $17,112,487 for the year ended December 31, 1999. The decrease in sales for the year ended December 31, 2000 reflects an approximate 10% decrease in sales of Andrea Anti-Noise Products to $11,974,410, or 77% of total sales and an approximate 23% decrease in sales of our Aircraft Communications Products, to $2,923,031, or 19% of total sales, both offset by initial sales of Andrea DSP Microphone and Software Products of $670,223, or 4% of total sales. The primary reasons for the decrease of Andrea Anti Noise Product sales during 2000 were a significant decline in headset unit shipments to IBM and, to a lesser extent, continued price pressures from IBM. In addition, the decrease from 1999 reflects a decline in Aircraft Communication Product sales as a result of a product transformation required to meet future demand for printed circuit and digital-based intercom systems. Initial sales of Andrea DSP Microphone and Software Products were primarily comprised of shipments of Andrea's far-field microphone products for use with business videoconferencing systems, professional audio microphones and desktop speech dictation applications. For the year ended December 31, 2000, sales of our computer headsets to one customer and certain of that customer's affiliates, distributors, licensees and integrators accounted for approximately 44% of our total sales.

Cost of Sales

         Cost of sales as a percentage of sales for the year ended December 31, 2000 increased to 72% from 70% for the year ended December 31, 1999. This increase in cost of sales percentage is primarily a result of lower than expected Andrea Anti-Noise and Aircraft Communications production and sales (described above under "Sales") over which to spread our pool of fixed overhead costs.

Research and Development

         Research and development expenses for the year ended December 31, 2000 increased 38% to $4,694,116 from $3,399,666 for the year ending December 31, 1999. This increase is due to our continuing efforts to develop its digital signal processing microphone and software technologies, coupled with, to a lesser extent, efforts in Aircraft Communication technologies. Research and development in DSP-based technology at Andrea is focused on the pursuit of commercializing a natural language-driven human/machine interface by developing optimal far-field microphone solutions for various voice-driven interfaces, incorporating Andrea's array microphone technologies obtained through the acquisition of Lamar Signal Processing, Ltd. ("Lamar") in May 1998. Correspondingly, the activities of Lamar accounted for approximately 28% of the total research and development expenses during 2000. We believe that the acquisition of Lamar significantly reinforces its position in digital signal processing by extending our marketing programs to other high-growth industries, including automotive telematics, mobile device markets, the business videoconferencing market and Internet telephony, among others. Specifically, the core technology acquired produces noise filtering capabilities that management believes is superior to other known DSP-based technologies in the marketplace, and is unattainable in products using traditional mechanical solutions. In addition, the nature of a DSP-based solution, together with the people acquired supporting our technology, offers a solution that is highly scalable and embeddable, and therefore enables the technology to be integrated into many different applications and form factors. We believe that continued research and development spending will provide us with a significant competitive advantage. For 2001, we expect total research and development spending to approach levels similar to that of 2000.

General, Administrative and Selling Expenses

         General, administrative and selling expenses increased approximately 5% to $9,373,025 for the year ended December 31, 2000 from $8,954,805 for the year ended December 31, 1999. The slight increase was due to an increase in sales and marketing expenses during the second half of the year associated with sales efforts in the automotive telematics market, as well as increases in overall sales and marketing salaries. We implemented a cost reduction plan aimed at cutting costs that are not integral to the execution of Andrea's overall strategy, and to ensure conservative spending during the current period of economic uncertainty. Included in our cost reduction initiatives was a reduction in workforce which was implemented during February of 2001, representing a reduction of approximately 25% of Andrea's then total workforce.

Other Income (Expense)

         Other income for the year ended December 31, 2000 was $204,774 compared to other expense of $26,258 for the year ended December 31, 1999. The increase is due to interest earned on higher cash balances throughout 2000, coupled with other miscellaneous income generated during 2000.

Provision for Income Taxes

         We did not record income tax expense for the year ending December 31, 2000 in light of the net loss recorded for the period. Furthermore, the realization of a portion of our reserved deferred tax assets, if and when realized, will not result in a tax benefit in the consolidated statement of operations, but will result in an increase in additional paid in capital as they are related to tax benefits associated with the exercise of stock options. We will be continually re-assessing its reserves on deferred income tax assets in future periods on a quarterly basis. The determination as to the realization of additional reserves is, and will be, based on Andrea's expectations of future earnings. To the extent Andrea's management believes that, more likely than not, previously reserved deferred tax assets will be realized, Andrea will reduce the reserve accordingly. See Note 12 to our Consolidated Financial Statements.

Net Loss

         Net loss for the year ended December 31, 2000 was $9,574,352 compared to a net loss of $7,176,993 for the year ended December 31, 1999. The net loss for the year ended December 31, 2000 principally reflects the factors described above.

Liquidity And Capital Resources

         Andrea's principal sources of funds have historically been, and are expected to continue to be, gross cash flows from operations and proceeds from the sale of convertible notes, preferred stock or other securities to certain financial institutions or potential industry partners. At December 31, 2001, we had cash and cash equivalents of $3,724,130 compared with $9,151,835 at December 31, 2000. The balance of cash and cash equivalents at December 31, 2001, is primarily a result of Andrea's issuance and sale in a private placement of $7,500,000 of its Series C Redeemable Convertible Preferred Stock (the "Series C Preferred Stock") in October 2000. Andrea is using the net proceeds from the issuance of the Series C Preferred Stock primarily for costs associated with:

          1)   research and development,

          2) creating and maintaining strategic alliances, which includes, among other things, sales and marketing salaries, substantial travel costs to market our products and technologies, product fulfillment costs and technical assistance, and other general support costs for existing and potential partners,

          3)   payment of certain debt obligations,

          4)   professional fees, and

          5)   general working capital requirements.

         In connection with the acquisition of Lamar, of the aggregate cash consideration to be paid by Andrea, $1,000,000 was paid on May 5, 1998, the closing date, and $500,000 was paid on each of the six, twelve, twenty-four and thirty-six month anniversaries of the closing date. The final payment was paid on May 5, 2001.

         Working capital at December 31, 2001 was $5,630,915 compared to $15,035,051 at December 31, 2000. The decrease in working capital reflects decreases in total current assets and total current liabilities of $9,405,948, and $1,812, respectively. The decrease in total current assets reflects decreases in cash and cash equivalents of $5,427,705, a decrease in accounts receivable of $1,409,567, and a decrease in inventory of $2,895,309 partially offset by increase in prepaid expenses and other current assets of $326,633. The decrease in current liabilities primarily reflects a decrease in accounts payable of $960,500 and a decrease in our current portion of long-term debt of $517,244, partially offset by an increase in other current liabilities of $976,208 ($258,221 of this amount relates to deferred revenue charges) and an increase in accrued restructuring charges of $499,724.

         The decrease in cash of $5,427,705 reflects $4,544,799 of net cash used in operating activities, $203,893 of net cash used in investing activities and $679,013 of net cash used in financing activities.

         The cash used in operating activities, excluding non-cash charges, is primarily attributable to the $13,630,109 net loss for the year ended December 31, 2001, a $1,203,147 increase in prepaid expenses and other current assets, a $238,677 increase in other assets, and a $960,500 decrease in accounts payable partially offset by a $1,409,567 decrease in accounts receivable, a $321,970 decrease in inventory, a $595,516 increase in other current liabilities and a $783,288 increase in other liabilities. The increase in prepaid expenses and other current assets primarily includes the recognition of increased premiums for prepaid property taxes and insurance, as well as increases in other service costs. The increase in other current liabilities and other liabilities reflects $1,000,000 of deferred revenue charges which will be recognized over a three-year period beginning in March 2002. The decrease in accounts receivable primarily reflects the level of sales during the year ended December 31, 2001 as well as the timing of collection of such sale. The decrease in accounts payable as well as the decrease in inventory primarily reflect differences in the timing related to both the payments for and the acquisition of raw materials as well as for other services in connection with ongoing efforts related to our various product lines.

         The cash used in investing activities is attributable to capital expenditures consisting of manufacturing dies and molds and, to a lesser extent, upgrades in our existing computer systems.

         The net cash used in financing activities reflects the payment of the final installment payment to the former shareholders of Lamar as well as payments to the debt we assumed in connection with the acquisition of Lamar, partially offset by the exercises of employee stock options.

         We believe that it will be necessary to raise additional working capital to support operations. In December 1995, April 1996, August 1996 and June 1998, Andrea raised working capital through the issuance of convertible subordinated debentures. In June 1999, Andrea raised $7.5 million through the issuance and sale of Series B Preferred Stock. In October 2000, Andrea raised $7.5 million through the issuance and sale of Series C Preferred Stock. Furthermore, in accordance with EITF Issue 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments", Andrea recorded a one time non-cash charge of $7,500,000 to accumulated deficit. This pronouncement values the economic benefit of the contingent beneficial conversion feature that the holders of the Series C Preferred Stock received when the conversion price of the Series C Preferred Stock was reset from $7.0565 to $1.44 in July 2001. This charge represents the maximum charge under this standard and, accordingly, there will be no additional charges to equity at later reset dates. Andrea has incurred significant losses in each of the last three fiscal years. In the year ended December 31, 2001, Andrea incurred losses from operations, excluding the impact of restructuring charges, of $9.3 million, and used $4.5 million in cash in its operating activities. Management expects that operating losses and negative cash flows will continue at least through Fiscal 2002 as Andrea continues to market its Andrea Anti-Noise products, Aircraft Communication products and Andrea DSP Microphone and Software Technologies. Nothwithstanding, in December 2001 and March 2002, we entered into two agreements with Analog Devices, Inc whereby Analog Devices is obligated to pay us a total of $5 million in license fees during calendar 2002. Through the date of this Form 10K, and in accordance with our agreements, we have received $1 million of these license fees. If Andrea fails to develop revenues from sales of its products to generate adequate funding from operations or fails to obtain additional financing through capital or funding, it will be required to either further reduce its operating expenses and/or operations or may result it relinquishing its products, technologies or markets. Such financing may not be available on acceptable terms, or at all. We cannot assure that demand will continue for any of our products, including future products related to our Andrea Digital Signal Processing Microphone and Software Technologies, or, that if such demand does exist, that we will be able to obtain the necessary working capital to increase production and marketing resources to meet such demand on favorable terms, or at all.

Recently Issued Accounting Pronouncements

Goodwill and Other Intangible Assets

         In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and other Intangible Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently, if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life).

         Andrea has adopted this standard effective January 1, 2002, and, accordingly, those intangible assets that will continue to be classified as goodwill or as other intangibles with indefinite lives will no longer be amortized. Other intangible assets, which do not have indefinite lives (such as core technology - Note 4), will continue to be amortized. Andrea has made a preliminary assessment of its intangible assets to identify goodwill separately from other identifiable intangibles. No adjustment was deemed necessary, although the intangible asset "Workforce in Place" will be reclassified as goodwill pursuant to SFAS No. 142. In accordance with the SFAS No. 142, intangible assets, including purchased goodwill, will be evaluated periodically for impairment. Based upon the results of Andrea `s transitional impairment testing, there will be no material impact on the combined financial results related to Andrea `s intangible assets or purchased goodwill. Amortization of goodwill and other intangible assets, relating to the assets that will no longer be amortized, was approximately $1,128,186 for the year ended December 31, 2001.

Long-Lived Assets

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30 "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Statement retains the fundamental provisions of SFAS No. 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The provisions of this statement are required to be adopted no later than fiscal years beginning after December 31, 2001, with early adoption encouraged. Andrea is currently evaluating the impact of the adoption of SFAS No. 144, which Andrea expects will not be material.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

         Our principal source of financing activities is the issuance of convertible debt with financial institutions. We are affected by market risk exposure primarily through any amounts payable in stock, or cash by us under convertible securities. A significant rise in interest rates could materially adversely affect our financial condition and results of operations. We do not utilize derivative financial instruments to hedge against changes in interest rates or for any other purpose. In addition, substantially all transactions by us are denominated in U.S. dollars. As such, we have shifted foreign currency exposure onto our foreign customers. As a result, if exchange rates move against foreign customers, we could experience difficulty collecting unsecured accounts receivable, the cancellation of existing orders or the loss of future orders. The foregoing could materially adversely affect our business, financial condition and results of operations.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

         The financial statements and schedule listed in Item 14(a)(1) and (2) are included in this Report beginning on page F-1.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        Not applicable

        PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

         The information required by this Item 10 as to directors and executive officers is incorporated by reference to the information captioned "Election of Directors" included in Andrea's definitive proxy statement in connection with the meeting of shareholders to be held on or about June 20, 2002. The information regarding compliance with Section 16 of the Securities and Exchange Act of 1934 and the Rules promulgated there under is incorporated by reference therein to Andrea's definitive proxy statement in connection with the meeting of shareholders to be held on or about June 20, 2002.

ITEM 11. EXECUTIVE COMPENSATION

         The information required by this Item 11 is incorporated by reference to the information captioned "Election of Directors - Executive Compensation" included in Andrea's definitive proxy statement in connection with the meeting of shareholders to be held on or about June 20, 2002.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The information required by this Item 12 is incorporated by reference to the information captioned "Security Ownership" included in Andrea's definitive proxy statement in connection with the meeting of shareholders to be held on or about June 20, 2002.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

         The information required by this Item 13 is incorporated by reference to the information captioned "Certain Relationships and Related Party Transactions" included in Andrea's definitive proxy statement in connection with the meeting of shareholders to be held on or about June 20, 2002.

        PART Iv

ITEM 14 EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K

(a) (1)  Financial Statements

         The following financial statements of Andrea Electronics Corporation, the notes thereto, the related reports thereon of independent public accountants, and financial statement schedules are filed under Item 8 of this Report.

                                                                      Page
                                                                      ----

Report of Independent Public Accountants                              F-1

Consolidated Balance Sheets at December 31, 2001 and 2000             F-2

Consolidated Statements of Operations for the years ended December
31, 2001, 2000 and 1999                                               F-3

Consolidated Statements of Shareholders' Equity for the three years
ended December 31, 2001, 2000 and 1999                                F-4

Consolidated Statements of Cash Flows for the three years ended
December 31, 2001, 2000 and 1999                                      F-5

Notes to Consolidated Financial Statements                            F-6

(2) Index To Financial Statement Schedules

Report of Independent Public Accountants on Schedule                  S-1

Schedule II - Valuation and Qualifying Accounts                       S-2

(3) Exhibits

See (c) below.

    (b) Reports On Form 8-K

The registrant did not file any reports on Form 8-K during the three-month period ended December 31, 2001.

    (c) Exhibits

                                INDEX TO EXHIBITS



Exhibit
Number    Description
------    -----------

3.1       Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the
          Registrant's Form 10-K for the year ended December 31, 1992)

3.2       Certificate of Amendment of the Restated Certificate of Incorporation of Registrant (incorporated by reference to
          Exhibit 3.2 of the Registrant's Form 10-K for the year ended December 31, 1997)

3.3       Certificate of Amendment of the Restated Certificate of Incorporation of Registrant (incorporated by reference to
          Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed November 30, 1998)

3.4       Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

3.5       Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed October 12, 2000)

3.6       Certificate of Amendment to the Certificate of Incorporation of the Registrant dated August 22, 2001

3.7       Amended By-Laws of Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Current Report on Form 8-K
          filed November 30, 1998)

4.1 Securities Purchase Agreement, dated as of June 10, 1998, relating to the sale of the Registrant's 6% Convertible Notes due June 10, 2000 (with forms of Note and Registration Rights Agreement attached thereto) (incorporated by reference to Exhibit 4.1 of the Registrant's Form S-3, No. 333-61115, filed August 10, 1998)



4.2       Securities Purchase Agreement, dated June 11, 1999, by and between HFTP Investment L.L.C.  and the Registrant
          (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

4.3       Registration Rights Agreement, dated June 11, 1999, by and between HFTP Investment L.L.C.  and the Registrant
          (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

4.4       Form of Warrant by and between HFTP Investment L.L.C.  and the Registrant (incorporated by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

4.5       Securities Purchase Agreement, dated October 5, 2000, by and between HFTP Investment L.L.C.  and the Registrant
          (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed October 12, 2000)

4.6       Registration Rights Agreement, dated October 5, 2000 by and between HFTP Investment L.L.C.  and the Registrant
          (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed October 12, 2000)

4.7       Rights Agreement dated as of April 23, 1999 between Andrea and Continental Stock Transfer and Trust Company, as Rights
          Agent, including the form of Certificate of Amendment to Certificate of Incorporation as Exhibit A, the form of Rights
          Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed May 7, 1999)

10.1      1991 Performance Equity Plan, as amended (incorporated by reference to Exhibit 4 of the Registrant's Registration
          Statement on Form S-8, No.  333-45421, filed February 2, 1998)

10.2      1998 Stock Plan of the Registrant, as amended (incorporated by reference to Exhibit 4.1 of the Registrant's Registration
          Statement on Form S-8, No.  333-82375, filed July 7, 1999)

10.3*     Procurement Agreement, dated June 16, 1995, by and between
          International Business Machines Corporation and the Registrant
          (incorporated by reference to Exhibit 10.1 of the Registrant's
          Form 10-Q for the three month period ended June 30, 1995)

10.4*     License and Technical Support Agreement, dated as of October 3, 1995, by and between BellSouth Products, Inc.  and the
          Registrant (incorporated by reference to Exhibit 10.4 of the Registrant's Form 10-K for the year ended December 31, 1995)

10.5*     Software License Bundling Agreement, dated as of March 29, 1996, by and between Voxware, Inc., and the Registrant
          (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the six month period ended June 30, 1996)

10.6 Employment Agreement, dated as of April 12, 2000, by and between John N. Andrea and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the three months ended March 31, 2000)

10.7 Employment Agreement, dated as of April 12, 2000, by and between Douglas J. Andrea and the Registrant (incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q for the three months ended March 31, 2000)

10.8      Employment Agreement, dated as of January 1, 1998, by and between Patrick D.  Pilch and the Registrant (incorporated by reference to Exhibit 10.8 of the Registrant's Form 10-K for the year ended December 31, 1997)




10.9 Employment Agreement, dated as of November 20, 1998, by and between Christopher P. Sauvigne and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed November 30, 1998)

10.10* Production Procurement Agreement, dated as of June 11, 1997, by and between International Business Machines Corporation and the Registrant (incorporated by reference to Exhibit 10.9 of the Registrant's Form 10-K for the year ended December 31, 1997)

10.11     Revolving Loan and Security Agreement, dated as of September 23,
          1997, by and between IBM Credit Corporation and the Registrant
          (incorporated by reference to Exhibit 10.11 of the Registrant's
          Form 10-K for the year ended December 31, 1997)

10.12     Stock Purchase Agreement, dated April 6, 1998, as amended by
          Amendment No. 1 thereto dated May 5, 1998, relating to the purchase of the shares of Lamar Signal Processing, Ltd. (including form of Registration Rights Agreement) (incorporated by reference to Exhibits 2.1 and 2.2 of the Registrant's Current Report on Form
          8-K filed May 8, 1998)

10.13* Procurement Agreement, dated as of January 13, 1999, by and between the Registrant and Microsoft Corporation (incorporated by reference to Exhibit 10.15 of the Registrant's Form 10-K for the year ended December 31, 1998)

10.14* Purchase Agreement, dated as of February 25, 1999, by and between Andrea and Clarion Corporation of America (incorporated by reference to Exhibit 10.16 of the Registrant's Form 10-K for the year ended December 31, 1998)

10.15* Source Code License Agreement, dated as of October 29, 1998, between Andrea and Intel Corporation (incorporated by reference to Exhibit 10.17 of the Registrant's Form 10-K for the year ended
          December 31, 1998)

10.16 Employment Agreement, dated as of April 12, 2000, by and between Richard A. Maue and the Registrant (incorporated by reference to Exhibit 10.3 of the Registrant's Form 10-Q for the three months ended March 31, 2000)

10.17     Licensing Agreement, dated as of December 19, 2001, by and between Andrea and Analog Devices, Inc.**

10.18     Licensing Agreement, Amendment No. 1, dated as of March 13, 2002, by and between Andrea and Analog Devices, Inc.**

10.19     Licensing Agreement, dated as of March 13, 2002, by and between Andrea and Analog Devices, Inc.**

10.20     Acknowledgement and Agreement, dated as of March 28, 2002, by and between
          Andrea and HFTP Investment LLC (including attached Waiver Agreement and
          Security Agreement)

10.21     Pledge Agreement, dated as of March 28, 2002, by and between Andrea and HFTP Investment LLC

21        Subsidiaries of Registrant

23        Consent of Independent Public Accountants

99        Letter regarding representations of Arthur Andersen LLP

--------------------

* Certain portions of this Agreement have been accorded confidential treatment.

** Request for confidential treatment was filed for portions of such documents. Confidential portions have been omitted, and filed separately with the Securities and Exchange Commission, as required by Rule 24b-2.

(d)  FINANCIAL STATEMENT SCHEDULES

         See Item 14(a)(2)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Andrea Electronics Corporation:

We have audited the accompanying consolidated balance sheets of Andrea Electronics Corporation (a New York corporation) and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Andrea Electronics Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States.

                                               /s/   ARTHUR ANDERSEN LLP




Melville, New York
March 28, 2002

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS



                                                                                                         December 31,
                                                                                                         ------------
                                          ASSETS                                                   2001               2000
                                          ------                                                   ----               ----

CURRENT ASSETS:
   Cash and cash equivalents                                                                  $     3,724,130    $     9,151,835
   Accounts receivable, net of allowance for doubtful accounts of $176,292 and $186,121,
     respectively                                                                                   2,094,146          3,503,713

   Inventories, net                                                                                 3,389,729          6,285,038
   Prepaid expenses and other current assets                                                          547,892            221,259
                                                                                             ----------------   ----------------
                  Total current assets                                                              9,755,897         19,161,845

PROPERTY AND EQUIPMENT, net                                                                           811,392          1,393,760
DEFERRED INCOME TAXES                                                                               1,806,615          1,806,615
GOODWILL, net (Note 4)                                                                             12,317,843         13,403,836
OTHER INTANGIBLE ASSETS, net (Note 4)                                                               8,467,616          9,243,917
OTHER ASSETS, net                                                                                     860,296          2,262,893
                                                                                             ----------------   ----------------
                  Total assets                                                                $    34,019,659    $    47,272,866
                                                                                              ===============    ===============

                           LIABILITIES AND SHAREHOLDERS' EQUITY
                           ------------------------------------

CURRENT LIABILITIES:
   Trade accounts payable                                                                     $     1,147,160    $     2,107,660
   Current portion of long-term debt (Note 9)                                                         158,802            676,046
   Accrued restructuring charges (Note 3)                                                             499,724             -
   Other current liabilities (Note 8)                                                               2,319,296          1,343,088
                                                                                             ----------------   ----------------
                  Total current liabilities                                                         4,124,982          4,126,794

LONG-TERM DEBT (Note 9)                                                                                37,619            195,867
OTHER LIABILITIES                                                                                     783,288             -
                                                                                             ----------------   ----------------
                  Total liabilities                                                                 4,945,889          4,322,661
                                                                                             ----------------   ----------------

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, net, $.01 par value; authorized:  1,000 shares; issued and outstanding: 249 and 500 shares, respectively (Notes 10 and 19);
   liquidation value:  $2,490,000 and $5,000,000, respectively                                     2,421,009          4,830,060
                                                                                             ---------------    ---------------

SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK, net, $.01 par value; authorized:  1,500 shares; issued and outstanding:  750 and 750 shares, respectively (Note 11);
   liquidation value: $7,500,000                                                                   7,364,011          7,332,665
                                                                                             ---------------    ---------------

COMMITMENTS AND CONTINGENCIES (Note 15)

SHAREHOLDERS' EQUITY:
   Preferred stock, $.01 par value; authorized: 4,997,500 shares; none issued and
     outstanding                                                                                       -                 -
   Common stock, $.50 par value; authorized: 70,000,000 shares; issued and outstanding:
     16,308,968 and 13,897,572 shares, respectively                                                 8,212,984          6,948,786
   Additional paid-in capital                                                                      55,695,728         46,711,609
   Deferred stock compensation                                                                        (52,334)            -
   Accumulated deficit                                                                            (44,567,628)       (22,872,915)
                                                                                             ----------------   ----------------
                  Total shareholders' equity                                                       19,288,750         30,787,480
                                                                                             ----------------   ----------------
                  Total liabilities and shareholders' equity                                  $    34,019,659    $    47,272,866
                                                                                              ===============    ===============


The accompanying notes are an integral part of these consolidated balance sheets.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                                       For the Years Ended December 31,
                                                                             -----------------------------------------------------
                                                                                   2001               2000             1999
                                                                                   ----               ----             ----


NET SALES - OPERATING                                                         $   10,258,875     $   15,567,664    $   17,112,487
SALES RETURNS - RESTRUCTURING (Note 3)                                              (337,499)            -                 -
                                                                             ---------------    ---------------    --------------
              Net sales                                                            9,921,376         15,567,664        17,112,487

COST OF SALES - OPERATING                                                          7,401,605         11,279,649        11,908,751
COST OF SALES - RESTRUCTURING (Note 3)                                             2,573,339             -                 -
                                                                             ---------------    ---------------    --------------
              Cost of sales                                                        9,974,944         11,279,649        11,908,751

              Gross (deficit) margin                                                 (53,568)         4,288,015         5,203,736

RESEARCH AND DEVELOPMENT EXPENSES                                                  3,462,340          4,694,116         3,399,666

RESTRUCTURING CHARGES (Note 3)                                                     1,552,892             -                 -

GENERAL, ADMINISTRATIVE AND SELLING EXPENSES                                       8,724,784          9,373,025         8,954,805
                                                                             ---------------    ---------------    --------------

              Loss from operations                                               (13,793,584)        (9,779,126)       (7,150,735)
                                                                             ---------------    ---------------    --------------

OTHER INCOME (EXPENSE):
   Interest income                                                                   193,087            416,393           246,882
   Interest expense                                                                  (51,746)          (233,880)         (306,843)
   Rent and miscellaneous income                                                      22,134             22,261            33,703
                                                                             ---------------    ---------------    --------------
                                                                                     163,475            204,774           (26,258)
                                                                             ---------------    ---------------    --------------

LOSS BEFORE PROVISION FOR INCOME TAXES                                           (13,630,109)        (9,574,352)       (7,176,993)

PROVISION FOR INCOME TAXES (Note 14)                                                  -                  -                 -
                                                                             ---------------    ---------------    --------------

              Net loss                                                           (13,630,109)        (9,574,352)       (7,176,993)

NON-CASH CHARGE ATTRIBUTABLE TO PREFERRED STOCK BENEFICIAL CONVERSION
FEATURE (Note 11)                                                                  7,500,000              -                 -

PREFERRED STOCK DIVIDENDS                                                            564,604            351,209           195,843
                                                                             ---------------    ---------------   ---------------

              Net loss attributable to common shareholders                    $  (21,694,713)    $   (9,925,561)   $   (7,372,836)
                                                                              ==============     ==============    ==============

PER SHARE INFORMATION (Note 5):

Net Loss Per Share - Basic and Diluted                                        $       (1.43)     $        (.72)    $        (.56)
                                                                              =============      =============     =============

Shares used in computing net loss per share - Basic and Diluted                   15,190,834         13,748,945        13,229,559
                                                                             ===============    ===============   ===============



The accompanying notes are an integral part of these consolidated statements.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
FOR THE THREE YEARS ENDED DECEMBER 31, 2001



                                                                                                           Additional
                                                                        Shares            Common             Paid-In
                                                                      Outstanding          Stock             Capital
                                                                      -----------          -----             -------


BALANCE, December 31, 1998                                             13,210,038   $    6,605,019    $     42,548,399

   Exercise of stock options, net of related costs                         32,500           16,250              93,785
   Issuance of warrants in connection with Series B Redeemable
     Convertible Preferred Stock (Note 10)                                 -                -                  348,457
   Preferred stock dividends                                               -                -                   -
   Net loss                                                                -                -                   -
                                                                  ---------------   --------------    ----------------

BALANCE, December 31, 1999                                             13,242,538        6,621,269          42,990,641

   Conversion of Series B Redeemable Convertible Preferred Stock

                                                                          371,909          185,955           2,231,447
   Exercise of stock options, net of related costs                        283,125          141,562           1,489,521
   Preferred stock dividends                                               -                -                   -
   Net loss                                                                -                -                   -
                                                                  ---------------   --------------    ----------------

BALANCE, December 31, 2000                                             13,897,572        6,948,786          46,711,609

   Conversions of Series B Redeemable Convertible Preferred

     Stock                                                              2,308,896        1,154,448           1,411,636
   Exercise of stock options, net of related costs                         27,500           13,750               2,733
   Preferred stock dividends                                               -                -                   -
   Restricted stock grant, net of related current year
   amortization                                                            75,000           96,000              37,500
   Stock option grant to consultant, net of related current
   year amortization                                                       -                -                   32,250
   Beneficial conversion charge attributable to Series C
     Redeemable Convertible Preferred Stock (Note 11)                      -                -                7,500,000
   Net loss                                                                -                -                   -
                                                                  ---------------   --------------    ----------------

BALANCE, December 31, 2001                                             16,308,968   $    8,212,984    $     55,695,728
                                                                  ===============   ==============    ================





                                                  Total
     Deferred Stock         Accumulated        Shareholders'
      Compensation            Deficit              Equity
      ------------            -------              ------


 $         -          $      (5,574,518)   $     43,578,900

           -                    -                   110,035

           -                    -                   348,457
           -                   (195,843)           (195,843)
           -                 (7,176,993)         (7,176,993)
 ----------------     -----------------    ----------------

           -                (12,947,354)         36,664,556



           -                     -                2,417,402
           -                     -                1,631,083
           -                   (351,209)           (351,209)
           -                 (9,574,352)         (9,574,352)
 ----------------     -----------------    ----------------

            -               (22,872,915)         30,787,480



           -                     -                2,566,084
           -                    -                    16,483
            -                  (564,604)           (564,604)

           (28,529)              -                  104,971

           (23,805)              -                    8,445

            -                (7,500,000)             -
            -               (13,630,109)        (13,630,109)
 -----------------    -----------------    -----------------

 $         (52,334)   $     (44,567,628)   $     19,288,750
 ==================   =================    ================


The accompanying notes are an integral part of these consolidated statements.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                       For the Years Ended December 31,
                                                                          ------------------ ------------------ -------------------
                                                                                2001               2000                1999
                                                                                ----               ----                ----

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                               $    (13,630,109)  $    (9,574,352)   $    (7,176,993)
   Adjustments to reconcile net loss to net cash used in operating activities:
     Non-cash interest expense                                                     -                  39,964             93,023
     Depreciation and amortization                                               3,800,147         3,644,392          3,390,987
     Non-cash stock compensation expense                                           113,416           -                   -
     Non-cash charges related to Restructuring (Note 3)                          4,463,730           -                   -

     (Increase) decrease in:
       Accounts receivable, net                                                  1,409,567          (733,010)         2,097,079
       Inventories                                                                 321,970           838,709            890,576
       Prepaid expenses and other current assets                                (1,203,147)         (287,544)          (242,559)
       Other assets                                                               (238,677)         (257,657)          (563,619)
     Increase (decrease) in:
       Trade accounts payable                                                     (960,500)          (27,213)           (87,039)
       Other current liabilities                                                   595,516          (323,798)          (947,508)
       Other liabilities                                                           783,288                 -                  -
                                                                          ----------------   ---------------    ---------------
              Net cash used in operating activities                             (4,544,799)       (6,680,509)        (2,546,053)
                                                                          -----------------  ---------------    ---------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment                                     (203,893)         (369,970)          (834,135)
                                                                          -----------------  ---------------    ---------------
              Net cash used in investing activities                               (203,893)         (369,970)          (834,135)
                                                                          -----------------  ---------------    ---------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of debt obligations (Notes 4 and 9)                                    (695,496)         (596,840)          (514,122)
   Net proceeds from Series B Redeemable Convertible Preferred Stock

     (Note 10)                                                                      -                 -               7,500,000

   Net proceeds from Series C Redeemable Convertible Preferred Stock

     (Note 11)                                                                      -              7,500,000             -
   Payment of convertible notes                                                     -             (1,485,077)            -
   Proceeds from issuance of common stock upon exercise of stock
     options, net of related costs                                                  16,483         1,631,083            110,035
                                                                          ----------------   ---------------    ---------------
              Net cash provided by financing activities                           (679,013)        7,049,166          7,095,913
                                                                          -----------------  ---------------    ---------------

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS
                                                                                (5,427,705)           (1,313)         3,715,725

CASH AND CASH EQUIVALENTS, beginning of year                                     9,151,835         9,153,148          5,437,423
                                                                          ----------------   ---------------    ---------------
CASH AND CASH EQUIVALENTS, end of year                                    $      3,724,130   $     9,151,835    $     9,153,148
                                                                          ================   ===============    ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Non-cash investing and financing activities:
     Beneficial conversion charge attributable to Series C Redeemable
       Convertible Preferred Stock (Note 11)                              $      7,500,000   $        -         $        -
                                                                          ================   ===============    ===============
     Conversion of Series B Redeemable Convertible Preferred Stock into

       common stock (Note 10)                                             $      2,566,084   $     2,417,402    $        -
                                                                          ================   ===============    ===============
     Issuance of warrants in connection with Series B Redeemable
       Convertible Preferred Stock                                        $             -    $           -      $       348,457
                                                                          ================   ===============    ===============
   Cash paid for:
     Interest                                                             $         31,749   $       212,859    $        49,601
                                                                          ================   ===============    ===============
     Income taxes                                                         $         33,838   $        47,675    $        29,479
                                                                          ================   ===============    ===============

The accompanying notes are an integral part of these consolidated statements.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001


1.   ORGANIZATION AND BUSINESS
     -------------------------

Andrea Electronics Corporation, incorporated in the State of New York in 1934, (together with its subsidiaries, "Andrea") has been engaged in the electronic communications industry since its inception. Andrea is presently focused on the development, manufacture and marketing of its Andrea Anti-Noise family of electronic headsets and handsets with noise canceling and noise reducing properties. Noise cancellation enhances voice-activated computing, computerized speech recognition, and computer and Internet telephony. In addition, Andrea is currently developing and marketing a new line of digital signal processing ("DSP") products to further its role in technology enhanced communications, and in May 1998, acquired Lamar Signal Processing, Ltd. ("Lamar"), an Israeli corporation engaged in the development of DSP, noise cancellation microphone solutions (Note 4). Prior to Andrea's entry into the voice-activated computing market in the 1990s, its primary business was selling intercom systems for military and industrial use. Andrea continues to manufacture these systems and is seeking to apply its knowledge of the military and industrial markets to develop applications of its Andrea Anti-Noise technologies for these markets.

As of December 31, 2001, Andrea had working capital of $5,630,915 and cash and cash equivalents of $3,724,130. During 2001, Andrea's operating activities used approximately $4,544,799 of cash. Andrea plans to improve its cash flows during 2002, primarily through performance of its current licensing arrangements (see
Note 12). Management believes that with this plan to improve its cash flows, existing cash and cash equivalents, and cash flows from licensing arrangements (Note 12), there will be sufficient liquidity to continue operating and meet its current obligations until at least the end of the first quarter of 2003.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ------------------------------------------

Principles of Consolidation
---------------------------

The financial statements include the accounts of Andrea and its subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less.

Concentration of Credit Risk
----------------------------

Andrea is a manufacturer of audio communications equipment for several industries. Andrea primarily generates sales from its noise canceling and active noise canceling products as well as through sales to the federal government. Sales of noise canceling and active noise canceling products were significant to one customer and its affiliates, accounting for approximately 37% of total accounts receivable at December 31, 2000, and approximately 22%, 44% and 49% of the total sales for 2001, 2000 and 1999, respectively. Deferred revenues relating to a licensing agreement were significant to one customer, accounting for 48% of total accounts receivable at December 31, 2001. Sales to the federal government and related subcontractors aggregated approximately 33% and 25% of total accounts receivable at December 31, 2001 and 2000, respectively, and approximately 17%, 18% and 23% of the total sales for 2001, 2000 and 1999, respectively.

Inventories
-----------

Inventories are stated at the lower of cost (on a first-in, first-out) or market basis.

Property and Equipment
----------------------

Property, plant and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the assets, which are as follows:

   Leasehold improvements        shorter of lease term or estimated useful life
   Machinery and equipment       3 - 7 years

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001



Expenditures for maintenance and repairs that do not materially prolong the normal useful life of an asset are charged to operations as incurred. Improvements that substantially extend the useful lives of the assets are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation and amortization are removed from the accounts and the resulting gain or loss, if any, is reflected in the statement of operations.

Intangible Assets
-----------------

Patents and trademarks associated with Andrea's proprietary technology are carried at cost less accumulated amortization, which is calculated on a straight-line basis over the estimated useful lives of the assets, not to exceed 17 years. The recoverability of carrying values of intangible assets is evaluated on a recurring basis. Patents and trademarks approximated $500,000 and $1,286,000, net of accumulated amortization of approximately $44,000 and $181,000, at December 31, 2001 and 2000, respectively, and are included in other assets on the accompanying consolidated balance sheets. Goodwill and other intangible assets associated with Andrea's acquisition (Note 4) are carried at cost less accumulated amortization, which is calculated on a straight-line basis over 7-15 years.

Long-Lived Assets
-----------------

Andrea accounts for its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" for purposes of determining and measuring impairment of its long-lived assets (primarily intangible assets). Andrea's policy is to periodically review the value assigned to its enterprise level goodwill and other intangible assets, resulting from its acquisition of Lamar (Note 4) to determine if it has been permanently impaired by adverse conditions which may affect Andrea or Lamar. If Andrea identifies a permanent impairment such that the carrying amount of Andrea `s enterprise level goodwill or other intangible assets is not recoverable using the sum of an undiscounted cash flow projection (gross margin dollars from product sales), a new cost basis for the impaired asset(s) will be established. This new cost basis will be net of any recorded impairment. Considerable management judgment is necessary to estimate undiscounted future operating cash flows and, accordingly, actual results could vary significantly from such estimates. As of December 31, 2001, management believes that no impairment exists for any of its long-lived assets.

Revenue Recognition
-------------------

Revenue is recognized upon shipment and acceptance of goods. Andrea reports its sales levels on a net sales basis, with net sales being computed by deducting from gross sales the amount of actual sales returns and the amount of reserves established for anticipated sales returns.

Barter Transactions
-------------------

Andrea records barter transactions at the estimated fair market value of the services received. Deferred charges relating to a barter transaction approximated $273,000 and $670,000 as of December 31, 2001 and 2000, respectively, after giving effect to the restructuring charge (Note 3), and are included in other assets. The deferred charges are being amortized over the lesser of the period of benefit or the program period, not to exceed five years. Andrea did not engage in any barter transactions during 2001, 2000 or 1999.

Income Taxes
------------

Andrea accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This pronouncement established financial accounting and reporting standards for the effects of income taxes that result from Andrea's activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting for income taxes.

The provision for income taxes is based upon income, if any, after adjustment for those permanent items that are not considered in the determination of taxable income. Deferred income taxes result when Andrea recognizes revenue or expenses for income tax purposes in a different year than for financial reporting purposes (Note 14).

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001



Stock-Based Compensation
------------------------

Andrea complies with the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," by continuing to apply the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and Financial Accounting Standards Board Interpretation No. 44, "Accounting for Certain Transactions Involving Stock Compensation" while providing the required pro forma disclosures as if the fair value method had been applied (Note 16).

Research and Development
------------------------

Andrea expenses all research and development costs as incurred.

Advertising Expenses
--------------------

In accordance with Statement of Position 93-7, "Reporting on Advertising Costs", Andrea charges all media costs of newspaper and magazine advertisements as well as trade show costs to the consolidated statements of operations when advertisements are run and trade shows are attended. Prepaid advertising at December 31, 2001 and 2000, which primarily represents costs for media services purchased but not yet incurred, is included in prepaid expenses and other current assets in the accompanying consolidated balance sheets. Total advertising and marketing expenses for the years ended December 31, 2001, 2000 and 1999 approximated $400,000, $500,000 and $500,000, respectively.

Fair Value of Financial Instruments
-----------------------------------

Andrea calculates the fair value of financial instruments and includes this additional information in the notes to financial statements when the fair value is different than the book value of those financial instruments. When the fair value approximates book value, no additional disclosure is made. Andrea uses quoted market prices whenever available to calculate these fair values. When quoted market prices are not available, Andrea uses standard pricing models for various types of financial instruments which take into account the present value of estimated future cash flows. As of December 31, 2001 and 2000, the carrying value of all financial instruments approximated fair value.

Comprehensive Income
--------------------

Andrea follows the provisions of SFAS No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investment by owners and distribution to owners, in a financial statement for the period in which they are recognized. Comprehensive income is the total of net income and all other non-owner changes in equity (or other comprehensive income) such as unrealized gains/losses on securities available-for-sale, foreign currency translation adjustments and minimum pension liability adjustments. Comprehensive and other comprehensive income must be reported on the face of the annual financial statements or, in the case of interim reporting, in the footnotes to the financial statements. Andrea's operations did not give rise to items includible in comprehensive loss which were not already included in net loss. Accordingly, Andrea's comprehensive loss is the same as its net loss for all periods presented.

Derivative Instruments
----------------------

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended by SFAS No. 137 and SFAS No. 138 is effective for all fiscal years beginning after June 15, 2000 and will not require retroactive restatement of prior period financial statements. This statement requires the recognition of all derivative instruments as either assets or liabilities in the balance sheet measured at fair value. Derivative instruments will be recognized as gains or losses in the period of change. While Andrea operates in international markets, it does so presently without the use of derivative instruments or engagement in hedging activities and, accordingly, the adoption of this standard by Andrea in the first quarter of 2001 did not have a material effect on its consolidated financial statements.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




Recently Issued Accounting Pronouncements
-----------------------------------------

Goodwill and Other Intangible Assets
------------------------------------

In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, "Business Combinations" and No. 142, "Goodwill and other Intangible Assets". SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently, if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life).

Andrea has adopted this standard effective January 1, 2002, and, accordingly, those intangible assets that will continue to be classified as goodwill or as other intangibles with indefinite lives will no longer be amortized. Other intangible assets, which do not have indefinite lives (such as core technology -
Note 4), will continue to be amortized. Andrea has made a preliminary assessment of its intangible assets to identify goodwill separately from other identifiable intangibles. No adjustment was deemed necessary, although the intangible asset "Workforce in Place" will be reclassified as goodwill pursuant to SFAS No. 142. In accordance with the SFAS No. 142, intangible assets, including purchased goodwill, will be evaluated periodically for impairment. Based upon the results of Andrea `s transitional impairment testing, there will be no material impact on the combined financial results related to Andrea `s intangible assets or purchased goodwill. Amortization of goodwill and other intangible assets, relating to the assets that will no longer be amortized, was approximately $1,128,186 for the year ended December 31, 2001.

Long-Lived Assets
-----------------

In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30 "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". The Statement retains the fundamental provisions of SFAS No. 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The provisions of this statement are required to be adopted no later than fiscal years beginning after December 31, 2001, with early adoption encouraged. Andrea is currently evaluating the impact of the adoption of SFAS No. 144, which Andrea expects will not be material.

Reclassifications
-----------------

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




3.  RESTRUCTURING
--  -------------

During the fourth quarter of fiscal 2001, Andrea recorded restructuring charges in connection with exiting a PC headset channel, or customer-type, within the Anti-Noise Product segment. The restructuring charge is recorded as accrued restructuring charges or as a reduction of assets, as applicable. Andrea expects to settle all of its remaining obligations related to the restructuring by the end of fiscal 2002. Following is a summary of the charges recorded in the consolidated statement of earnings for fiscal 2001:



                                                                                                 Operating
                                                          Net Sales          Cost of Sales        Expenses            Total
                                                          ---------          -------------        --------            -----

     Inventory                                        $       -            $    2,573,339 (b) $       -         $    2,573,339
     Trademarks and fixed assets                              -                   -                1,114,190(c)      1,114,190
     Anticipated sales returns                               337,499 (a)          -                   -                337,499
     Reduction of deferred barter costs                       -                   -                  276,477(c)        276,477
     Support services and facility closures                   -                   -                  162,225(c)        162,225
                                                      --------------       -------------      ----------------- --------------
              Total                                   $      337,499       $    2,573,339     $    1,552,892    $    4,463,730
                                                      ==============       ==============     ==============    ==============

(a) Represents estimated sales returns activity related to exiting this specific customer channel.

(b) Represents the historical cost of inventory to be written-off, which we do not expect to sell as a result of exiting this activity.

(c) Represents costs associated with exiting certain agreements, as well as impairment charges associated with abandoning related assets as a result of exiting this activity and its supporting activities and its supporting activities.

4.   ACQUISITION OF BUSINESS
     -----------------------

On May 5, 1998, Andrea acquired all of the outstanding shares of capital stock of Lamar (the "Acquisition"). The consideration paid by Andrea for the Acquisition was approximately 1,800,000 shares of restricted common stock, $1,000,000 in cash and $2,000,000 in notes payable. The cash was recorded at stated value. Both the notes payable and the shares issued were discounted to reflect the appropriate value of the consideration paid taking into account the underlying restrictions, arriving at the values of $1,615,000 and $23,129,532, respectively. Of the approximately 1,800,000 shares issued to the sellers, one-third became freely transferable on the first anniversary of the closing; an additional one-third became transferable on the second anniversary; and the last one-third on the third anniversary. Of the aggregate cash consideration to be paid by Andrea, the last note payment was made by Andrea during 2001. The Acquisition was accounted for under the purchase method of accounting and, accordingly, the operating results of Lamar have been included in the consolidating operating results since the date of acquisition. The purchase, for aggregate consideration of $27.6 million, including costs associated with the acquisition of Lamar of $1.4 million, resulted in intangible assets of $27.3 million. The goodwill and other intangibles, together with their respective useful lives, consist of the following:



                                                    Net Value at             Net Value at
                                                 December 31, 2001          December 31, 2000       Estimated Useful Life
                                                 -----------------          -----------------       ---------------------
     Goodwill                                   $       12,317,843        $       13,403,836             15 years
     Other Intangible Assets:
       Core Technology                          $        8,326,586        $        9,060,694             15 years
       Workforce in Place                                  141,030                   183,223              7 years
                                                ------------------        ------------------
     Total Other Intangible Assets              $        8,467,616        $        9,243,917
                                                ==================        ==================

As described in Note 2, Andrea has adopted the provisions of SFAS No. 141 and 142 effective January 1, 2002. Consequently, the intangible asset "Workforce in Place" will be reclassified as goodwill, which will no longer amortize, while the intangible asset "Core Technology" will continue to amortize.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001





5.   NET LOSS PER SHARE
     ------------------

Andrea follows the provisions of SFAS No. 128, "Earnings Per Share". In accordance with this statement, basic net loss per common share is computed by dividing net loss by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding.

The following chart provides a reconciliation of information used in calculating the per share amounts:



                                                                                 For the Year Ending December 31,
                                                                                 --------------------------------
                                                                             2001              2000             1999
                                                                             ----              ----             ----

   Numerator:
      Net loss                                                          $  (13,630,109)  $   (9,574,352)   $   (7,176,993)
       Less: Non-cash charge attributable to preferred stock                (7,500,000)          -                 -
            beneficial conversion feature
            Preferred stock dividends                                         (564,604)        (351,209)         (195,843)
                                                                       ---------------- ----------------  ----------------
         Net loss applicable to common shareholders                     $  (21,694,713)  $   (9,925,561)   $   (7,372,836)
                                                                        ==============   ==============    ==============

   Denominator:
      Weighted-average common shares outstanding - Basic and Diluted        15,190,834       13,748,945        13,229,559
                                                                       ===============  ===============   ===============

   Net loss per share - Basic and Diluted                               $       (1.43)   $        (.72)    $        (.56)
                                                                        ==============   =============     =============

6.   INVENTORIES, net
     ----------------

Inventories, net, consists of the following:

                                                                                            December 31,
                                                                                            ------------
                                                                                      2001               2000
                                                                                      ----               ----
         Raw materials                                                          $      2,000,375   $      2,476,886
         Work-in-process                                                                 130,167            842,267
         Finished goods                                                                1,845,720          3,447,896
                                                                                ----------------   ----------------
                                                                                       3,976,262          6,767,049

         Less: reserve for obsolescence                                                 (586,533)          (482,011)
                                                                                ----------------   ----------------
                                                                                $      3,389,729   $      6,285,038
                                                                                ================   ================

7.   PROPERTY AND EQUIPMENT, net
     ---------------------------

Property and equipment, net, consists of the following:

                                                                                         December 31,
                                                                                         ------------
                                                                                      2001              2000
                                                                                      ----              ----

          Leasehold improvements                                                 $      79,485    $      79,485
          Machinery and equipment                                                    4,303,596        4,377,987
                                                                                 -------------    -------------
                                                                                     4,383,081        4,457,472

          Less:  accumulated depreciation and amortization                          (3,571,689)      (3,063,712)
                                                                                 --------------   -------------
                                                                                 $     811,392    $   1,393,760
                                                                                 =============    =============

Depreciation and amortization of property and equipment was $741,443, $906,719 and $723,705 for the three years ended December 31, 2001, 2000 and 1999, respectively.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




8.   OTHER CURRENT LIABILITIES
     -------------------------

Other current liabilities consists of the following:

                                                                                       December 31,
                                                                                       ------------
                                                                                    2001              2000
                                                                                    ----              ----

        Accrued professional, and other service fees                          $   1,164,067     $     857,495
        Accrued interest and dividend expense                                       721,607           393,015
        Deferred revenue - current portion (Note 12)                                258,221            -
        Accrued other                                                               175,401            92,578
                                                                              -------------     -------------
                                                                              $   2,319,296     $   1,343,088
                                                                              =============     =============

9.   LONG-TERM DEBT
     --------------

Long-term debt consists of the following:

                                                                                       December 31,
                                                                                       ------------
                                                                                    2001              2000
                                                                                    ----              ----

        Notes payable to sellers, net (a)                                      $     -           $    484,997
        Bank note (b)                                                               196,421           386,916
                                                                              -------------     -------------
                                                                                    196,421           871,913

        Less: Current portion                                                      (158,802)         (676,046)
                                                                              --------------    -------------
                                                                               $     37,619      $    195,867
                                                                               ============      ============

(a) As part of the aggregate purchase price of the Acquisition (Note 4), Andrea issued $2,000,000 in non-interest bearing promissory notes (the "Promissory Notes") to the former shareholders of Lamar, which has been fully paid as of December 31, 2001.

(b) In connection with the Acquisition (Note 4), Andrea assumed the outstanding obligations of Lamar which, at December 31, 2001, includes Israeli government-guaranteed loans in the amount of $196,421, bearing interest at 8.7% per annum. These loans are part of a $1,000,000 government-guaranteed credit facility approved for Lamar, which is subject to the implementation of an investment program in accordance with Israeli law. The approval associated with the investment program requires certain conditions to be met, as defined. In the event Lamar fails to meet the conditions, immediate repayment may be required. At December 31, 2001, Andrea `s management believes that Lamar was in compliance with those conditions.

Scheduled maturities of long-term debt are as follows:

     2002                                                                    $        158,802
     2003                                                                              21,092
     2004                                                                              16,527
                                                                             ----------------
                   Total                                                     $        196,421
                                                                             ================

10.  SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK
     -----------------------------------------------

On June 22, 1999, Andrea issued and sold in a private placement $7,500,000 of Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"), and a warrant covering 75,000 shares of Andrea `s common stock. Each of the 750 shares of Series B Preferred Stock (par value $0.01 per share) has a stated value of $10,000 plus dividends of 4% per annum, which sum is convertible into common stock (par value $0.50 per share) at a conversion price equal to the lower of $8.775 (the "Maximum Conversion Price") and the average of the two lowest closing bid prices of the common stock during the 15 consecutive trading days immediately preceding a conversion date (the "Market Price"), subject to certain adjustments, including anti-dilution. The 4% dividends may, at the option of Andrea, be paid in cash. The warrant has an exercise price of $8.775 per share and expires on June 18, 2004.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




The Series B Preferred Stock becomes convertible into Andrea `s common stock according to a vesting schedule, with 12.5% of the shares having become convertible on October 17, 1999, 12.5% of the shares having become convertible on November 17, 1999, 12.5% of the shares having become convertible on December 17, 1999, and an additional 12.5% becoming convertible at the end of next five succeeding 30-day periods. The vesting schedule will lapse for conversions occurring at the Maximum Conversion Price and upon the occurrence of certain extraordinary events, as defined. As of December 31, 2001, Andrea has 6,925,632 shares of its common stock reserved for issuance upon conversion of the shares of the Series B Preferred Stock.

Upon the announcement of a major transaction, as defined in Andrea's certificate of incorporation, the investors have the right to require Andrea to redeem all or a portion of the investor's Preferred Shares at a redemption price equal to the greater of 120% of the stated value plus any accrued dividends or the Market Price on the day of announcement. In addition, upon the occurrence of certain triggering events, as defined, and depending on Andrea's control over such events, the investor may have the right to require Andrea to i) redeem all or a portion of the Preferred Shares at a redemption price equal to the greater of 120% of the stated value plus any accrued dividends or the Market Price on the day of announcement, or ii) pay a penalty equal to 1% of the remaining principal amount outstanding for a period not to exceed 20 days in any 365 day period, and adjust the Maximum Conversion Price, as defined.

Andrea is actively seeking to obtain additional capital and funding which, if successful, could involve the triggering of the redemption rights. If such redemption rights are triggered and Andrea has insufficient funds to satisfy the redemption, Andrea will be required to obtain a waiver from the holders of the Series B Preferred Stock. If the Series B Preferred Stock holders do not consent to such a waiver, Andrea's efforts to obtain additional funding and capital will be materially adversely affected and its ability to continue its current operations will be materially adversely affected.

For the year ending December 31, 2001, the following number of shares of Series B Preferred Stock, together with related accrued dividends, were converted:



                                            Number of Series B           Conversion         Number of Common
               Date of Conversion       Preferred Stock Converted           Price                Shares
            -----------------------    ---------------------------    ----------------    -------------------
             January 11, 2001                        100                     $1.875               566,824
             January 18, 2001                         52                     $1.875               294,961
             August 16, 2001                          65                     $ .985               717,029
             November 2, 2001                         34                     $ .510               730,082
                                                     ---                                        ---------
                     Total                           251                                        2,308,896
                                                     ===                                        =========

The original value of the warrants upon issuance was $348,457. As of December 31, 2001, the Series B Preferred Stock is recorded net of the unaccreted present value of the warrants of $68,991. Due to the redemption features discussed above, the Series B Preferred Stock is presented outside of stockholders' equity in the accompanying consolidated balance sheet. Subsequent to December 31, 2001, 40 and 37 shares of the Series B Preferred Stock, together with related accrued dividends, were converted into 747,657 and 805,075, respectively, shares of common stock (Note 19).

11.  SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK
     -----------------------------------------------

On October 10, 2000, Andrea issued and sold in a private placement $7,500,000 of Series C Redeemable Convertible Preferred Stock (the "Series C Preferred Stock"). Each of the 750 shares of Series C Preferred Stock (par value $0.01 per share) has a stated value of $10,000 plus dividends of 5% per annum, which sum is convertible into Common Stock (par value $0.50 per share) at a conversion price which was initially equal to $7.0565 or 110% of the average of the two lowest closing bid prices of the Common Stock during the 5 consecutive trading days immediately preceding the issuance date for the first nine months. The conversion price will be reset every six months thereafter to the lesser of the then existing conversion price and the average of the two lowest closing bid prices of the Common Stock during the 5 consecutive trading days immediately preceding the six-month reset dates or, for the period beginning on the day two years after the initial issuance and ending on the maturity of the Series C Preferred Stock (October 10, 2002), the least of: (i) the then existing conversion price, (ii) the average of the two lowest closing bid prices of the Common Stock during

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




the 15 consecutive trading days immediately preceding such two year date and
(iii) the closing bid price on the day of conversion, subject in each case to certain adjustments. The current conversion price is $0.765. The 5% dividend amount may, at the option of Andrea, be paid in cash or in shares of Andrea's Common Stock. The Series C Preferred Stock is convertible or redeemable at maturity by Andrea, based upon certain circumstances at that time, and is redeemable by the holder upon certain events. As of Andrea has 10,8910,411 shares of its common reserved for issuance upon conversion of the shares of the Series C Preferred Stock. Andrea has the right to require the conversion of the Series C Preferred Stock after one year upon the satisfaction of certain conditions. During the 18-month period beginning on October 10, 2000, the investors may exercise an option to purchase up to an additional $2,500,000 million of Andrea's Series C Preferred Stock, subject to the closing bid price of Andrea's Common Stock being no less than $7.0565 as of the date of such exercise. These additional Preferred Shares would be identical in all material respects to those purchased at Initial Issuance and, consequently, a contingent beneficial conversion feature exists which may result in the Investor obtaining a conversion price for such additional Preferred Shares which, at the time of the exercise of the option, could be less than the market price of the Common Stock at such date. In accordance with the provisions of Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios", Andrea may be required to record, at the time of exercise for such additional Preferred Shares, a charge to accumulated deficit as a result of this beneficial conversion right.

In accordance with EITF Issue 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments", Andrea recorded a one time non-cash charge of $7,500,000 to accumulated deficit. This pronouncement values the economic benefit of the contingent beneficial conversion feature that the holders of the Series C Preferred Stock received when the conversion price of the Series C Preferred Stock was reset from $7.0565 to $1.44 in July 2001. This charge represents the maximum charge under this standard and, accordingly, there will be no additional charges to equity at later reset dates.

The original value of the deal costs upon issuance was $175,000. As of December 31, 2001, the Series C Preferred Stock is recorded net of the unaccreted present value of the deal costs of $135,989. Due to the redemption features discussed above, the Series C Preferred Stock is presented outside of stockholders' equity in the accompanying consolidated balance sheet.

Upon the announcement of a major transaction or upon certain triggering events, as defined, the investor has the right to require Andrea to redeem all or a portion of the investor's Series C Preferred Shares at a redemption price equal to the greater of (i) 120% of the Liquidation Value, as defined, or (ii) the product of the applicable conversion rate in effect on the date of the major transaction or the triggering event and the closing bid price of Common Stock of Andrea on the trading day immediately preceding the major transaction or triggering event or the closing bid price of Andrea's Common Stock on the date the holder's delivery to Andrea of notice. In addition, if Andrea is unable to effect such redemption (i) interest will accumulate on the value of the Series C Preferred Shares that Andrea is unable to redeem at the rate of 2% per month and
(ii) the holders of the Series C Preferred Stock are entitled to void their redemption notices and receive a reset of their applicable conversion price.

On March 25, 2002, Andrea announced that a triggering event had occurred and that as a result of the trigger, the investor had the right to require Andrea to redeem all of the Series C Preferred Shares. The investor has agreed, in a Waiver Agreement, to waive its right to receive the aggregate Triggering Event Redemption Price (as defined in a Certificate of Amendment) (together with any interest and related cash payments or penalties thereon) the investor was otherwise entitled to as a result of the existing triggering event until April 7, 2007. In addition, the investor agreed to waive, until April 7, 2007, its right to receive the aggregate Triggering Event Redemption Price, as defined, (together with any interest and related cash payments or penalties thereon) with respect to (1) any future Triggering Event relating to additional registration failures, provided that the existing registration statements remain effective and available to the investor for the number of shares currently covered by such registration statements (less any future sales made pursuant to such registration statements), and (2) any future Triggering Event relating to the delisting of Andrea's common stock, provided that the Common Stock is thereafter authorized for trading on the OTC BB. In addition, the investor agreed to waive, until April 1, 2007, Andrea's obligation to register any additional shares and Andrea's obligation to make certain cash payments, if any, for its failure to register any additional shares. Finally, the investor acknowledged that no Maturity Date Redemption Price (as defined) is due on October 10, 2002. The investor's waivers described above shall be null and void immediately, however, upon the earlier of April 7, 2007, if such Triggering Event Redemption Price is not paid on April 7, 2007, the first date on which Andrea fails to comply in any material respect with

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001



the terms of the Waiver Agreement, and related agreements entered into between Andrea and the investor (the "Agreements"), and the first date on which Andrea is insolvent.

As consideration for the Waiver, Andrea agreed to grant the investor a security interest in all of Andrea's assets; however, the investor agreed to have its lien on the Andrea's assets subordinated to (1) any lien granted in the future to a non-affiliated third party in connection with a strategic transaction with a financing component, provided that such third-party lien relates only to the amount of the financing component of such transactions, and (2) any lien granted in the future to a bank or other similar institution pursuant to any asset based financing transaction. In addition, the investor agreed to release its lien in connection with any sale of any assets subject to investor's lien, provided the investor receives a lien on the proceeds of the sale. The investor acknowledged that its lien in any portion of Andrea's intellectual property is effectively subordinate to the interest of any current or future licensee of such intellectual property, as any interest the investor may have in such intellectual property cannot be greater than Andrea's interest therein.

Given that the waiver granted by the investor does not cover all triggering events set forth in the Certificate of Amendment and that the waiver will be null and void in the event Andrea fails to comply in any material respect with the terms of the Agreements, among other things, there is a risk that the investor could declare a triggering event that would trigger the redemption rights.

If such redemption rights are triggered and Andrea has insufficient funds to satisfy the redemption, Andrea will be required to obtain a new waiver from the holders of the Series C Preferred Stock. If the Series C Preferred Stock holders do not consent to such a waiver, Andrea's efforts to obtain additional funding and capital will be materially adversely affected and its ability to continue its current operations will be materially adversely affected.

12.  LICENSING AGREEMENT
     -------------------

In December 2001 and March 2002 we entered into two agreements with Analog Devices, Inc to be their provider of noise canceling technologies for use with certain of their computer audio product offerings. These license agreements relate to Andrea Electronics' high performance noise canceling technologies that enable clear voice communications and high-performance audio in small home-office and regular office environments. Under our agreements with Analog Devices, they are obligated to pay us a total of $5 million in license fees during calendar 2002. Through March 2002, and in accordance with our agreements, we have received $1 million of these license fees. The license agreement executed in December 2001, as amended, was for $1 million of the aforementioned license fees, and is recorded as an account receivable and deferred revenue ($258,221 of which is classified as current and $741,779 classified as long-term) in the accompanying consolidated balance sheets. All license revenues will be recognized on a straight-line basis over their respective three-year periods.

13.  RETIREMENT PLAN
     ---------------

Andrea has a defined contribution profit sharing plan that is qualified under
Section 401(k) of the Internal Revenue Code and is available to substantially all of its employees. Andrea's contributions, which serve to match a portion of participant contributions, were $0, $67,118 and $153,360 for the years ended December 31, 2001, 2000 and 1999, respectively.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




14.  INCOME TAXES
     ------------

Income tax provision (benefit) consists of the following:



                                                                                              Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                       2001              2000              1999
                                                                                       ----              ----              ----

      Federal:
          Current                                                                 $       -        $        -        $       -
          Deferred                                                                    (3,258,874)      (2,940,564)       (2,447,011)

       State and Local:
          Current                                                                         -                -                 -
          Deferred                                                                      (479,246)        (432,436)         (359,855)
          Adjustment to valuation allowance related to net deferred tax assets         3,738,120        3,373,000         2,806,866
                                                                                  --------------   --------------    --------------


                                                                                  $       -        $       -         $       -
                                                                                  ==============   ==============    ==============

A reconciliation between the effective rate for income taxes and the amount computed by applying the statutory Federal income tax rate to loss before income taxes is as follows:



                                                                                               Year Ended December 31,
                                                                                  -------------------------------------------------
                                                                                         2001              2000             1999
                                                                                         ----              ----             ----
       Tax provision at statutory rate                                                    34%              34%               34%
       State and local taxes                                                               5%               5%                5%
       Change in valuation allowance for net deferred tax assets                         (39%)            (39%)             (39%)
                                                                                  -----------      -----------       -----------
                                                                                          -                -                 -
                                                                                  ============     ============      ===========

The tax effects of temporary differences that give rise to significant portions of the deferred tax asset, net, at December 31, 2001 and 2000, are as follows:

                                                                                      2001              2000
                                                                                      ----              ----

       Long-term deferred tax assets:
         Reserve for accrued expenses and trade credit                            $       866,000  $       490,000
         Allowance for doubtful accounts                                                   69,000           73,000
         Reserve for Restructuring Charges                                                303,000               --
         Reserve for obsolescence                                                         229,000          188,000
         NOL carryforward                                                              15,937,000       12,386,000
                                                                                  ---------------  ---------------
                                                                                       17,404,000       13,137,000

       Less: valuation allowance                                                      (15,597,385)     (11,330,385)
                                                                                  ---------------  ---------------
           Deferred tax asset, net                                                $     1,806,615  $     1,806,615
                                                                                  ===============  ===============

As of December 31, 2001, Andrea had net operating loss and credit carryforwards of approximately $43,000,000 expiring in varying amounts beginning in 2006 through 2021. The determination that the net deferred tax asset of $1,806,615 at December 31, 2001 and 2000 is realizable, is based on Andrea's expectations of future earnings. Included in the remaining fully reserved deferred tax asset of approximately $15.6 million, is approximately $4.9 million related to tax benefits associated with the exercise of stock options, which will not result in a tax benefit in the consolidated statement of operations in future periods but, rather, will result in further increases to additional paid-in capital, if and when realized.

15.  COMMITMENTS AND CONTINGENCIES
     -----------------------------

Leases

Andrea's corporate headquarters is located in Melville, New York, where Andrea leases space for manufacturing, research and development, sales and executive offices from an unrelated party. The lease is for approximately 40,000

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




square feet and expires in June 2008. Rent expense under this operating lease was approximately $562,000, $540,000 and $507,000 for the years ended December 31, 2001, 2000 and 1999, respectively. As of December 31, 2001, the minimum future lease commitments, under this lease and all other noncancellable operating leases, are as follows:

       2002                                     $        778,306
       2003                                              776,487
       2004                                              769,311
       2005                                              683,832
       2006                                              711,185
       Thereafter                                        339,190
                                                ----------------
                              Total             $      4,058,311
                                                ================

Employment Agreements
---------------------

         Andrea has entered into employment agreements with the officers and Chairman of the Company. During 2002, Andrea will be negotiating terms to employment contracts that expire at the end of 2002 and in the first half of 2003. The future minimum cash commitments under these agreements are as follows:

                                 Number of             Aggregate Annual
             Fiscal Year        Individuals                 Amount
             -----------        -----------                 ------


               2002                  3                       $525,000
               2003                  3                        116,000

Legal Proceedings
-----------------

Andrea is presently engaged in a lawsuit filed in the U.S. District Court for the Eastern District of New York by NCT Group, Inc. ("NCT") and its subsidiary NCT Hearing Products, Inc. NCT alleges that we: engaged in unfair competition by misrepresenting the scope our patents, specifically, U.S. Pat. Nos. 5,732,143, 5,825,897 and 6,061,456 thereby tortuously interfering with prospective contractual rights between NCT and its existing and potential customers; made false and disparaging statements about NCT and its products; and falsely advertised Andrea's ANR products. The complaint requests a declaration that these patents are invalid and unenforceable and that NCT's products do not infringe upon these patents and seeks to enjoin Andrea from engaging in these alleged activities and seeks compensatory damages of not less than $5 million, punitive damages of not less than $50 million and plaintiffs' costs and attorneys' fees.

Andrea has filed and served an answer to the NCT complaint, denying the allegations and asserting affirmative defenses and counterclaims. Our counterclaims, as amended, allege that NCT has willfully infringed the above mentioned patents, and that NCT has engaged in trademark infringement, false designation of origin, and unfair competition. The counterclaims seek injunctive relief with respect to the allegations of patent infringement, trademark infringement, false designation of origin and unfair competition. Andrea is also seeking exemplary and punitive damages, prejudgment interest on all damages, costs, reasonable attorneys' fees and expenses.

During the third quarter of 2001, the court held a "Markman Hearing" to determine the meaning of the claims in the three Andrea patents. Andrea is unable to anticipate when the Court will issue a decision on this question. If this suit is ultimately resolved in favor of NCT, Andrea could be materially adversely affected. Andrea believes, however, that NCT's allegations are without merit and intend to vigorously defend itself and to assert against NCT the claims described above. This litigation has been dormant from its inception until the present time.

In addition to the litigation noted above, Andrea is from time to time subject to routine litigation incidental to its business. While it is not feasible to predict or determine the final outcome of the claims against Andrea, management believes that the results of the above noted litigation and other pending legal proceedings will not have a material adverse effect on Andrea `s financial condition, results of operations or liquidity.

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




16.  STOCK PLANS
     -----------

In 1991, the Board of Directors of Andrea (the "Board") adopted the 1991 Performance Equity Plan ("1991 Plan"), which was approved by the shareholders. The 1991 Plan, as amended, authorizes the granting of awards, the exercise of which would allow up to an aggregate of 4,000,000 shares of Andrea's common stock to be acquired by the holders of those awards. The awards can take the form of stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options or other stock-based awards. Awards may be granted to key employees, officers, directors and consultants. Stock options granted to employees and directors under the 1991 Plan were granted for terms of up to 10 years at an exercise price equal to the market value at the date of grant and are exercisable in whole or in part at stated times from the date of grant up to four years from the date of grant.

In 1998, the Board adopted the 1998 Stock Option Plan ("1998 Plan"), which was subsequently approved by the shareholders. The 1998 Plan, as amended, authorizes the granting of awards, the exercise of which would allow up to an aggregate of 4,375,000 shares of Andrea's common stock to be acquired by the holders of those awards. Similar to the 1991 Plan, the awards can take the form of stock options, stock appreciation rights, restricted stock, deferred stock, stock reload options or other stock-based awards. Awards may be granted to key employees, officers, directors and consultants.

During the year ended December 31, 2001, Andrea awarded 75,000 shares of restricted stock under the 1991 Plan, with a weighted average fair market value at the date of grant of $1.82 per share. These restricted shares vest one year from the date of grant. Compensation expense related to these awards was $104,971 for the year ended December 31, 2001.

Andrea accounts for stock-based awards granted to employees and directors under APB Opinion No. 25, under which no compensation cost has been recognized for stock options granted at market value (Note 2). Had compensation cost for these stock options been determined consistent with SFAS No. 123, Andrea's net loss and net loss per share would have been as follows:



                                                                                    Year Ended December 31,
                                                                     ------------------ ----------------- ----------------
                                                                           2001               2000             1999
                                                                           ----               ----             ----

     Net loss attributable to common shareholders:   As Reported      $(21,694,713)      $   (9,925,561)   $   (7,372,836)
                                                     Pro Forma          (22,592,192)        (11,954,665)       (11,338,178)

     Basic and diluted net loss per share:           As Reported      $       (1.43)     $         (.72)   $          (.56)
                                                     Pro Forma                (1.49)               (.87)              (.86)

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts. Option activity during 2001, 2000 and 1999 is summarized as follows:


                                                                          Year Ended December 31,
                                              ---------------------------------------------------------------------------------
                                                        2001                         2000                        1999
                                              ------------------------      -----------------------     -----------------------
                                                              Weighted                     Weighted                    Weighted
                                                              Average                      Average                     Average
                                                              Exercise                     Exercise                    Exercise
                                                Shares         Price          Shares        Price         Shares        Price
                                              ---------       --------      ---------     ---------     ---------     ---------

Outstanding at beginning of period            4,964,875        7.57         4,300,000       8.04        3,082,500        9.06
   Granted                                      622,000        1.27         1,233,000       6.27        1,345,000        5.42
   Exercised                                    (27,500)       0.68          (283,125)      5.82          (32,500)       5.67
   Forfeited                                   (578,375)       7.97          (225,625)     12.01          (65,000)      10.93
   Cancelled                                   (767,875)      11.37           (59,375)      9.92          (30,000)       9.52
                                               ---------                    ---------                   ---------

Outstanding at end of period                  4,213,125        6.36         4,964,875       7.57        4,300,000        8.04
                                              =========                     =========                   =========

Exercisable at end of period                  2,381,375        7.70         2,157,250       7.85        1,439,750        7.34
                                              =========                     =========                   =========
Weighted-average fair value of options
   granted                                                    $1.13                        $4.39                        $4.14
                                                              =====                        =====                        =====


The fair values of the stock options granted were estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:



                                                     2001                2000               1999
                                                     ----                ----               ----

           Expected life in years                       3                  5                   6
           Risk-free interest rates                  4.16%              6.19%               5.92%
           Volatility                                 153%                83%                 77%
           Dividend yield                               0%                 0%                  0%

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




The following table summarizes information about stock options outstanding at December 31, 2001:



                                                      Options Outstanding                           Options Exercisable
                                      ----------------------------------------------------    -----------------------------
                                                            Weighted-          Weighted-                        Weighted-
                                                             Average            Average                          Average
                                            Number          Remaining          Exercise         Number           Exercise
    Range of Exercise Prices             Outstanding      Contractual Life       Price        Exercisable         Price
    ------------------------             -----------      ----------------       -----        -----------         -----


     $  0.68    to  $  1.01                   320,000           6.35           $   0.69           120,000      $    0.68
        1.02    to     1.53                     2,000           9.52           $   1.51           -            $      -
        1.54    to     2.32                   385,000           9.23           $   1.77           -            $      -
        2.33    to     3.49                    10,000           8.93           $   3.30             2,500      $    3.30
        3.50    to     5.25                    15,000           4.58           $   5.00            15,000      $    5.00
        5.26    to     7.89                 2,583,500           7.12           $   5.98         1,346,250      $    5.83
        7.90    to    11.84                   457,625           6.52           $   8.87           457,625      $    8.87
       11.85    to    17.78                   440,000           6.36           $  14.26           440,000      $   14.26
                                      ---------------  -------------           --------     -------------      ---------
     $  0.68    to  $ 17.78                 4,213,125           7.10           $   6.36         2,381,375      $    7.70
                                      ===============  =============           ========     =============      =========


ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




17.  SEGMENT INFORMATION
     -------------------

Andrea follows the provisions of SFAS No. 131,"Disclosures about Segments of an Enterprise and Related Information." Reportable operating segments are determined based on Andrea's management approach. The management approach, as defined by SFAS No. 131, is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. While Andrea's results of operations are primarily reviewed on a consolidated basis, the chief operating decision-maker also manages the enterprise in three segments: (i) Andrea Anti-Noise Products,
(ii) Aircraft Communication Products, and (iii) Andrea DSP Microphone and Software Products. Our Andrea Anti-Noise Products include our noise cancellation and active noise cancellation computer headset products and related computer peripheral products. Our Andrea DSP Microphone and Software Products primarily include products based on the use of some, or all, of the following technologies: Andrea Digital Super Directional Array microphone technology
(DSDA), Andrea Direction Finding and Tracking Array microphone technology
(DFTA), Andrea PureAudio noise filtering technology, and Andrea EchoStop, an advanced acoustic echo cancellation technology. For the year ended December 31, 2001, our Andrea Anti-Noise Products segment reflects the inclusion of restructuring charges of approximately $4.5 million (Note 3). The following represents selected consolidated financial information for Andrea's segments for the years ended December 31, 2001, 2000 and 1999:




                                                                     Aircraft         Andrea DSP Microphone
                                                Andrea Anti-       Communication          and Software
       Segment Data                            Noise Products         Products             Products              Total 2001
       ------------                            --------------         --------             --------              ----------

    Net sales                               $     4,318,579       $    4,916,616       $      686,181          $     9,921,376
    Income (loss) from operations                (6,905,641)           1,572,596           (8,460,539)             (13,793,584)
    Depreciation                                    399,739              127,051              214,653                  741,443


                                                                     Aircraft         Andrea DSP Microphone
                                                Andrea Anti-       Communication          and Software
       Segment Data                            Noise Products         Products             Products              Total 2000
       ------------                            --------------         --------             --------              ----------


    Net sales                                $   11,974,410        $   2,923,031       $      670,223          $    15,567,664
    Income (loss) from operations                   636,060            (426,947)           (9,988,239)              (9,779,126)
    Depreciation                                    409,541              193,197              275,426                  878,164



                                                                     Aircraft         Andrea DSP Microphone
                                                Andrea Anti-       Communication          and Software
       Segment Data                            Noise Products         Products             Products              Total 1999
       ------------                            --------------         --------             --------              ----------

    Net sales                                $   13,310,138        $   3,802,349       $       -               $    17,112,487
    Income (loss) from operations                 1,312,588              591,502           (9,054,825)              (7,150,735)
    Depreciation                                    274,058              123,503              486,165                  883,726

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




Management of Andrea assesses assets and non-operating income statement data on a consolidated basis only, and Andrea has not restated any other prior period information, as it would be impracticable. International revenues are based on the country in which the end-user is located. For the years ended December 31, 2001, 2000 and 1999, and as of each respective year-end, sales and accounts receivable by geographic area are as follows:




                     Geographic Data                     2001               2000                1999
                     ---------------                     ----               ----                ----

        Sales:
             United States                          $     8,198,267    $    10,877,234    $    11,187,773
             Europe                                         486,063          1,788,065          3,803,160
             Other foreign                                1,237,046          2,902,365          2,121,554
                                                   ----------------   ----------------   ----------------
                                                    $     9,921,376    $    15,567,664    $    17,112,487
                                                    ===============    ===============    ===============
        Accounts receivable:
             United States                          $     1,994,022    $     2,055,056    $     1,975,971
             Europe                                          11,735            754,155            529,052
             Other foreign                                   88,389            694,502            265,680
                                                   ----------------   ----------------   ----------------
                                                    $     2,094,146    $     3,503,713    $     2,770,703
                                                    ===============    ===============    ===============


18.  QUARTERLY RESULTS (UNAUDITED)
     -----------------------------

The following table sets forth unaudited financial data for each of Andrea's last eight fiscal quarters:


                                     Year Ended December 31, 2001                      Year Ended December 31, 2000
                           -------------------------------------------------  ------------------------------------------------
                              First      Second       Third       Fourth         First      Second       Third      Fourth
                             Quarter     Quarter     Quarter     Quarter        Quarter     Quarter     Quarter     Quarter
                             -------     -------     -------     -------        -------     -------     -------     -------

  Income Statement Data:
    Sales - Operating      $2,615,639  $2,617,929  $2,937,199   $2,088,108    $3,201,484  $3,181,268  $5,318,936  $3,865,976
    Sales
    Reserve-Restructuring      -           -           -          (337,499)       -           -           -           -
    (1)

    Net Sales               2,615,639   2,617,929   2,937,199    1,750,609     3,201,484   3,181,268   5,318,936   3,865,976
    Cost of
    Sales-Operating          1,919,354   1,872,758   2,105,848   1,503,645     2,399,175   2,366,353   3,772,311   2,741,810
    Cost of
    Sales-Restructuring             -      -           -         2,573,339        -           -           -           -
    (1)

    Total Cost of Sales      1,919,354   1,872,758   2,105,848   4,076,984     2,399,175   2,366,353   3,772,311   2,741,810
    Gross Profit               696,285     745,171     831,351  (2,326,375)      802,309     814,915   1,546,625   1,124,166
    Restructuring
    Charges, not
    included above (1)         -           -           -         1,552,892        -           -           -           -
    Loss from Operations   (2,615,958) (2,444,968) (2,060,117)  (6,672,541)   (2,489,467) (2,527,636) (2,092,278) (2,669,745)

    Net Loss               (2,546,487) (2,367,680) (2,069,151)  (6,646,791)   (2,484,621) (2,476,013) (2,045,438) (2,568,280)
    Preferred Stock
    Dividends                 146,285     143,613     140,755      133,951        91,377      60,410      60,577     138,845
    Non-Cash Charge
    Attributable to
    Beneficial
    Conversion Feature          -           -       7,500,000       -              -           -           -           -
    (2)

    Net Loss
    Attributable to

    Common Shareholders    (2,692,772) (2,511,293) (9,709,906)  (6,780,742)   (2,575,998) (2,536,423) (2,106,015) (2,707,125)
    Basic and Diluted
    Loss per Share              (0.18)      (0.17)      (0.64)       (0.42)        (0.19)      (0.18)      (0.15)      (0.19)


ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2001




(1) Restructuring Charges (Note 3) - The net loss applicable to Common Shareholders reflects the impact of restructuring charges associated with exiting a specific PC headset customer type, or channel, within the Anti-Noise Product business segment as follows:

         Sales returns              $  337
         Cost of sales              $2,573
         Restructuring charges      $1,553
                                    ------
                  Total             $4,463
                                    ======

(2) Non-cash charge attributable to beneficial conversion feature - The net loss applicable to Common Shareholders reflects the intrinsic value of the realization, during the third quarter of 2001, of a contingent beneficial conversion feature related to the Company's Series C Redeemable Convertible Preferred Stock.

19.  SUBSEQUENT EVENT - CONVERSION OF SERIES B REDEEMABLE SECURITIES
     ---------------------------------------------------------------

Subsequent to December 31, 2001, 77 shares of Series B Redeemable Convertible Preferred Stock (Note 10), with aggregate net book value of $749,149, were converted into 1,552,732 shares of common stock at an average conversion price of $0.55 per share.

INDEX TO FINANCIAL STATEMENT SCHEDULE




Report of Independent Public Accountants on Schedule                  S - 1

Schedule II - Valuation and Qualifying Accounts                       S - 2

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

To Andrea Electronics Corporation:

We have audited, in accordance with auditing standards generally accepted in the United States, the financial statements of Andrea Electronics Corporation and subsidiaries included in this filing and have issued our report thereon dated March 28, 2002. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule of valuation and qualifying accounts is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                /s/ ARTHUR ANDERSEN LLP




Melville, New York
March 28, 2002

ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS




                                                               Charged to         Charged to
                                            Balance at         Costs and           Other                           Balance at
                 2001                       January 1           Expenses           Accounts       Deductions       December 31
                 ----                       ---------           --------           --------       ----------       -----------
Allowance for doubtful accounts             $    186,121       $        -        $       -         $  9,829        $    176,292
                                            ============       ==========        =========         ========        ============

Accrued restructuring charges               $       -         $    499,724       $       -         $      -        $    499,724
                                            ============      ============       =========         ========        ============

                 2000
                 ----

Allowance for doubtful accounts             $    202,521       $   -             $  -              $ 16,400        $    186,121
                                            ============       ==========        =========         ========        ============

                 1999
                 ----

Allowance for doubtful accounts             $    202,521       $   -             $  -              $ -             $    202,521
                                            ============       ==========        =========         ========        ============


                                   SIGNATURES

Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              ANDREA ELECTRONICS CORPORATION

                              By:  /s/ Christopher P. Sauvigne
                                   ----------------------------
                                   Name:   Christopher P. Sauvigne
Date: March 28, 2002               Title:  President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.




/s/ Douglas J.  Andrea                   Chairman of the Board and Director     March 28, 2002
----------------------
Douglas J.  Andrea

/s/ Christopher P. Sauvigne              President and Chief Executive          March 28, 2002
----------------------------
Christopher P. Sauvigne                  Officer and Director

/s/ Richard A.  Maue                     Executive Vice President, Chief        March 28, 2002
--------------------
Richard A.  Maue                         Financial and Chief Accounting
                                         Officer

/s/ John R. Croteau                      Director                               March 28, 2002
-------------------
John R. Croteau

/s/ James M. Griffin                     Director                               March 28, 2002
--------------------
James M. Griffin

/s/ Gary A.  Jones                       Director                               March 28, 2002
------------------
Gary A.  Jones

/s/ Scott Koondel                        Director                               March 28, 2002
-----------------
Scott Koondel

/s/ Jack Lahav                           Director                               March 28, 2002
--------------
Jack Lahav

/s/ John Larkin                          Director                               March 28, 2002
---------------
John Larkin

/s/ Louis Libin                          Director                               March 28, 2002
---------------
Louis Libin

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                   FORM 10-K/A

                       FOR ANNUAL AND TRANSITION REPORTS
                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (FEE REQUIRED) For the fiscal year ended December 31, 2001

                                       OR

     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 (NO FEE REQUIRED) For the transition period from ____________ to ____________

                          Commission file number 1-4324

                         ANDREA ELECTRONICS CORPORATION
                      -----------------------------------
             (Exact name of registrant as specified in its charter)

               New York                                                              11-0482020
---------------------------------------------------------------     -------------------------------------------------
  (State or other jurisdiction of incorporation or organization)          (I.R.S.  employer identification no.)

           45 Melville Park Road, Melville, New York                                       11747
         --------------------------------------------               --------------------------------------------------
           (Address of principal executive offices)                                    (Zip Code)

Registrant's telephone number, including area code:                                 631-719-1800
                                                                           ------------------------------

Securities registered pursuant to Section 12(b) of the Act:

                Title of each class                                     Name of each exchange on which registered
-------------------------------------------                         --------------------------------------------------
    Common Stock, par value $.50 per share                                        American Stock Exchange

Securities registered under Section 12(g) of the Exchange Act:    None

     Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No __
                                             ---
     Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ( )

     As of April 25, 2002, the aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $15,437,445 (based on the closing sale price on the American Stock Exchange).

     The number of shares outstanding of the registrant's Common Stock as of April 25, 2002, was 18,161,700.

                        EXHIBIT INDEX APPEARS IN ITEM 14

                                TABLE OF CONTENTS

                                    PART III

                                                                        PAGE
ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT              3

ITEM 11. DIRECTORS FEES AND EXECUTIVE COMPENSATION                       5

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT                                                  9

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS            11

SIGNATURES                                                               12

                                    PART III

Items 10, 11, 12 and 13 to the Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on April 1, 2002, is hereby amended and restated in its entirety as follows.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The Company's Bylaws provide for a Board of Directors consisting of between three and ten members, as determined by resolution of the Board of Directors. The Directors include the President and Chief Executive Officer of the Company.

Information on the Directors of the Company follows (all Directors serve for a one-year term):

INFORMATION ABOUT DIRECTORS

Douglas J. Andrea, age 39, has been the Chairman of the Board of Directors since November of 2001 and a Director of the Company since 1991. He was Co-Chairman and Co-Chief Executive Officer from November 1998 until November 2001. He served as Co-President of the Company from November 1992 to November 1998, as Vice President - Engineering of the Company from December 1991 to November 1992, and as Secretary of the Company from 1989 to January 1993.

Christopher P. Sauvigne, age 42, has been President and Chief Executive Officer of the Company since November 2001 and a Director since June 2000. He was President and Chief Operating Officer of the Company from November 1998 until November 2001. From 1982 until joining the Company in November 1998, Mr. Sauvigne was employed by Arthur Andersen LLP, where he served in various capacities, the last of which was as Partner.

John R. Croteau, age 41, has been a Director of the Company since March 2002. Mr. Croteau, Director, Computer Products and Services at Analog Devices, Inc., is currently responsible for Analog Devices' DSP and System Product businesses in PCs and peripherals. Mr. Croteau, having 19 years of semiconductor and technology marketing and business management experience, built a franchise in PC Audio at Analog Devices, servicing substantially all PC OEMs, including Intel, Dell, Compaq, Hewlett Packard, IBM, Sony, Fujitsu, FSC and NEC, among others. Since joining Analog Devices in 1983, Mr. Croteau held a variety of strategic marketing and planning positions, specializing in bringing new technologies and products to market.

James M. Griffin, age 55, has been a Director of the Company since February 2002. Mr. Griffin has been a private investor since 1994. Prior to that time, Mr. Griffin held financial management positions at Estee Lauder Inc., where he was Executive Vice President and Chief Operating Officer of Lauder Investments, Inc., and earlier, Vice President and Treasurer of Estee Lauder, Inc. Mr. Griffin also serves as a director of Vail Banks, Inc., a bank holding company; at Overseas Military Sales Corp., a privately held company that sells U.S.-made automobiles to Armed Forces personnel located outside the United States; and as Chairman of the Board at Southern Holdings, Inc., one of the largest privately-held metal and plastic recyclers in the United States. Mr. Griffin is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants.

Gary A. Jones, age 56, has been a Director of the Company since April 1996. He has served as President of Digital Technologies, Inc. since 1994 and was Chief Engineer at Allied Signal Ocean Systems from 1987 to 1994. From March 1998 to December 2000, Mr. Jones was the Managing Director of Andrea Digital Technologies, Inc, a wholly-owned subsidiary of Andrea Electronics Corporation.

Scott Koondel, age 38, has been a Director of the Company since April 1995. He has been the Eastern Manager, Off-Network Television, Paramount Pictures, a subsidiary of Viacom International since June 1993, and was the National Sales Manager for WPIX-TV, a division of Tribune Broadcasting, from June 1990 to June 1993.

Jack Lahav, age 54, has been a Director of the Company since November 1998. He co-founded Lamar Signal Processing Ltd., a subsidiary of the Company that was acquired in May 1998. Since August 1996, he has been the President of Advanced Technology Inc., a manufacturer of robotic routing equipment used in manufacturing printed circuit boards for advanced semiconductors, and from 1990 to 1996, was a Director of Vocaltec Communications Ltd., an Israeli Internet telephony software company. In 1980, he founded Remarkable Products, Inc., a direct mail company, and served as its President until the company was acquired in 1993.

Louis Libin, age 43, has been a Director of the Company since February 2002. He is President of Broad Comm, Inc., a consulting group specializing in advanced television broadcast, interactive TV, Internet Protocol and wireless communications. Prior to his tenure at Broad Comm, Mr. Libin was Chief Technology Officer for NBC, and was responsible for all business and technical matters for satellite, wireless and communication issues for General Electric and NBC. Since 1989, Mr. Libin has represented the United States on satellite and transmission issues at the International Telecommunications Union (the ITU) in Geneva, Switzerland. Mr. Libin is a Senior Member of the Institute of Electrical and Electronic Engineers (IEEE), and is a member of the National Society of Professional Engineers.

John R. Larkin, age 58, has been a Director of the Company since June 1999. He has been a Managing Director of Shields/Alliance, a division of Alliance Capital Management LP, a global asset management company, since 1994. He joined Shields Asset Management Inc., the predecessor of Shields/Alliance, in 1986 and held various positions at that company, the last of which was Managing Director, until that company was sold by Xerox Corporation to Alliance Capital Management in 1994. Prior to 1986, Mr. Larkin was a Principal of Smilen & Safian Inc., a New York-based economic consulting firm, and a Director and Member of the Investment Committee of the Sector Investment Fund, a publicly held mutual fund. Mr. Larkin has over 25 years experience in the investment management community in both investment and marketing capacities.

INFORMATION ABOUT EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Richard A. Maue, age 32, has been the Company's Chief Financial Officer and Corporate Secretary since November 1999. Mr. Maue joined the Company in April 1997 and served as Vice President, Controller, Treasurer and Corporate Secretary until November 1999. From 1992 until joining the Company in April 1997, Mr. Maue was employed in the audit and business advisory division at Arthur Andersen LLP.

The executive officers of the Company are elected annually and hold office until their successors have been elected and qualified or until they are removed or replaced.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and officers and persons who beneficially own more than ten percent of the Company's Common Stock to file with the Securities and Exchange Commission ("SEC") and the American Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock in the Company. Officers, directors and greater-than-ten percent shareholders are also required to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, during the fiscal year ended December 31, 2001, the Company's directors and officers met all applicable SEC filing requirements, except that the following reports by the following individuals were not filed on a timely basis due to administrative error: one report on Form 4 containing one transaction for each of Christopher P. Sauvigne and Douglas J. Andrea.

ITEM 11. DIRECTOR FEES AND EXECUTIVE COMPENSATION

                                  DIRECTOR FEES
                                  -------------

During 2001, directors who are not officers or employees of the Company were each paid $1,000 for physical attendance at each meeting of the Board.

                             EXECUTIVE COMPENSATION
                             ----------------------

The following table sets forth information for the last three fiscal years relating to compensation earned by the office of the Chief Executive and the other most highly compensated executive officers who received salary and bonuses over $100,000 during the year ended December 31, 2001.

                                                                                         RESTRICTED
                                                                                           STOCK              STOCK
         NAME AND PRINCIPAL                                             BONUS ($)          AWARD ($)         OPTIONS
              POSITION                         YEAR        SALARY ($)      (1)               (2)              (#)
    --------------------------------------------------------------------------------------------------------------------
    Christopher P. Sauvigne, President
    and Chief Executive Officer and
    former Chief Operating Officer (3)         2001         243,723             -             45,500               -
                                               2000         211,718       150,000                  -         125,000
                                               1999         208,409       150,000                  -         125,000


    Douglas J. Andrea, Chairman of the
    Board and former Co-Chairman and Co-
    Chief Executive Officer (3)                2001         241,724             -             45,500               -
                                               2000         206,350       150,000                  -         125,000
                                               1999         208,505       150,000                  -         150,000


    Richard A. Maue, Executive Vice
    President, Chief Financial Officer
    and Corporate Secretary                    2001         154,134             -                  -          15,000
                                               2000         145,528        25,000                  -          70,000
                                               1999          93,815        27,115                  -          25,000


    John N. Andrea, former Co-Chairman
    and Co-Chief Executive Officer (3)         2001         267,030       100,000             45,500         200,000
                                               2000         207,410       150,000                  -         125,000
                                               1999         208,505       150,000                  -         150,000



(1)  Total bonuses received by each of Christopher P. Sauvigne, Douglas
     J. Andrea, Richard A. Maue and John N. Andrea represented bonuses paid pursuant to their respective employment agreements. See "Employment Agreements and Change in Control Arrangements." Bonus payments for 1999 and 2000 have been restated to reflect amounts earned for each respective period.

(2) For 2001, includes 25,000 shares of restricted stock granted to each of Christopher P. Sauvigne, Douglas J. Andrea and John N. Andrea which vest on March 19, 2002. Based on the closing price of $0.85 on December 31, 2001, the market values of the unvested shares of restricted stock held by each of Christopher P. Sauvigne, Douglas J. Andrea and John N. Andrea was $21,250. See "Employment Agreements and Change in Control Arrangements".

(3) Effective November 2001, Douglas J. Andrea and John N. Andrea relinquished their duties as Co-Chairman and Co-Chief Executive Officers of the Company, and Douglas J. Andrea became sole Chairman of the Board of Andrea Electronics Corporation. Also effective November 2001, John N. Andrea resigned as a Director and officer of the Company, and Christopher P. Sauvigne was named President and Chief Executive Officer. See "Employment Agreements and Change in Control Arrangements".

The following table summarizes, for each of the named executive officers, the number of shares covered by options granted during 2001, the percent of total options granted to employees of the Company in 2001, the exercise price of such options, the expiration date, and the potential realizable value of such options assuming appreciation rates of 5% and 10% per year through the expiration date of such options. No other executive officers were granted options during 2001.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                             Potential Realizable
                                                                                                               Value at Assumed
                                                                                                               Annual rates of
                                                                                                                  Stock Price
                                                                                                               Appreciation for
                                                                 Individual Grants                                Option Term
                         ----------------------------------------------------------------------------------- -----------------------
                                              Number of            Percentage of
                                              securities           total options
                                              underlying             granted to     Exercise
                           Date of          options granted        employees in       price     Expiration
          Name              grant                (#)                 fisal year     ($/share)       Date           5% (1)    10% (1)
------------------------------------------------------------------------------------------------------------ -----------------------
John N. Andrea (2)       11/15/01              200,000              32.2%            $0.70       11/15/11      $ 88,045   $ 223,124


Richard A. Maue (3)       3/19/01               15,000               2.4%            $1.78        3/19/11      $ 16,791   $  42,553

(1) The dollar gains under these columns result from calculations required by the Securities and Exchange Commission's rules and are not intended to forecast future price appreciation of the Company's common stock. Options have value only if the stock price increases above the exercise price shown in the table during the effective option period. In order for the executive to realize the potential values set forth in the 5% and 10% columns in the table, the price per share of the Company's common stock as of the expiration date of the options for John N. Andrea would be approximately $1.14 per share and $1.82 per share, respectively, and for Richard A. Maue would be approximately $2.90 per share and $4.62 per share, respectively.

(2) Of the shares covered by this option grant, 50% can be purchased after January 1, 2002; and the remaining 50% can be purchased after January 1, 2003.

(3) Of the shares covered by this option grant, none can be purchased during the first year following the grant; 25% can be purchased after the first anniversary of the grant; an additional 25% can be purchased after the second anniversary of the grant; and the remaining 50% can be purchased after the third anniversary of the grant.

     The following table summarizes, for each of the named executive officers, the number of shares acquired and value realized upon exercise of options during fiscal 2001 and the aggregate dollar value of in-the-money, unexercised options at December 31, 2001. None of the named executive officers exercised or held any SARs during the year.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                          FISCAL YEAR END OPTION VALUES

                                                          Number of Securities                  Value of
                                                              Underlying                   Unexercisable In-
                                                          Unexercised Options             the-Money Options
                                Shares                    at Fiscal Year End -           at Fiscal Year End -
                               Acquired      Value           Exercisable/                    Exercisable/
          Name               on Exercise    Realized         Unexercisable                 Unexercisable (1)
-----------------------------------------------------------------------------------------------------------------
Christopher P. Sauvigne              -      $      -        343,750 / 156,250  (2)               $ - / $ -

Douglas J. Andrea               15,000      $ 12,975        626,250 / 168,750  (2)          $ 21,000 / $ -

Richard A. Maue                      -      $      -         127,500 / 80,000  (2)               $ - / $ -

John N. Andrea                       -      $      -        506,250 / 368,750  (3)               $ - / $ 30,000

(1) Values were based on a closing trade price for Andrea's Common Stock on December 31, 2001 of $0.85 per share.

(2) Of the shares covered by each option granted, none can be purchased during the first year following the grant; 25% can be purchased after the first anniversary of the grant; an additional 25% can be purchased after the second anniversary of the grant; and the remaining 50% can be purchased after the third anniversary of the grant.

(3) For 675,000 shares covered by these options granted, none can be purchased during the first year following the grant; 25% can be purchased after the first anniversary of the grant; an additional 25% can be purchased after the second anniversary of the grant; and the remaining 50% can be purchased after the third anniversary of the grant. For 200,000 shares covered by these options granted, 50% can be purchased after January 1, 2002, and the remaining 50% can be purchased on or after January 1, 2003.

            EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

The Company entered into three-year employment agreements that commenced on March 26, 2000 with John N. Andrea and Douglas J. Andrea, each as Co-Chairman and Co-Chief Executive Officers of the Company. Under these agreements, the total annual cash compensation for each of John N. Andrea and Douglas J. Andrea was $350,000. Each agreement also provided for potential long-term incentive compensation in the form of cash or equity-based awards. During the first quarter of 2001, both Douglas J. Andrea and John N. Andrea agreed to a $50,000 reduction in cash compensation in exchange for 25,000 shares of restricted stock of the Company. Effective November 2001, Mr. John N. Andrea and Mr. Douglas J. Andrea relinquished their duties as Co-Chairman and Co-Chief Executive Officers of the Company, and Mr. Douglas J.

Andrea became sole Chairman of the Board of Andrea Electronics Corporation. During the third quarter of 2001, and in connection with his new position at the Company, Mr. Douglas J. Andrea agreed to modify his existing employment agreement, reducing his annualized cash compensation from $300,000 to $100,000 for the remainder of 2001. In addition, during the first quarter of 2002, Mr. Douglas J. Andrea agreed to receive an annual base salary of $175,000 for the duration of his employment agreement, plus the potential ability to receive additional short-term incentive compensation in the form of a cash bonus based on the achievement of specific financial performance goals. Certain other rights and provisions within Mr. Douglas J. Andrea's existing employment agreement have either been waived or are pending final negotiation. Both the Company and Mr. Douglas J. Andrea anticipate a successful negotiation during the first half of 2002. Mr. John N. Andrea entered into a separate agreement with the Company that replaced his previous employment agreement with Company. Mr. John N. Andrea is no longer an executive officer or Director of the Company.

The Company entered into an employment agreement with Christopher P. Sauvigne, as President and Chief Operating Officer of the Company, which commenced on November 20, 1998 and expires on December 31, 2002. Under this agreement, the total annual cash compensation for Mr. Sauvigne is $350,000. This agreement also provides for long-term incentive compensation in the form of cash or equity-based awards. During the first quarter of 2001, Mr. Sauvigne agreed to a $50,000 reduction in total cash compensation in exchange for 25,000 shares of restricted stock of the Company. Effective November 2001, Mr. Sauvigne became President and Chief Executive Officer of the Company. During the third quarter of 2001, and in connection with his new position at the Company, Mr. Sauvigne agreed to reduce his total annualized cash compensation to $100,000 for the remainder of 2001. In addition, during the first quarter of 2002, Mr. Sauvigne agreed to receive an annual base salary of $175,000 for the duration of his current employment agreement, plus the potential ability to receive additional short-term incentive compensation in the form of a cash bonus based on the achievement of specific financial performance goals. Certain other rights and provisions within Mr. Sauvigne's existing employment agreement have either been waived or are pending final negotiation. Both the Company and Mr. Sauvigne anticipate a successful negotiation during the first half of 2002.

The Company entered into a two-year employment agreement that commenced on March 26, 2000 with Richard A. Maue, as Senior Vice President and Chief Financial Officer of the Company. The agreement provided an annual base salary of not less than $150,000 per annum, plus additional short-term incentive compensation in the form of annual cash bonuses, based on the achievement of performance goals and which was not to be less than $25,000 per annum, and long-term incentive compensation in the form of cash or equity-based awards. Effective November 2001, Mr. Maue became an Executive Vice President of the Company. In addition, during the first quarter of 2002, Mr. Maue agreed to waive his 2001 minimum bonus payment in exchange for 37,500 stock options. Mr. Maue and the Company agreed to a 90-day renewal (beginning on March 26, 2002) of his current employment contract, during which time both the Company and Mr. Maue anticipate a successful negotiation of a new employment agreement for his position as Executive Vice President and Chief Financial Officer of the Company.

Under each of the aforementioned agreements (with the exception of the agreement between Mr. John N. Andrea and the Company), on the occurrence of a Change in Control (as defined), the Company shall pay the Executive, or in the event of his subsequent death, his beneficiary or beneficiaries, or his estate, as the case may be, a sum equal to the greater of (A) the payments due for the remaining term of the agreement or (B) the product of three multiplied by (ii) the Executive's average annual total compensation for the five (in the case of Douglas J. Andrea and Christopher P. Sauvigne) and three (in the case of Richard
A. Maue) preceding taxable years. In
addition, under each of the aforementioned employment agreements, on the occurrence of a Change in Control, all restrictions on any restricted stock then held by Executive will lapse immediately, incentive stock options and stock appreciation rights then held will become immediately exercisable, and any performance shares or units then held will vest immediately in full, and the Executive will be entitled to receive benefits due him under or contributed by the Company on his behalf pursuant to any retirement, incentive, profit sharing, bonus, performance, disability or other employee benefit plan maintained by the Company on his behalf to the extent such benefits are not otherwise paid to him under a separate provision of the agreement. If, during the term of the agreement, the Company terminates Executive's employment other than for Cause (as defined), or Executive resigns for Good Reason (as defined), the Company shall pay to him the product of (A) a sum equal to (i) the amount of the remaining salary payments that he would have earned if he continued his employment with the Company during the remaining unexpired term of his employment agreement at his base salary at the date of termination, (ii) the highest amount of bonus and any other compensation paid to the executive, in any year, during the term of his employment agreement times the remaining number of years of the agreement and any fraction thereof and (iii) an amount equal to the highest amount of annual contributions that were made on Executive' behalf, in any year, to any employee benefit plans of the Company during the term of the agreement, multiplied by (B) the remaining number of years of the agreement and any fraction thereof.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of April 26, 2002 with respect to the stock ownership of (i) those persons or groups who beneficially own more than 5% of the Company's Common Stock, (ii) each director of the Company, (iii) each executive officer named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group. The total number of shares of Common Stock outstanding on April 26, 2002 was 18,161,700.

                                            AMOUNT AND
                                            NATURE OF
           NAME OF BENEFICIAL               BENEFICIAL            PERCENT OF
                 OWNER                      OWNERSHIP (1)            CLASS

     Douglas J. Andrea                           1,201,088  (2)     6.3%
     Christopher P. Sauvigne                       860,000  (3)     4.6%
     Richard A. Maue                               229,500  (4)     1.2%
     John R. Croteau                                     -  (5)     *
     James M. Griffin                                5,000  (6)     *
     Gary A. Jones                                  62,000  (7)     *
     Scott Koondel                                  52,500  (8)     *
     Jack Lahav                                     10,000  (9)     *
     John R. Larkin                                 40,500  (10)    *
     Louis Libin                                         -  (5)     *

     Directors and Executive Officers as
     a group (10 persons)                        2,460,588  (11)    12.2%

*Less than 1%

(1) Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934. The information concerning the shareholders is based upon information furnished to the Company by such shareholders. Except as otherwise indicated, all of the shares next to each identified person or group are owned of record and beneficially by such person or each person within such group and such persons have sole voting and investment power with respect thereto.

(2) Includes (i) 106,088 shares owned directly by Douglas J. Andrea , Mr. Andrea's spouse and Mr. Andrea's daughter, (ii) 945,000 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof, and (iii) 150,000 shares representing a Company stock grant. Does not include 100,000 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(3) Includes (i) 40,000 shares owned directly by Christopher P. Sauvigne (ii) 15,000 shares owned by Mr. Sauvigne's spouse, (iii) 5,000 shares owned by Mr. Sauvigne's minor children, (iv) 650,000 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof, and (v) 150,000 shares representing a Company stock grant. Does not include 100,000 shares issuable upon the exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(4) Includes (i) 2,000 shares owned directly by Richard A. Maue and Mr. Maue's spouse and (ii) 227,500 shares issuable upon the exercise of options which are currently exercisable and exercisable within 60 days from the date hereof. Does not include 92,500 shares issuable upon the exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(5) Does not include 35,000 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(6) Includes 5,000 shares owned directly by James M. Griffin. Does not include 35,000 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(7) Includes (i) 2,000 shares owned directly by Gary A. Jones, and (ii) 60,000 shares issuable upon the exercise of options that are currently exercisable and exercisable within 60 days from the date hereof. Does not include 10,000 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(8) Includes 52,500 shares issuable upon the exercise of options that are currently exercisable and exercisable within 60 days from the date hereof. Does not include 102,500 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(9) Does not include 10,000 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(10) Includes (i) 23,000 shares owned directly by John R. Larkin and (ii) 17,500 shares issuable upon the exercise of options that are currently exercisable and exercisable within 60 days from the date hereof. Does not include 87,500 shares issuable upon exercise of options that are not currently exercisable or exercisable within 60 days from the date hereof.

(11) Includes the shares directly owned and the shares issuable upon the exercise of the options, which are currently exercisable and exercisable within 60 days from the date hereof, discussed in notes (2) through (10) above.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

None.

                                   SIGNATURES

Pursuant to the requirements of the Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                              ANDREA ELECTRONICS CORPORATION
                              By:  /s/ Christopher P. Sauvigne
                                   ---------------------------------------------
                                   Name:  Christopher P. Sauvigne
Date: April 29, 2002               Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Douglas J. Andrea            Chairman of the Board and Director     April 29, 2002
----------------------
Douglas J.  Andrea

/s/ Christopher P. Sauvigne      President and Chief Executive          April 29, 2002
----------------------------     Officer and Director
Christopher P. Sauvigne

/s/ Richard A. Maue              Executive Vice President, Chief        April 29, 2002
--------------------             Financial and Chief Accounting
Richard A.  Maue                 Officer


/s/ John R. Croteau              Director                               April 29, 2002
-------------------
John R. Croteau

/s/ James M. Griffin             Director                               April 29, 2002
--------------------
James M. Griffin

/s/ Gary A. Jones                Director                               April 29, 2002
------------------
Gary A.  Jones

/s/ Scott Koondel                Director                               April 29, 2002
-----------------
Scott Koondel

/s/ Jack Lahav                   Director                               April 29, 2002
--------------
Jack Lahav

/s/ John Larkin                  Director                               April 29, 2002
---------------
John Larkin

/s/ Louis Libin                  Director                               April 29, 2002
---------------
Louis Libin

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                _________________

                                  FORM 10-K/A

                                (AMENDMENT NO. 2)

                          FOR ANNUAL TRANSITION REPORTS
                     PURSUANT TO SECTIONS 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT
    OF 1934 (FEE REQUIRED) For the fiscal year ended December 31, 2001
                                                     -----------------

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE
    ACT OF 1934 (NO FEE REQUIRED) For the transition period from __________ to
    _______________

                           Commission File No.: 1-4324

                         ANDREA ELECTRONICS CORPORATION
             (Exact name of registrant as specified in its charter)

             New York                                      11-0482020
   (State or other jurisdiction                (IRS Employer Identification No.)
 of incorporation or organization)

 45 Melville Park Road, Melville, New York                     11747
 (Address of principal executive offices)                   (Zip Code)

 Registrant's telephone number, including area code:      (631) 719-1800

 Securities registered pursuant to Section 12(b) of the Act:

        Title of each class            Name of each exchange on which registered
Common Stock, par value $.50 per share           American Stock Exchange

Securities registered pursuant to Section 12(g) of the Act:    None

Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes X No ____. ---

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of the registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. ________.

As of May 31, 2002, the aggregate market value of the voting stock held by non-affiliates of the registrant was approximately $12,787,686 (based on the closing sale price on the American Stock Exchange).

The number of shares outstanding of the Registrant's Common Stock as of May 31, 2002, was 19,086,098.

                                     PART IV

       Item 14 to the Annual Report on Form 10-K of Andrea Electronics Corporation for the year ended December 31, 2001, as filed with the Securities and Exchange Commission on April 1, 2002 and as amended on April 29, 2002, is hereby amended and restated in its entirety to include the Master Preferred Escrow Agreement as an attachment to Exhibit 10.18.

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

(a)(1) Financial Statements

       The following financial statements of Andrea Electronics Corporation, the notes thereto, the related reports thereon of independent public accountants, and financial statement schedules are filed under Item 8 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001.

                                                                                                               Page
                                                                                                               ----
Report of Independent Public Accountants.................................................................       F-1

Consolidated Balance Sheets at December 31, 2001 and 2000................................................       F-2

Consolidated Statements of Operations for the years ended December 31, 2001, 2000 and 1999 ..............       F-3

Consolidated Statements of Shareholders' Equity for the three years ended December 31, 2001,
         2000 and 1999...................................................................................       F-4

Consolidated Statements of Cash Flows for the three years ended December 31, 2001,
         2000 and 1999...................................................................................       F-5

Notes to Consolidated Financial Statements...............................................................       F-6

(2)  Index To Financial Statement Schedules

Report of Independent Public Accountants on Schedule.....................................................       S-1

Schedule II - Valuation and Qualifying Accounts..........................................................       S-2

(3) Exhibits

See (c) below.

    (b) Reports On Form 8-K

The Registrant did not file any reports on Form 8-K during the three-month period ended December 31, 2001.

    (c) Exhibits

                                INDEX TO EXHIBITS

Exhibit
Number     Description
------     -----------

3.1 Amended and Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Form 10-K for the year ended December 31, 1992)

3.2 Certificate of Amendment of the Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.2 of the Registrant's Form 10-K for the year ended December 31, 1997)

3.3 Certificate of Amendment of the Restated Certificate of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed November 30, 1998)

3.4 Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

3.5 Certificate of Amendment to the Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 of the Registrant's Current Report on Form 8-K filed October 12, 2000)

3.6 Certificate of Amendment to the Certificate of Incorporation of the Registrant dated August 22, 2001(incorporated by reference to Exhibit
           3.6 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

3.7        Amended By-Laws of Registrant (incorporated by reference to Exhibit
           3.2 of the Registrant's Current Report on Form 8-K filed November 30,
           1998)

4.1 Securities Purchase Agreement, dated as of June 10, 1998, relating to the sale of the Registrant's 6% Convertible Notes due June 10, 2000 (with forms of Note and Registration Rights Agreement attached thereto) (incorporated by reference to Exhibit 4.1 of the Registrant's Form S-3, No. 333-61115, filed August 10, 1998)

4.2 Securities Purchase Agreement, dated June 11, 1999, by and between HFTP Investment L.L.C. and the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

4.3 Registration Rights Agreement, dated June 11, 1999, by and between HFTP Investment L.L.C. and the Registrant (incorporated by reference to Exhibit 4.2 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

4.4 Form of Warrant by and between HFTP Investment L.L.C. and the Registrant (incorporated by reference to Exhibit 4.3 of the Registrant's Current Report on Form 8-K filed June 22, 1999)

4.5 Securities Purchase Agreement, dated October 5, 2000, by and between HFTP Investment L.L.C. and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's

           Current Report on Form 8-K filed October 12, 2000)

4.6 Registration Rights Agreement, dated October 5, 2000 by and between HFTP Investment L.L.C. and the Registrant (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed October 12, 2000)

4.7 Rights Agreement dated as of April 23, 1999 between Andrea and Continental Stock Transfer and Trust Company, as Rights Agent, including the form of Certificate of Amendment to Certificate of Incorporation as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Shares of Series A Preferred Stock (incorporated by reference to Exhibit 4.1 of the Registrant's Current Report on Form 8-K filed May 7, 1999)

10.1 1991 Performance Equity Plan, as amended (incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form S-8, No. 333-45421, filed February 2, 1998)

10.2 1998 Stock Plan of the Registrant, as amended (incorporated by reference to Exhibit 4.1 of the Registrant's Registration Statement on Form S-8, No. 333-82375, filed July 7, 1999)

10.3* Procurement Agreement, dated June 16, 1995, by and between International Business Machines Corporation and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the three month period ended June 30, 1995)

10.4* License and Technical Support Agreement, dated as of October 3, 1995, by and between BellSouth Products, Inc. and the Registrant (incorporated by reference to Exhibit 10.4 of the Registrant's Form 10-K for the year ended December 31, 1995)

10.5* Software License Bundling Agreement, dated as of March 29, 1996, by and between Voxware, Inc., and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q for the six month period ended June 30, 1996)

10.6       Employment Agreement, dated as of April 12, 2000, by and between John
           N. Andrea and the Registrant (incorporated by reference to Exhibit
           10.1 of the Registrant's Form 10-Q for the three months ended March 31, 2000)

10.7 Employment Agreement, dated as of April 12, 2000, by and between Douglas J. Andrea and the Registrant (incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q for the three months ended March 31, 2000)

10.8 Employment Agreement, dated as of January 1, 1998, by and between Patrick D. Pilch and the Registrant (incorporated by reference to Exhibit 10.8 of the Registrant's Form 10-K for the year ended December 31, 1997) 10.9 Employment Agreement, dated as of November 20, 1998, by and between Christopher P. Sauvigne and the Registrant (incorporated by reference to Exhibit 10.1 of the Registrant's Current Report on Form 8-K filed November 30, 1998)

10.10* Production Procurement Agreement, dated as of June 11, 1997, by and between International Business Machines Corporation and the Registrant (incorporated by reference to Exhibit 10.9 of the Registrant's Form 10-K for the year ended December 31, 1997)

10.11 Revolving Loan and Security Agreement, dated as of September 23, 1997, by and between IBM Credit Corporation and the Registrant (incorporated by reference to Exhibit 10.11 of the Registrant's Form 10-K for the year ended December 31, 1997)

10.12 Stock Purchase Agreement, dated April 6, 1998, as amended by Amendment No. 1 thereto dated May 5, 1998, relating to the purchase of the shares of Lamar Signal Processing, Ltd. (including form of Registration Rights Agreement) (incorporated by reference to Exhibits 2.1 and 2.2 of the Registrant's Current Report on Form 8-K filed May 8, 1998)

10.13* Procurement Agreement, dated as of January 13, 1999, by and between the Registrant and Microsoft Corporation (incorporated by reference to Exhibit 10.15 of the Registrant's Form 10-K for the year ended December 31, 1998)

10.14* Purchase Agreement, dated as of February 25, 1999, by and between Andrea and Clarion Corporation of America (incorporated by reference to Exhibit
        10.16 of the Registrant's Form 10-K for the year ended December 31,
        1998)

10.15* Source Code License Agreement, dated as of October 29, 1998, between Andrea and Intel Corporation (incorporated by reference to Exhibit 10.17 of the Registrant's Form 10-K for the year ended December 31, 1998)

10.16   Employment Agreement, dated as of April 12, 2000, by and between Richard
        A. Maue and the Registrant (incorporated by reference to Exhibit 10.3 of the Registrant's Form 10-Q for the three months ended March 31, 2000)

10.17** Licensing Agreement, dated as of December 19, 2001, by and between Andrea and Analog Devices, Inc. (incorporated by reference to Exhibit
        10.17 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

10.18** Licensing Agreement, Amendment No. 1, dated as of March 13, 2002, by and between Andrea and Analog Devices, Inc.

10.19** Licensing Agreement, dated as of March 13, 2002, by and between Andrea and Analog Devices, Inc. (incorporated by reference to Exhibit 10.19 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

10.20 Acknowledgment and Agreement, dated as of March 28, 2002, by and between Andrea and HFTP Investment LLC (including attached Waiver Agreement and Security Agreement) (incorporated by reference to Exhibit 10.20 of the Registrant's Annual Report on Form 10-K for the year ended December 31,
        2001)

10.21 Pledge Agreement, dated as of March 28, 2002, by and between Andrea and HFTP Investment LLC (incorporated by reference to Exhibit 10.21 of the Registrant's Annual Report on Form 10-K for the year ended December 31,
        2001)

21 Subsidiaries of Registrant (incorporated by reference to Exhibit 21 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

23      Consent of Independent Public Accountants (incorporated by reference to
        Exhibit 23 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

99 Letter regarding representations of Arthur Andersen LLP (incorporated by reference to Exhibit 99 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2001)

_____________________
* Certain portions of this Agreement have been accorded confidential treatment.
** Request for confidential treatment was filed for portions of these documents. Confidential portions have been omitted, and filed separately with the Securities and Exchange Commission, as required by Rule 24b-2.

(d)     FINANCIAL STATEMENT SCHEDULES

        See Item 14(a)(2)

                                   SIGNATURES

         Pursuant to the requirements of the Section 13 or 15(d) of the Securities exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                  ANDREA ELECTRONICS CORPORATION

                                  By: /s/ Christopher P. Sauvigne
                                  ---------------------------------------------
                                  Name:   Christopher P. Sauvigne
Date: June 5, 2002                Title:  President and Chief Executive Officer

                                                                      Appendix B

                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C. 20549

                                      FORM 10-Q


(Mark One)


(X) QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 For the quarterly period ended September 30, 2002


                                          OR

(  )     TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934 (NO FEE REQUIRED) For the transition period from ____________ to ____________

                                Commission file number 1-4324

                                          --------

                                ANDREA ELECTRONICS CORPORATION
                     ----------------------------------------------------

                    (Exact name of registrant as specified in its charter)


              New York                                              11-0482020
-----------------------------------                  --------------------------------------
  (State or other jurisdiction of                     (I.R.S. employer identification no.)
   incorporation or organization)

45 Melville Park Road, Melville, New York                              11747
------------------------------------------                      --------------------
 (Address of principal executive offices)                            (Zip Code)

Registrant's telephone number, including area code:                 631-719-1800
                                                    --------------------------------------



Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such
filing requirements for the past 90 days.   Yes   X     No ___
                                                 ---

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act). Yes __ No X

Indicate the number of shares outstanding of each of the registrant's classes of common equity, as of the latest practicable date: As of November 12, 2002, there are 20,043,864 common shares outstanding.

ITEM 1.  FINANCIAL STATEMENTS


                   ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                        CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                          September 30,           December 31,


                                                                                              2002                   2001

                                                                                        -----------------      -----------------
                                                                                           (unaudited)             (audited)
                                       ASSETS
CURRENT ASSETS:

     Cash and cash equivalents                                                               $  4,711,370          $  3,724,130
     Accounts receivable, net of allowance for doubtful accounts of $70,848 and
     $176,292                                                                                     558,858             2,094,146
     Inventories                                                                                3,617,130             3,389,729
     Prepaid expenses and other current assets                                                    398,737               547,892
                                                                                             ------------          ------------
              Total current assets                                                              9,286,095             9,755,897
PROPERTY AND EQUIPMENT, net                                                                       586,152               811,392
DEFERRED INCOME TAXES                                                                               -                 1,806,615
GOODWILL                                                                                       12,458,872            12,317,843
INTANGIBLE ASSETS                                                                               8,397,648             8,969,950
OTHER ASSETS                                                                                      285,811               357,962
                                                                                             ------------          ------------
              Total assets                                                                   $ 31,014,578          $ 34,019,659
                                                                                             ============          ============
                       LIABILITIES, REDEEMABLE SECURITIES,
                             AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:

     Trade accounts payable                                                                  $    959,765          $  1,147,160
     Current portion of long-term debt                                                             31,364               158,802
     Accrued restructuring charges                                                                388,593               499,724
     Deferred revenue                                                                           1,666,680               258,221
     Other current liabilities                                                                  2,780,712             2,061,075
                                                                                             ------------          ------------
              Total current liabilities                                                         5,827,114             4,124,982
LONG-TERM DEBT                                                                                     21,681                37,619
DEFERRED REVENUE                                                                                2,796,634               741,779
OTHER LIABILITIES                                                                                  34,871                41,509
                                                                                             ------------          ------------
              Total liabilities                                                                 8,680,300             4,945,889
                                                                                             ------------          ------------
COMMITMENTS AND CONTIGENCIES                                                                        -                     -
SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, net, $.01 par value; authorized:
   1,000 shares; issued and outstanding: 86 and 249 shares, respectively;
   liquidation value:  $860,000 and $2,490,000, respectively                                      839,546             2,421,009
                                                                                             ------------          ------------
SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK, net, $.01 par value; authorized:
   1,500 shares; issued and outstanding: 750 shares; liquidation value:
   $7,500,000                                                                                   7,383,615             7,364,011

                                                                                             ------------          ------------
SHAREHOLDERS' EQUITY:
     Preferred stock, $.01 par value; authorized: 4,997,500 shares; none issued
         and outstanding                                                                            -                     -
     Common stock, $.50 par value; authorized: 70,000,000 shares; issued and
         outstanding: 20,011,948 and 16,308,968 shares, respectively                           10,005,974             8,154,484
     Additional paid-in capital                                                                54,479,117            54,642,571
     Deferred stock compensation                                                                  (95,857)              (52,334)
     Accumulated deficit                                                                      (50,278,117)          (43,455,971)
                                                                                             -------------         -------------
              Total shareholders' equity                                                       14,111,117            19,288,750
                                                                                             ------------          ------------
              Total liabilities, redeemable securities, and shareholders' equity             $ 31,014,578          $ 34,019,659
                                                                                             ============          ============

              See Notes to Condensed Consolidated Financial Statements

                   ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                    (UNAUDITED)

                                                       For the Three Months Ended                   For the Nine Months Ended

                                                   ------------------------------------        ------------------------------------

                                                              September 30,                               September 30,
                                                        2002                  2001                  2002                   2001
                                                   --------------        --------------        -------------           ------------
REVENUES
     Net product revenues                             $1,009,676            $2,937,199            $4,402,993            $8,170,767
     License revenues                                    360,353                -                    536,686                -
                                                     -----------           -----------           -----------           -----------

             Total revenues, net                      $1,370,029            $2,937,199            $4,939,679            $8,170,767

COST OF SALES                                            671,631             2,105,848             2,984,500             5,897,960
                                                     -----------           -----------           -----------           -----------

              Gross profit                               698,398               831,351             1,955,179             2,272,807

RESEARCH AND DEVELOPMENT EXPENSES                        884,772               774,108             2,677,128             2,654,392

GENERAL, ADMINISTRATIVE AND SELLING EXPENSES           1,391,966             2,117,360             4,314,416             6,739,458
                                                     -----------           -----------           -----------           -----------
              Loss from operations                    (1,578,340)           (2,060,117)           (5,036,365)           (7,121,043)
                                                     ------------          ------------          ------------          ------------
OTHER (EXPENSE) INCOME:
     Interest (expense) income, net                      (30,756)               (3,365)              (13,538)              117,505
     Other                                                14,809                (5,669)               34,372                20,220
                                                     -----------           -----------           -----------           -----------
                                                         (15,947)               (9,034)               20,834               137,725
                                                     ------------          ------------          -----------           -----------

LOSS BEFORE PROVISION FOR INCOME TAXES                (1,594,287)           (2,069,151)           (5,015,531)           (6,983,318)

PROVISION FOR INCOME TAXES                             1,806,615                 -                 1,806,615                 -
                                                     -----------           -----------           -----------           -----------
              Net loss                               $(3,400,902)          $(2,069,151)          $(6,822,146)          $(6,983,318)
                                                     ============          ============          ============          ============

PREFERRED STOCK DIVIDENDS                                115,328               140,755               357,854               430,653

NON-CASH CHARGE ATTRIBUTABLE TO BENEFICIAL
CONVERSION FEATURE                                        -                  7,500,000                 -                 7,500,000
                                                     -----------           -----------           -----------           -----------
              Net loss attributable to
                common shareholders                  $(3,516,230)          $(9,709,906)          $(7,180,000)         $(14,913,971)
                                                     ============          ============          ============         =============

PER SHARE INFORMATION:

Net Loss Per Share:
     Basic and Diluted                                     $(.18)                $(.64)                $(.39)               $(1.00)
                                                     ============          ============          ============         =============

Shares used in computing net loss per share:
     Basic and Diluted                                19,216,925            15,137,578            18,356,233            14,848,707
                                                     ===========           ===========           ===========          ============

              See Notes to Condensed Consolidated Financial Statements

                  ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES

             CONDENSED CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                  For the Nine Months Ended September 30, 2002

                                  (UNAUDITED)

                                                         Shares                          Additional      Deferred Stock
                                                      Outstanding     Common Stock    Paid-In Capital    Compensation
                                                      -----------     ------------    ---------------    --------------
BALANCE, January 1, 2002                               16,308,968       $8,154,484      $54,642,571         $(52,334)
  Conversions of Series B Redeemable
      Convertible Preferred Stock, net
      of related costs                                  3,365,480        1,682,740           91,450             -

  Preferred stock dividends                                 -                -             (357,854)            -
  Employee Stock Grant                                    337,500          168,750           60,750         (229,500)
  Option Grant to Consultants                               -                -               42,200          (42,200)
  Amortization of deferred stock compensation               -                -               -               200,589
  Amortization of Option Grant to Consultants               -                -               -                27,588
  Net loss                                                  -                -               -                  -
                                                      -----------     ------------    --------------     -------------
BALANCE, September 30, 2002                            20,011,948      $10,005,974      $54,479,117         $(95,857)

                                                      ===========     ============    ==============     =============

                                                                          Total
                                                       Accumulated    Shareholders'
                                                         Deficit         Equity
                                                      -------------   ------------
BALANCE, January 1, 2002                              $(43,455,971)   $19,288,750
  Conversions of Series B Redeemable
      Convertible Preferred Stock, net
      of related costs                                      -           1,774,190

  Preferred stock dividends                                 -            (357,854)
  Employee Stock Grant                                      -               -
  Option Grant to Consultants                               -               -
  Amortization of deferred stock compensation               -             200,589
  Amortization of Option Grant to Consultants               -              27,588
  Net loss                                              (6,822,146)    (6,822,146)
                                                      -------------   ------------
BALANCE, September 30, 2002                           $(50,278,117)    14,111,117
                                                      =============   ============


              See Notes to Condensed Consolidated Financial Statements

                ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (UNAUDITED)



                                                                                        For the Nine Months Ended
                                                                                              September 30,

                                                                                    ----------------------------------

                                                                                        2002                  2001

                                                                                    ------------          ------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net loss                                                                          $(6,822,146)          $(6,983,318)
     Adjustments to reconcile net loss to net cash provided by (used in)
          operating activities:

             Non-cash stock compensation expense                                         228,177                 5,760
             Depreciation and amortization                                               936,081             2,048,841
             Deferred income taxes                                                     1,806,615                 -
             Change in:
               Accounts receivable, net                                                1,535,288             1,729,912
               Inventories, net                                                         (227,401)              156,714
               Prepaid expenses and other current assets                                 149,155              (209,062)
               Other assets                                                               72,151                62,183
               Trade accounts payable                                                   (187,395)             (370,386)
               Accrued restructuring charges                                            (111,131)                -
               Deferred revenue                                                        3,463,314                 -
               Other current and long-term liabilities                                   567,476               245,143
                                                                                     -----------           -----------
                  Net cash provided by (used in) operating activities                  1,410,184            (3,314,213)
                                                                                     -----------           ------------


CASH FLOWS FROM INVESTING ACTIVITIES:

   Purchases of property and equipment                                                  (132,686)             (108,313)
   Patents and trademarks                                                               (146,882)             (361,661)
                                                                                     ------------          ------------
                  Net cash used in investing activities                                 (279,568)             (469,974)
                                                                                     ------------          ------------


CASH FLOWS FROM FINANCING ACTIVITIES:

   Payments of debt obligations                                                         (143,376)             (601,717)
   Proceeds from issuance of common stock upon exercise of stock options,
       net of related costs                                                                -                    16,483
                                                                                     -----------           -----------
                  Net cash used in financing activities                                 (143,376)             (585,234)
                                                                                     ------------          ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                     987,240            (4,369,421)

CASH AND CASH EQUIVALENTS, beginning of period                                         3,724,130             9,151,835
                                                                                     -----------           -----------
CASH AND CASH EQUIVALENTS, end of period                                             $ 4,711,370           $ 4,782,414
                                                                                     ===========           ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Non-cash investing and financing activities:

     Conversion of Series B Redeemable Convertible Preferred Stock and

         related accrued dividends into common stock                                 $ 1,774,190            $2,204,740
                                                                                     ===========            ==========
     Stock grant to employees                                                        $   229,500            $   32,250
                                                                                     ===========            ==========
     Option grant to consultant                                                      $    42,400            $    -
                                                                                     ===========            ==========

              See Notes to Condensed Consolidated Financial Statements

                      ANDREA ELECTRONICS CORPORATION AND SUBSIDIARIES


                    NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation - The accompanying condensed consolidated financial statements include the accounts of Andrea Electronics Corporation and its subsidiaries ("Andrea"). All intercompany balances and transactions have been eliminated in consolidation.

     These unaudited, condensed consolidated financial statements have been prepared in accordance with the instructions for Form 10-Q and accordingly, they do not include all of the information and footnotes normally provided in annual financial statements.

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses reported in those financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included.

     Management Estimates - Among other things, estimates are used in accounting for allowances for bad debts, inventory obsolescence, restructuring reserves, product warranty, depreciation, deferred income taxes, expected realizable values for assets (primarily goodwill and intangible assets), contingencies, revenue recognition as well as the recording and presentation of our convertible preferred stock. Estimates and assumptions are periodically reviewed and the effects of any material revisions are reflected in the consolidated financial statements in the period that they are determined to be necessary. Actual results could differ from those estimates and assumptions.

     Andrea believes that adequate disclosures are made to keep the information fairly presented. The results of operations for any interim period are not necessarily indicative of the results to be expected for the fiscal year. For further information, refer to the consolidated financial statements and accompanying footnotes included in Andrea's annual report on Form 10-K for the year ended December 31, 2001.

     Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.

     Revenue Recognition - Non software-related revenue is recognized upon shipment. Andrea reports such sales levels on a net sales basis, with net sales being computed by deducting from gross sales, the amount of actual sales returns and the amount of reserves established for anticipated returns. With respect to license revenues, Andrea recognizes revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended, and Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." License revenue is recognized based on the terms and conditions of individual contracts (see
     Note 10). In addition, fee-based services are performed on a time-and-material basis or on a fixed-fee basis, under separate service arrangements.

2. Deferred Tax Assets - Statement of Financial Accounting Standards ("SFAS") No. 109 "Accounting for Income Taxes" ("FAS 109") requires that a valuation allowance be established when it is "more likely than not" that all or a portion of deferred tax assets will not be realized. A review of all available positive and negative evidence needs to be considered, including a company's performance, the market environment in which the company operates, the length of carryback and carryforward periods, and expectations of future profits, etc.

     FAS 109 further states that forming a conclusion that a valuation allowance is not needed is difficult when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. Pursuant to a change in circumstances during the third quarter, which caused a change in our judgment regarding the realizability of deferred tax assets, and after considering all other positive and negative evidence (including, in particular, cumulative losses in recent years) available to us at September 30, 2002, we concluded that it was appropriate to record a full valuation allowance against our net deferred tax assets. As a result, we recorded an additional valuation allowance of $1.8 million for the quarter ended September 30, 2002. In addition, we expect to provide a full valuation allowance on future tax benefits until we can sustain a level of profitability that demonstrates our ability to utilize the assets, or other significant positive evidence arises that suggests our ability to utilize such assets.

3. Earnings Per Common Share - Basic net loss per common share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss attributable to common shareholders by the weighted-average number of common shares and dilutive common share equivalents and convertible securities then outstanding. The following chart provides a reconciliation of information used in calculating the per share amounts:

                                                For the Three Months Ended                  For the Nine Months Ended
                                                      September 30,                               September 30,

                                             ---------------------------------         ----------------------------------

                                                 2002                 2001                  2002                2001
                                             -------------       -------------         -------------      ---------------
Numerator:
     Net loss                                 $(3,400,902)        $(2,069,151)          $(6,822,146)       $  (6,983,318)
     Preferred stock dividends                    115,328             140,755               357,854              430,653
       Non-cash charge attributable
         to beneficial conversion
         feature                                   -                7,500,000                -                 7,500,000
                                              ------------        ------------          ------------       -------------
       Net loss attributable to
         common shareholders                  $(3,516,230)        $(9,709,906)          $(7,180,000)        $(14,913,971)
                                              ============        ============          ============        =============
Denominator:
     Weighted-average common shares
     outstanding - Basic and Diluted/*/        19,216,925          15,137,578            18,356,233           14,848,707
                                              ===========         ===========           ===========         ============
Net loss per share - Basic and
Diluted                                             $(.18)              $(.64)                $(.39)              $(1.00)
                                              ============        ============          ============         ============

*The effect of dilutive securities (stock options, Redeemable Convertible Preferred Stock and warrants) have not been included herein as their inclusion would be anti-dilutive.

4. In July 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations" ("FAS 141") and No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). FAS 141 requires all business combinations initiated after September 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Andrea has adopted FAS 142 effective January 1, 2002, and accordingly, those intangible assets that continue to be classified as goodwill or as other intangibles with indefinite lives are no longer amortized. Other intangible assets, which do not have indefinite lives (such as core technology), continue to be amortized. As of January 1, 2002, we made an assessment of our intangible assets to identify goodwill separately from other identifiable intangibles. No adjustment was deemed necessary, although the intangible asset "Workforce in Place", which amounted to $141,029, was reclassified as goodwill. In accordance with FAS 142, intangible assets, including purchased goodwill, is evaluated annually for impairment, or more often if circumstances warrant. We performed initial transitional impairment testing of goodwill and intangible assets during the first quarter of fiscal 2002. That effort, and preliminary assessments of our identifiable intangible assets, indicated that little or no adjustment would be required upon adoption of this pronouncement. The impairment testing is performed in two steps: (step one) the determination of impairment, based upon the fair value of a reporting unit as compared to its carrying value, and (step two) if there is an impairment, this step measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. FAS 142 required that an entity complete step one of the transitional goodwill impairment test within six months of adoption, and that if there is an indication that the carrying amount of the net assets of a reporting unit exceeds its fair value, step two must be completed by the end of the fiscal year. In the second quarter of fiscal 2002, we determined that the carrying value of this unit might be greater that its fair value. In order to finalize our determination of fair value, we will require the assistance of a third-party valuation firm. We anticipate completing this analysis during the fourth quarter of 2002.

    The following table presents adjusted net loss and net loss per share data restated to include the pro forma retroactive impact of the adoption of FAS 142:

                                                                Three Months Ended                 Nine Months Ended
                                                                   September 30,                     September 30,

                                                          -------------------------------- -------------------------------

                                                               2002            2001             2002             2001
                                                          -------------   -------------    ------------    ---------------
Reported Net Loss attributable to common shareholders     $ (3,516,230)   $ (9,709,906)    $ (7,180,000)   $ (14,913,971)
Goodwill and Workforce in Place Amortization                    -              282,047           -               846,141
                                                          --------------  -------------    ------------    ---------------
Adjusted Net Loss                                         $ (3,516,230)   $ (9,427,859)    $ (7,180,000)   $ (14,067,830)
                                                          ==============  =============    ============    ===============

Net Loss Per Share - Basic and Diluted                           $(.18)          $(.64)           $(.39)          $(1.00)

Goodwill and Workforce in Place Amortization                    -                  .02           -                   .06
                                                          --------------  -------------    ------------    ---------------

Adjusted Net Loss Per Common Share                               $(.18)          $(.62)           $(.39)           $(.94)
                                                          ==============  =============    ============    ===============

Weighted-average common shares outstanding - Basic and
Diluted                                                     19,216,925      15,137,578       18,356,233       14,848,707
                                                          ==============  =============    ============    ===============

The changes in the carrying amount of Goodwill and Intangible assets during the nine months ended September 30, 2002 were as follows:

                                                                    Core           Trademarks and     Workforce in
                                                 Goodwill        Technology           Patents             Place          Totals
                                                -----------     -------------     ----------------   --------------   ------------
Balance as of December 31, 2001                 $12,317,843      $ 8,326,587         $ 502,334          $141,029      $21,287,793
Additions during the period                          -                -                146,882              -             146,882
Reclassifications                                   141,029           -                  -              (141,029)           -
Amortization                                         -              (550,581)          (27,574)             -            (578,155)
                                                -----------      ------------        ----------         ---------     ------------
Balance as of September 30, 2002                $12,458,872      $ 7,776,006         $ 621,642          $   -         $20,856,520
                                                ===========      ===========         =========          =========     ===========


     Intangible assets as of September 30, 2002 and December 31, 2001 consisted of the following:

                                                        September 30,           December 31,
                                                            2002                   2001
                                                       ---------------         -------------
Core Technology                                           $7,776,006            $8,326,587
Trademarks and Patents                                       621,642               502,334
Workforce in Place                                           -                     141,029
                                                          ----------            ----------
Total Intangible Assets                                   $8,397,648            $8,969,950
                                                          ==========            ==========

     Amortization of core technology is expected to be approximately $734,000 a year for the next 11 years. Trademarks and Patents are amortized using the straight-line method over 17 years.

5. Inventories are stated at the lower of cost (on a first in, first out) or market.

                                          September 30,           December 31,
                                              2002                   2001
                                        -----------------      ----------------
Raw materials                           $      2,308,079       $      2,000,375
Work-in-process                                  294,381                130,167
Finished goods                                 1,794,629              1,845,720
                                        ----------------       ----------------
                                               4,397,089              3,976,262

Less: reserve for obsolescence                  (779,959)              (586,533)
                                        ----------------       ----------------
                                        $      3,617,130       $      3,389,729
                                        ================       ================



6.   New Accounting Pronouncements - In August
     2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and Accounting Principles Board Opinion No. 30 "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions." The Statement retains the fundamental provisions of SFAS No. 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The provisions of this statement are required to be adopted no later than fiscal years beginning after December 31, 2001. The impact of adopting this standard was not material to the financial statements.

     On April 30, 2002 the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44 and 63, Amendments of FASB Statement No. 13, and Technical Corrections" ("FAS 145"). FAS 145 eliminates the requirement that gains and losses from the extinguishment of the debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect and eliminates an inconsistency between the accounting for sale-leaseback transactions and certain lease modifications that have economic effects that are similar to sale-leaseback transactions. Generally, FAS 145 is effective for transactions occurring after May 15, 2002. The adoption of this standard is expected to have no impact to Andrea.

     SFAS No. 146, " Accounting for Costs Associated with Exit of Disposal Activities" ("FAS 146"), provides guidance on the recognition and measurement of liabilities for cost associated with the exit of disposal activities. The provisions of this Statement are effective for exit or disposal activities that are initiated after December 31, 2002. Andrea is currently reviewing FAS 146 to determine the impact upon adoption.

7. Restructuring Accrual - During the fourth quarter of fiscal 2001, Andrea recorded restructuring charges in connection with exiting a PC headset channel, or customer-type, within the Anti-Noise Headset Product segment. The restructuring charge was recorded as accrued restructuring charges or as a reduction of assets, as applicable. During the first nine months of fiscal 2002, we made payments of $111,131, which reduced the restructuring liability that had been established during the fourth quarter of fiscal 2001. As of September 30, 2002, there were no material revisions to the plan, exit costs, or the anticipated timing of our plan's execution.

8. Series B Redeemable Convertible Preferred Stock - On September 22, 1999, Andrea issued and sold in a private placement $7,500,000 of Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"), and a warrant covering 75,000 shares of Andrea's Common Stock. Each of the 750 shares of Series B Preferred Stock has a stated value of $10,000 plus dividends of 4% per annum, which sum is convertible into Common Stock at a conversion price equal to the lower of $8.775 (the "Maximum Conversion Price") and the average of the two lowest trade prices of the Common Stock during the 15 consecutive trading days immediately preceding a conversion date (the "Market Price"), subject to certain adjustments, including anti-dilution. The 4% dividends may, at the option of Andrea, be paid in cash. The warrant has an exercise price of $8.775 per share and expires on June 18, 2004.

     All of the Series B Preferred Stock is currently convertible into Andrea's Common Stock, and Andrea has reserved 3,560,152 shares of Common Stock for issuance upon conversion.

     Upon the announcement of a major transaction, as defined in Andrea's Certificate of Incorporation, the holders of the Series B Preferred Stock have the right to require Andrea to redeem all or a portion of the holders' Series B Preferred Stock at a redemption price equal to the greater of 120% of the stated value plus any accrued dividends or the Market Price on the day of announcement. In addition, upon the occurrence of certain triggering events, and depending on Andrea's control over such events, the holders of Series B Preferred Stock may have the right to require Andrea to (i) redeem all or a portion of the Series B Preferred Stock at a redemption price equal to the greater of 120% of the stated value plus any accrued dividends or the Market Price on the day of announcement, or (ii) pay a penalty equal to 1% of the remaining principal amount outstanding for a period not to exceed 20 days in any 365 day period, and adjust the Maximum Conversion Price.

     Andrea is actively seeking to obtain additional capital and funding which, if successful, could involve the triggering of the redemption rights. If such redemption rights are triggered and Andrea has insufficient funds to satisfy the redemption, Andrea will be required to obtain a waiver from the holders of the Series B Preferred Stock. If the Series B Preferred Stock holders do not consent to such a waiver, Andrea's efforts to obtain additional funding and capital will be materially adversely affected and its ability to continue its current operations will be materially adversely affected.

     In the nine-month period ended September 30, 2002, the following number of shares of Series B Preferred Stock, together with related accrued dividends, were converted:



                                             Number of Series B                                 Number of
                  Date of Conversion           Preferred Stock           Conversion              Common
                                                  Converted                 Price                Shares
                ------------------------    ----------------------     ----------------    -------------------
                January 11, 2002                     40                       $0.59               747,657
                March 15, 2002                       37                       $0.51               805,075
                May 22, 2002                         52                       $0.655              886,898
                September 17, 2002                   34                       $0.415              925,850
                                                     --                                           -------

                Total                               163                                         3,365,480
                                                    ===                                         =========


     The original value of the warrants upon issuance was $348,457. As of September 30, 2002, the Series B Preferred Stock is recorded net of the unaccreted present value of the warrants of $20,454. Due to the redemption features described above, the Series B Preferred Stock is presented outside of shareholders' equity in the accompanying condensed consolidated balance sheets.

 9. Series C Redeemable Convertible Preferred Stock - On October 10, 2000, Andrea issued and sold in a private placement $7,500,000 of Series C Redeemable Convertible Preferred Stock (the "Series C Preferred Stock"). Each of the 750 shares of Series C Preferred Stock (par value $0.01 per share) has a stated value of $10,000 plus dividends of 5% per annum, which sum is convertible into Common Stock (par value $0.50 per share) at a conversion price which was initially equal to $7.0565 or 110% of the average of the two lowest closing bid prices of the Common Stock during the 5 consecutive trading days immediately preceding the issuance date, for the first nine months. The conversion price reset every six months thereafter to the lesser of the then existing conversion price or the average of the two lowest closing bid prices of the Common Stock during the 5 consecutive trading days immediately preceding the six-month reset dates or, for the period beginning on the day two years after the initial issuance and ending on the maturity of the Series C Preferred Stock, the least of: (i) the then existing conversion price, (ii) the average of the two lowest closing bid prices of the Common Stock during the 15 consecutive trading days immediately preceding such two year date or (iii) the closing bid price on the day of conversion, subject in each case to certain adjustments. The 5% dividend amount may, at the option of Andrea, be paid in cash or in shares of Andrea's Common Stock. The Series C Preferred Stock is convertible or redeemable at maturity by Andrea, based upon certain circumstances at that time, and is redeemable by the holder upon certain events. As of September 30, 2002, all of the Series C Preferred Stock is currently convertible into Andrea's Common Stock, and Andrea has reserved 10,890,411 shares of Common Stock for issuance upon conversion of the shares of the Series C Preferred Stock. On October 10, 2002, 81.24% of one share of the Series C Preferred Stock was converted into 31,916 shares of Common Stock at a conversion price of $0.28.

     In accordance with EITF Issue 00-27, "Application of EITF Issue No. 98-5 to Certain Convertible Instruments", in the third quarter of 2001, Andrea recorded a non-cash charge of $7,500,000 to accumulated deficit. This pronouncement values the economic benefit of the contingent beneficial conversion feature that the holders of the Series C Preferred Stock received when the conversion price of the Series C Preferred Stock was reset from $7.0565 to $1.44 in July 2001. This charge represented the maximum charge under this standard.

     The original value of the transaction costs upon issuance was $175,000. As of September 30, 2002, the Series C Preferred Stock is recorded net of the unaccreted present value of the transaction costs of $116,385. Due to the redemption features discussed above, the Series C Preferred Stock is presented outside of shareholders' equity in the accompanying condensed consolidated balance sheet.

     Upon the announcement of a major transaction or upon certain triggering events, as defined, the investors have the right to require Andrea to redeem all or a portion of the investors' Series C Preferred Stock at a redemption price equal to the greater of (i) 120% of the Liquidation Value, as defined, or (ii) the product of the applicable conversion rate in effect on the date of the major transaction or the triggering event and the closing bid price of the Common Stock of Andrea on the trading day immediately preceding the major transaction or triggering event or the closing bid price of Andrea's Common Stock on the date the holder's delivery to Andrea of notice. In addition, if Andrea is unable to effect such redemption (i) interest will accumulate on the value of the Series C Preferred Stock that Andrea is unable to redeem at the rate of 2% per month and (ii) the holders of the Series C Preferred Stock are entitled to void their redemption notices and receive a reset of their applicable conversion price.

     On March 15, 2002, Andrea announced that a triggering event had occurred and that as a result of the trigger, the investor had the right to require Andrea to redeem all of the Series C Preferred Stock. The investor has agreed, in a Waiver Agreement, to waive its right to receive the aggregate Triggering Event Redemption Price (as defined in the Certificate of Amendment) (together with any interest and related cash payments or penalties thereon) the investor was otherwise entitled to as a result of the existing triggering event until April 7, 2007. In addition, the investor agreed to waive, until April 7, 2007, its right to receive the aggregate triggering event Redemption Price, as defined, (together with any interest and related cash payments or penalties thereon) with respect to
     (1) any future triggering event relating to additional registration failures, provided that the existing registration statements remain effective and available to the investor for the number of shares covered by such registration statements as of the date of the waiver (less any future sales made pursuant to such registration statements), and (2) any future Triggering Event relating to the delisting of Andrea's Common Stock, provided that the Common Stock is thereafter authorized for trading on the OTC Bulletin Board. In addition, the investor agreed to waive, until April

     7, 2007, Andrea's obligation to register any additional shares and Andrea's obligation to make certain cash payments, if any, for its failure to register any additional shares. Finally, the investor acknowledged that no Maturity Date Redemption Price (as defined) was due on October 10, 2002. The investor's waivers described above shall be null and void immediately, however, upon the earlier of April 7, 2007, if such Triggering Event Redemption Price is not paid on April 7, 2007, the first date on which Andrea fails to comply in any material respect with the terms of the Waiver Agreement, and related agreements entered into between Andrea and the investor (the "Agreements"), and the first date on which Andrea is insolvent.

     As consideration for the Waiver Agreement, Andrea agreed to grant the investor a security interest in all of Andrea's assets; however, the investor agreed to have its lien on Andrea's assets subordinated to (1) any lien granted in the future to a non-affiliated third party in connection with a strategic transaction with a financing component, provided that such third-party lien relates only to the amount of the financing component of such transactions, and (2) any lien granted in the future to a bank or other similar institution pursuant to any asset-based financing transaction. In addition, the investor agreed to release its lien in connection with any sale of any assets subject to the investor's lien, provided the investor receives a lien on the proceeds of the sale. The investor acknowledged that its lien in any portion of Andrea's intellectual property is effectively subordinate to the interest of any current or future licensee of such intellectual property, as any interest the investor may have in such intellectual property cannot be greater than Andrea's interest therein.

     Given that the waiver granted by the investor does not cover all triggering events set forth in the Certificate of Amendment and that the Waiver Agreement will be null and void in the event Andrea fails to comply in any material respect with the terms of the Agreements, among other things, there is a risk that the investor could declare a triggering event that would trigger the redemption rights.

     If such redemption rights are triggered and Andrea has insufficient funds to satisfy the redemption, Andrea will be required to obtain a new waiver from the holders of the Series C Preferred Stock. If the Series C Preferred Stockholders do not consent to such a waiver, Andrea's efforts to obtain additional funding and capital will be materially adversely affected and its ability to continue its current operations will be materially adversely affected.

10. In December 2001 and March 2002, Andrea entered into two agreements with Analog Devices, Inc. ("Analog Devices"). These license agreements relate to Andrea's high performance noise canceling technologies that enable clear voice communications and high-performance audio in small home-office and regular office environments. Under our agreements with Analog Devices, they paid us a total of $5 million in license fees during the first nine months of 2002. The unamortized portion of the license agreements, as amended, is recorded as deferred revenue ($1,666,680 of which is classified as current and $2,796,634 classified as long-term as of September 30, 2002) in the accompanying condensed consolidated balance sheets. All license revenues are being recognized on a straight-line basis over three-years, $3 million of which started to be recognized during the first quarter of 2002, and $2 million which started in the third quarter of 2002.

11.  Commitments And Contingencies-

     Leases - Andrea's corporate headquarters is located in Melville, New York, where Andrea leases space for manufacturing, research and development, sales and executive offices from an unrelated party. The lease is for approximately 40,000 square feet and expires in June 2008. For the three months and nine months ended September 30, 2002, rent expense under this operating lease was approximately $148,000 and $435,000, respectively. As of September 30, 2002, the minimum future lease commitments, under this lease and all other noncancellable operating leases, are as follows:

         2002 (fourth quarter of 2002)                      $        192,954
         2003                                                        768,195
         2004                                                        744,021
         2005                                                        657,530
         2006                                                        683,832
         Thereafter                                                1,050,375

                                                            ----------------

                               Total                        $      4,096,907
                                                            ================

     Legal Proceedings - As previously reported in Andrea's Annual Report on Form 10-K for the year ended December 31, 2001, Andrea was engaged in a lawsuit filed in the U.S. District Court for the Eastern District of New York by NCT Group, Inc. ("NCT") and its subsidiary NCT Hearing Products, Inc. Andrea filed and served an answer to the NCT complaint, denying the allegations and asserting affirmative defenses and counterclaims. Effective July 29, 2002, Andrea executed a non-cash settlement of the lawsuit with NCT which dismissed both NCT's claims and Andrea's counterclaims.


12. Segment Information- Andrea follows the provisions of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("FAS 131"). Performance measurement and resource allocation for our reportable segments are based on many factors. The primary financial measure is income (loss) from operations, which includes the revenues, costs and expenses directly attributable to each segment, as well as an allocation of costs and operating expenses, which are not managed at a segment level, but are shared services such as, for example, general corporate functions and corresponding costs that are determined to be related to the products or services sold for each segment. Income (loss) from operations for our segments excludes any provision for income taxes. Reportable operating segments are determined based on Andrea's management approach. The management approach, as defined by FAS 131, is based on the way that the chief operating decision-maker organizes the segments within an enterprise for making operating decisions and assessing performance. While our results of operations are primarily reviewed on a consolidated basis, the chief operating decision-maker also manages the enterprise in three segments: (i) Andrea Anti-Noise Headset Products, (ii) Aircraft Communications Products, and (iii) Andrea DSP Microphone and Audio Software Products. The following represents selected consolidated financial information for Andrea's segments for the three months ended September 30, 2002, and 2001:

                                                                                Andrea DSP
                                                                                Microphone
                                       Andrea Anti-             Aircraft        and Audio
                                      Noise Headset          Communications      Software          September 30,
          Segment Data                   Products              Products          Products             2002
---------------------------------  --------------------  --------------------  ---------------   ----------------
Net sales                               $519,254            $347,116             $503,659          $1,370,029
Income (loss) from operations             25,077             (54,685)          (1,548,732)         (1,578,340)
Depreciation                              41,175              23,177               43,631             107,983




                                                                              Andrea DSP
                                                                              Microphone
                                     Andrea Anti-             Aircraft        and Audio
                                    Noise Headset          Communications      Software           September 30,
        Segment Data                   Products              Products          Products              2001
-------------------------------  -------------------   --------------------  ---------------    ----------------
Net sales                             $1,537,844          $1,201,895           $197,460            $2,937,199
Income (loss) from operations           (365,430)            250,098         (1,944,785)           (2,060,117)
Depreciation                              98,612              27,720             50,756               177,088

     The following represents selected consolidated financial information for Andrea's segments for the nine months ended September 30, 2002, and 2001:

                                                                              Andrea DSP
                                                                              Microphone
                                     Andrea Anti-             Aircraft        and Audio
                                    Noise Headset          Communications      Software           September 30,
        Segment Data                   Products              Products          Products              2002
-------------------------------  --------------------  --------------------  ----------------   ----------------
Net sales                              $1,772,156           $2,171,450          $996,073         $4,939,679
Income (loss) from operations            (350,312)             320,698        (5,006,751)        (5,036,365)
Depreciation                              132,172               72,103           153,651            357,926




                                                                                Andrea DSP
                                                                                Microphone
                                   Andrea Anti-              Aircraft           and Audio
                                  Noise Headset           Communications         Software        September 30,
        Segment Data                Products                 Products            Products             2001
------------------------------  ---------------------  --------------------  ------------------  ---------------
Net sales                           $4,030,262                $3,542,012            $598,493      $8,170,767
Income (loss) from operations       (1,861,075)                1,137,319          (6,397,287)     (7,121,043)
Depreciation                           299,982                   100,605             165,835         566,422




     International revenues are based on the country in which the end-user is located. For the three months ended September 30, 2002 and 2001, sales and accounts receivable by geographic area are as follows:

                                      September 30,         September 30,
              Geographic Data            2002                   2001
            ------------------       ----------------      ---------------


          Sales:

                 United States        $     1,238,137       $     2,513,906
                 Europe                        60,526               136,783
                 Other foreign                 71,366               286,510
                                     -----------------     -----------------
                                     $      1,370,029      $      2,937,199
                                     =================     =================

          Accounts receivable:

                 United States        $       433,492       $     1,576,703
                 Europe                        60,871               102,702
                 Other foreign                 64,495                94,396
                                     -----------------     -----------------
                                     $        558,858      $      1,773,801
                                     =================     =================


For the nine months ended September 30, 2002 and 2001, sales by geographic area are as follows:

                                       September 30,         September 30,
              Geographic Data             2002                   2001
            ------------------       ------------------     -----------------

        Sales:
             United States            $     4,223,722        $     6,549,833
             Europe                           239,420                506,755
             Other foreign                    476,537              1,114,179
                                     ------------------     -----------------
                                     $      4,939,679       $      8,170,767
                                     ==================     =================

     The assets and liabilities of Andrea are managed centrally and are reported internally in the same manner as the consolidated financial statements, thus no additional information is produced for the Chief Executive or included herein.

13. Concentration of Credit Risk - Sales of Andrea Anti-Noise Headset products to one customer and its affiliates were approximately 2% and 40% of the total sales for the 2002 and 2001 third quarter, respectively, and 7% and 29% for the 2002 and 2001 first nine months, respectively. Sales to the federal government and related subcontractors were approximately 6% and 14% of the total sales for the 2002 and 2001 third quarter, respectively, and 18% and 20% for the 2002 and 2001 first nine months, respectively.

       ITEM 2.  MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview of Our Products, Technologies and Markets

           We design, develop and manufacture state-of-the-art microphone technologies and products for enhancing speech-based applications software and communications that require high quality, clear voice signals. Our technologies eliminate unwanted background noise to enable the optimum performance of various speech-based and audio applications.

           Andrea's products and technologies optimize the performance of speech-based applications and audio applications in primarily the following markets:

           . personal computing (primarily for speech recognition applications and voice communication over the Internet);

           .   audio and video conferencing;

           . in-vehicle communications (to enable untethered, hands-free communication);

           .   military and commercial aircraft communications systems; and

           .   call centers.

           Our patented and patent-pending digital noise canceling technologies enable a speaker to be several feet from the microphone, and free the speaker from having to hold the microphone (we refer to this capability as "far-field" microphone use). Our DSDA and DFTA microphone products convert sound received by an array of microphones in a product into digital signals that are then processed to cancel background noise from the signal to be transmitted. These two adaptive technologies represent the core technologies within our portfolio of far-field technologies. In addition to DSDA and DFTA, Andrea has developed and commercialized several other digital, far-field noise canceling technologies, including, among others, Andrea EchoStop, a high-quality acoustic echo canceller, and Andrea PureAudio, a leading technology for canceling unwanted stationary noises. All of our digital, far-field microphone technologies are software-based and operate using either a dedicated DSP or a general purpose processor (for example, the Pentium) and the software, which may encompass one or all of our far-field noise canceling technologies, can be applied to improve the performance of a single microphone or multiple microphones. In addition, our digital, far-field, noise canceling technologies can be tailored and implemented into various form factors, for example, into the monitor of a PC, a rear view mirror, or a personal digital assistant, and can be used individually or combined depending on particular customer requirements. We are currently targeting our far-field technologies primarily at 1) the desktop computing market (primarily through our relationship with Analog Devices, Inc., 2) the market for personal computers designed for use in automobiles, trucks and buses to control satellite-based navigation systems and other devices within vehicles, 3) the market for mobile devices, such as a personal digital assistants and 4) the military and commercial aircraft communication systems market. Our far-field, digital noise canceling technologies and related products, together with implementations of other high-end audio technologies (for example, our Active Noise Reduction technology), comprise our Andrea Digital Signal Processing (DSP) Microphone and Audio Software line of business, and sales of such technologies and products during the Third Quarter 2002 and the Third Quarter 2001 approximated 37% and 7%, respectively, of our total net revenues. We dedicate the majority of our marketing and research and development resources to this business segment, as we believe that communication products will increasingly require high performance, untethered (hands-free and headset-free) microphone technology.

           Our headset microphone products help to ensure clear speech in personal computer and telephone headset applications. Our Active Noise Cancellation microphone technology uses electronic circuits that distinguish a speaker's voice from background noise in the speaker's environment and then cancels the noise from the signal to be transmitted by the microphone. Our Active Noise Reduction headphone products use electronic circuits that distinguish the signal coming through an earphone from background noise in the listener's environment and then reduces the noise heard by the listener. Together with our lower-end noise canceling headset products and our call center headset products that we launched during 2002, these products comprise our Andrea Anti-Noise Headset line of business. During the fourth quarter 2001, we recorded restructuring charges relating to repositioning our business plan for our Andrea Anti-Noise Headset Product business segment as part of our overall effort to drive high margin product sales and become profitable. The restructuring focused on exiting from an increasingly unprofitable PC OEM/retail headset channel within Andrea's Anti-Noise Headset product segment. This was primarily a result of the increasing competitive nature of the PC headset market, coupled with Andrea's ongoing strategic efforts to focus on being primarily a supplier of digital, far-field noise canceling microphone technologies. This PC OEM/retail headset channel primarily purchased our lower-end, low margin headset products, and required substantial support which, when combined with decreasing volumes realized during 2001, became unprofitable. During the Third Quarter 2002 and the Third Quarter 2001 our Andrea Anti-Noise Headset Product segment approximated 38% and 52%, respectively, of our total net revenues.

           For several decades prior to our entry into the voice-activated computing market in the 1990's, our primary business was selling intercom systems for military aircraft communications. During 2000 and 2001, we dedicated development efforts aimed at increasing the manufacturability of certain intercom products as well as to accommodate future implementation of our digital, far field noise canceling technologies. We refer to this line of business as our Aircraft Communications line of business, and sales of such products during the Third Quarter 2002 and Third Quarter 2001 approximated 25% and 41%, respectively, of our total net revenues.

           We are incorporated under the laws of the State of New York and have been engaged in the electronic communications industry since 1934.

           The interim results of operations of Andrea presented in this report are not necessarily indicative of the actual sales or results of operations to be realized for the full year.

Our Critical Accounting Policies

           Our condensed consolidated financial statements and the notes to our condensed consolidated financial statements contain information that is pertinent to management's discussion and analysis. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities. In addition to the recording and presentation of our convertible preferred stock, we believe that the following are some of the more critical judgment areas in the application of our accounting policies that affect our financial condition and results of operations. We have discussed the application of these critical accounting policies with our Audit Committee.

           Revenue Recognition - Non license-related revenue is recognized upon shipment. Andrea reports such sales levels on a net sales basis, with net sales being computed by deducting from gross sales the amount of actual sales returns and the amount of reserves established for anticipated returns. With respect to license revenues, Andrea recognizes revenue in accordance with Statement of Position ("SOP") 97-2, "Software Revenue Recognition," as amended, and Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statement." In addition, fee-based services are performed on a time-and material basis or on a fixed-fee basis, under separate service arrangements. We recognize license-related revenues primarily based on an evaluation of the terms of individual contracts (see Note 10 of our condensed consolidated financial statements, for example) considering, specifically, whether 1) significant obligations remain,
2) evidence of an arrangement exists, 3) the fees are fixed or determinable, and 4) collectibility is reasonably assured.

           Accounts Receivable - We are required to estimate the collectibility of our trade receivables. Judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and related aging of the past due balances. We evaluate specific accounts when we become aware of a situation where a customer may not be able to meet its financial obligations due to a deterioration of its financial viability, credit ratings or bankruptcy. The reserve requirements are based on the best facts available to us and reevaluated and adjusted as additional information is received. Our reserves also are determined by using percentages applied to certain aged receivable categories. At September 30, 2002 our allowance for doubtful accounts was approximately $71 thousand.

           Inventory - We are required to state our inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make considerable judgments as to future demand requirements and compare that with our current inventory levels. Our reserve requirements generally increase as our projected demand requirements decrease due to market conditions, technological and product life cycle changes as well as longer than previously expected usage periods. We experienced significant inventory charges in 2001 due to our change in strategic direction resulting, in part, from declining market conditions. In connection with our restructuring effort, we incurred inventory charges of approximately $2.6 million during fiscal 2001. Inventories of approximately $3.6 million at September 30, 2002, are net of reserves of approximately $780 thousand. It is possible that additional charges to inventory may occur in the future if there is further declines in market conditions, or if additional restructuring actions are taken.

           Statement of Financial Accounting Standards, or SFAS, No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" ("FAS 144") supersedes SFAS No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("FAS 121") and Accounting Principles Board Opinion No. 30 "Reporting Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions". FAS 144 retains the fundamental provisions of FAS 121 for recognition and measurement of impairment, but amends the accounting and reporting standards for segments of a business to be disposed of. The provisions of this statement require management judgments regarding the future operating and disposition plans for marginally performing assets, and estimates of expected realizable values for assets to be sold. The impact of adopting this standard was not material to the financial statements.

           Under SFAS No. 141, "Business Combinations", and SFAS No. 142, "Goodwill and Other Intangible Assets" ("FAS 142") requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method. Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). Andrea has adopted this standard effective January 1, 2002, and, accordingly, those intangible assets that continue to be classified as goodwill or as other intangibles with indefinite lives are no longer amortized. The adoption of this pronouncement, to date, resulted in a $846 thousand decrease in amortization expense for the first nine months of 2002 over the same period in the prior year. Other intangible assets, which do not have indefinite lives, continue to be amortized. Andrea has made an assessment of its intangible assets to identify goodwill separately from other identifiable intangibles. Andrea determined no adjustment was necessary, although the intangible asset "Workforce in Place" is reclassified as goodwill pursuant to FAS 142. We performed initial transitional impairment testing of goodwill and intangible assets during the first quarter of fiscal 2002. That effort, and preliminary assessments of our identifiable intangible assets, indicated that little or no adjustment would be required upon adoption of this pronouncement. The impairment testing is performed in two steps: (step one) the determination of impairment, based upon the fair value of a reporting unit as compared to its carrying value, and (step two) if there is an impairment, this step measures the amount of impairment loss by comparing the implied fair value of goodwill with the carrying amount of that goodwill. FAS 142 required that an entity complete step one of the transitional goodwill impairment test within six months of adoption, and that if there is an indication that the carrying amount of the net assets of a reporting unit exceeds its fair value, step two must be completed by the end of the fiscal year. In the second quarter of fiscal 2002, we determined that the carrying value of our Andrea DSP Microphone and Audio segment might be greater that its fair value. In order to finalize our determination of fair value, we will require the assistance of a third-party valuation firm. We anticipate completing this analysis during the fourth quarter of 2002.

           Deferred Tax Assets - We currently have significant deferred tax assets. SFAS No. 109, "Accounting for Income Taxes"("FAS 109"), requires a valuation allowance be established when it is more likely than not that all or a portion of deferred tax assets will not be realized. Furthermore, FAS 109 provides that it is difficult to conclude that a valuation allowance is not needed when there is negative evidence such as cumulative losses in recent years. Therefore, cumulative losses weigh heavily in the overall assessment. Accordingly, and after considering recent changes in existing positive evidence, we recorded a full valuation allowance against our deferred tax assets during the third quarter ended September 30, 2002, recognizing a $1.8 million, non-cash charge. In addition, we expect to provide a full valuation allowance on future tax benefits until we can sustain a level of profitability that demonstrates our ability to utilize the assets, or other significant positive evidence arises that suggests our ability to utilize such assets. The future realization of a portion of our reserved deferred tax assets related to tax benefits associated with the exercise of stock options, if and when realized, will not result in a tax benefit in the consolidated statement of operations, but rather will result in an increase in additional paid in capital. We will continue to re-assess our reserves on deferred income tax assets in future periods on a quarterly basis.

           During 2001, we recorded significant charges in connection with a restructuring program. The related reserves established in that restructuring reflect various estimates, primarily those pertaining to inventory and settlements of contractual obligations. We reassess the reserve requirements under our restructuring program at the end of each reporting period. Actual experience may be different from our estimates used and, accordingly, additional charges related to our restructuring may be incurred.

           We are subject to proceedings, lawsuits and other claims, including proceedings under laws and government regulations related to securities, environmental, labor, product and other matters. We are required to assess the likelihood of any adverse judgments or outcomes to these matters, as well as potential ranges of probable losses. A determination of the amount of reserves required, if any, for these contingencies is based on an analysis of each individual issue with the assistance of legal counsel. The amount of any reserves may change in the future due to new developments in each matter.

           The impact of changes in the estimates and judgments pertaining to revenue recognition, receivables and inventories is directly reflected in our segments' income (loss) from operations. Although any charges related to our deferred tax assets are not reflected in our segment results, the long-term forecasts supporting the realization of those assets and changes in them are significantly affected by the actual and expected results of each segment.

Cautionary Statement Regarding Forward-Looking Statements

Certain information contained in this Management's Discussion and Analysis of Financial Condition and Results of Operations for the three months ended September 30, 2002 (the "2002 Third Quarter") compared to the three months ended September 30, 2001 (the "2001 Third Quarter") and for the nine months ended September 30, 2002 (the "2002 First Nine Months") compared to the nine months ended September 30, 2001 (the "2001 First Nine Months") are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations, estimates and projections about our business and industry, our beliefs and certain assumptions made by our management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors that may affect our business and prospects. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. In order to obtain the benefits of these "safe harbor" provisions for any such forward-looking statements, we wish to caution investors and prospective investors about the following significant factors, which, among others, have in some cases affected our actual results and are in the future likely to affect our actual results and could cause them to differ materially from those expressed in any such forward-looking statements. These factors include the following:

Because our operating results are subject to significant fluctuation, period-to-period comparisons of our operating results may not necessarily be meaningful and you should not rely on them as indications of our future performance.

           Our results of operations have historically been and are subject to continued substantial annual and quarterly fluctuations. The causes of these fluctuations include, among other things:

           -     the volume of sales of our products;

           -     the cost of development of our products;

           -     the mix of products we sell;

           -     the mix of distribution channels we use;

           - the timing of our new product releases and those of our competitors;

           - fluctuations in the computer and communications hardware and software marketplace;

           -     fluctuations in Department of Defense spending/funding; and

           -     general economic conditions.

           We cannot assure that the level of sales and gross profit, if any, that we achieve in any particular period will not be significantly lower than in other periods. Our revenues for the 2002 Third Quarter, were approximately $1.4 million compared to approximately $2.9 million in the 2001 Third Quarter. Net loss applicable to common shareholders for the 2002 Third Quarter was approximately $3.5 million, or $0.18 per share on a diluted basis, versus net loss applicable to common shareholders of approximately $9.7 million, or $0.64 per share on a diluted basis, for the 2001 Third Quarter. In the 2001 Third Quarter there was a special, one-time, non-cash accumulated deficit charge of $7.5 million. Our revenues for the 2002 First Nine Months were approximately $4.9 million compared to approximately $8.2 million in the 2001 First Nine Months. For the 2002 First Nine Months, we had a net loss attributable to common shareholders of approximately $7.2 million, or $0.39 per share on a diluted basis compared to a net loss attributable to common shareholders of $14.9 million, or $1.00 per share on a diluted basis in the 2001 First Nine Months.

Because of increased competition and a shift in business strategy, operating results are subject to significant fluctuation, period-to-period comparisons of our operating results may not necessarily be meaningful and you should not rely on them as indications of our future performance.

           In response to significant declines in our sales of Andrea Anti-Noise Headset Products as a result of increased competition with respect to a specific customer channel, as well as our overall shift in strategic direction to primarily deliver digital, far-field microphone solutions, during the fourth quarter of 2001, we recorded restructuring charges of approximately $4.5 million. This restructuring is expected to result in further decreases in sales, on a comparable period basis, during the remainder of fiscal 2002. We are examining additional opportunities for cost-reduction, production efficiencies and further diversification of our business. But to remain competitive, we intend to continue incurring substantial research and development, marketing and general and administrative expenses. We may not be able to easily and quickly reduce these expenses if our sales revenue continues to fall below our expectations and, therefore, our net income or loss may be disproportionately affected by any further reduction in sales revenue. Furthermore, amortization of our intangible assets has had, and will continue to have, a negative, non-cash impact on our results of operations (other than goodwill). As a result of these factors, we expect to continue to accumulate losses and the market price of our common stock could decline.

If we fail to obtain additional capital or maintain access to funds sufficient to meet our operating needs, we may be required to significantly reduce, sell, or refocus our operations and our business, results of operations and financial condition could be materially and adversely effected, and could result in our delisting from the American Stock Exchange or inability to continue operations.

           In recent years, we have sustained significant operating losses. We have been unable to generate sufficient cash flow from operations to meet our operating needs and, correspondingly, from time to time during the past several years, we have raised additional capital from external sources. We expect to continue to have to raise additional capital from external sources. These sources may include private or public financings through the issuance of debt, convertible debt or equity, or collaborative arrangements. Additional capital and funding may not be available on favorable terms, if at all. Additionally, we may only be able to obtain additional capital or funds through arrangements that require us to relinquish rights to our products, technologies or potential markets, in whole or in part, or result in the sale of Andrea. Additionally, Andrea's funding and capital raising efforts could trigger change in control payments due to certain executive officers of Andrea under their employment contracts, or redemptions of Andrea's Series B and Series C Redeemable Convertible Preferred Stock. Given our current financial condition and market conditions, it may be difficult to attract additional financings on favorable terms, or at all, as compared to prior periods. We have revised our business strategies to reduce our expenses and capital expenditures, but we still do not generate sufficient cash flow from operations to meet our operating needs and we cannot assure you that we will be successful in obtaining financings or access to additional sources of funding in amounts necessary to continue our operations. Failure to maintain sufficient access to funding may also result in our delisting from the American Stock Exchange.

We face the risk that Andrea could be required to redeem the Series B Redeemable Convertible Preferred Stock.

           On June 22, 1999, Andrea issued and sold in a private placement $7,500,000 of Series B Redeemable Convertible Preferred Stock (the "Series B Preferred Stock"), and a warrant covering 75,000 shares of Andrea's Common Stock. Each of the 750 shares of Series B Preferred Stock (par value $0.01 per share) has a stated value of $10,000 plus dividends of 4% per annum, which sum is convertible into Common Stock (par value $0.50 per share) at a conversion price equal to the lower of $8.775 (the "Maximum Conversion Price") and the average of the two lowest closing bid prices of the Common Stock during the 15 consecutive trading days immediately preceding a conversion date (the "Market Price"), subject to certain adjustments, including anti-dilution. The 4% dividends may, at the option of Andrea, be paid in cash. The warrant has an exercise price of $8.775 per share and expires on June 18, 2004.

           Upon the announcement of a major transaction, as defined in Andrea's Certificate of Incorporation, the investors have the right to require Andrea to redeem all or a portion of the investor's Preferred Shares at a redemption price equal to the greater of 120% of the stated value plus any accrued dividends or the Market Price on the day of announcement. In addition, upon the occurrence of certain triggering events, as defined, and depending on Andrea's control over such events, the investors may have the right to require Andrea to
i) redeem all or a portion of the Preferred Shares at a redemption price equal to the greater of 120% of the stated value plus any accrued dividends or the Market Price on the day of announcement, or ii) pay a penalty equal to 1% of the remaining principal amount outstanding for a period not to exceed 20 days in any 365 day period, and adjust the Maximum Conversion Price, as defined. If we are forced to redeem the Series B Preferred Stock, we would not have sufficient cash to satisfy the cost of redemption.

We face the risk that Andrea could be required to redeem the Series C Redeemable Convertible Preferred Stock.

           On October 10, 2000, Andrea issued and sold in a private placement $7,500,000 of Series C Redeemable Convertible Preferred Stock (the "Series C Preferred Stock"). The Series C Preferred Stock is convertible or redeemable at maturity by Andrea, based upon certain circumstances at that time, and is redeemable by the holder upon certain events, including the announcement of a major transaction, as defined in the Certificate of Amendment, or upon certain other triggering events. In the first quarter of 2002, a triggering event occurred and we obtained a waiver from the Series C Preferred Stock holders of their redemption right. A final agreement regarding the waiver arrangement was reached on March 28, 2002. The waiver related to the existing triggering event, as well as certain possible future triggering events, however, the waiver will be null and void upon the earlier of April 7, 2007, the first date on which

Andrea fails to comply in any material respect with the terms of the waiver and related documents, and the first date on which Andrea is insolvent.

           As consideration for the Series C Preferred Stock holder's agreement to waive its current and, in certain circumstances, any future right to receive the aggregate Triggering Event Redemption Price for the Series C Preferred Stock, Andrea agreed to grant a security interest in all of Andrea's assets. However, the Series C Preferred Stock holder agreed to have its lien on Andrea's assets subordinated to (1) any lien granted in the future to a non-affiliated third party in connection with a strategic transaction with a financing component, provided that such third-party lien relates only to the amount of the financing component of such transactions, and (2) any lien granted in the future to a bank or other similar institution pursuant to any asset based financing transaction. In addition, the Series C Preferred Stock holder agreed to release its lien in connection with any sale of any assets subject to its lien, provided they receive a lien on the proceeds of the sale. The Series C Preferred Stock holder acknowledged that its lien in any portion of Andrea's intellectual property is effectively subordinate to the interest of any current or future licensee of such intellectual property, as any interest the investor may have in such intellectual property cannot be greater than Andrea's interest therein.

           Given that the waiver granted by the Series C Preferred Stock holder does not cover all triggering events that could require the redemption of the Series C Preferred Stock, and that the waiver will be null and void in the event Andrea fails to comply in any material respect with the terms of the agreements relating to the waiver, among other things, there is a risk that the Series C Preferred Stock holder could declare a triggering event that would trigger the redemption rights. If such redemption rights are triggered and Andrea has insufficient funds to satisfy the redemption, which would be the case if a redemption occurred at this time, Andrea will be required to obtain a new waiver from the holder of the Series C Preferred Stock. If no such waiver can be obtained, Andrea's ability to continue its current operations will be materially adversely affected and if Andrea has insufficient funds to redeem the Series C Preferred Stock, it could result in Andrea's inability to meet its operating obligations and, consequently, delisting from the American Stock Exchange.

Shares Eligible For Future Sale May Have An Adverse Effect On Market Price; You May Experience Substantial Dilution.

           Sales of a substantial number of shares of our common stock in the public market could have the effect of depressing the prevailing market price of our common stock. Of the 70,000,000 shares of common stock presently authorized, 20,043,864 were outstanding as of November 12, 2002. The number of shares outstanding does not include 6,632,375 shares of our common stock reserved for issuance upon exercise of outstanding awards granted under our 1991 Performance Equity Plan and 1998 Stock Plan and shares of our common stock reserved for further awards under the 1998 Stock Plan; nor does it include 14,410,947 shares of common stock reserved for issuance upon conversion of the Series B and Series C convertible preferred stock and exercise of related warrants.

Conversions of our Series B Preferred Stock and Series C Preferred Stock may result in substantial dilution to other holders of our common stock.

           As of November 12, 2002, we had 86 shares of Series B Preferred Stock and 749.19 shares of Series C Preferred Stock outstanding. Both the Series B Preferred Stock and the Series C Preferred Stock are convertible into shares of common stock, subject to ownership limitations that prohibit the holders of the preferred stock from owning more than 4.99% of the outstanding shares of common stock at the time of conversion or 9.99% over the sixty day period prior to the conversion. These restrictions do not prevent purchasers from converting and selling some of their holdings and then later converting the rest of their holdings.

As the price of our common stock decreases, the number of shares of common stock issuable upon conversion of our Series B Preferred Stock and Series C Preferred Stock increases.

           The variable conversion price of the Series B Preferred Stock and the Series C Preferred Stock are functions of the market price of our common stock. If the price of our common stock decreases over time, the number of shares of common stock issuable upon conversion of each series will increase.

           The following table illustrates the varying amounts of shares of common stock issuable upon conversion of all 86 shares of Series B Preferred Stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that the 4% dividend is paid in cash:

                        Number of Shares of Common
                          Stock Issuable Upon         Percentage of Outstanding
   Conversion Price          Conversion(/1/)                 Common Stock(/2/)
---------------------  -----------------------------  --------------------------
      $0.25                   3,440,000                           15%
      $0.30                   2,866,667                           13%
      $0.35                   2,457,143                           11%
      $0.40                   2,150,000                           10%
      $0.45                   1,911,111                            9%
      $0.50                   1,720,000                            8%

(1) The holder of Series B Preferred Stock is prohibited from converting its holdings of the Series B Preferred Stock if after giving effect to such conversion it would beneficially own in excess of 4.99% or, over the sixty day period prior to the conversion, 9.99% of the outstanding shares of our Common Stock following such conversion. The numbers in this column do not reflect these limitations.

(2) Based on 20,043,864 shares of common stock outstanding as of November 12, 2002.

         The following table illustrates, as of any reset date and assuming the conversion price indicated is lower than the then applicable conversion price on that date, the varying amounts of shares of common stock that would be issuable upon conversion of all outstanding 749.19 shares of Series C Preferred Stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that the 5% dividend amount is paid in cash:

                        Number of Shares of Common
                          Stock Issuable Upon         Percentage of Outstanding
   Conversion Price          Conversion(/1/)                 Common Stock(/2/)
---------------------  -----------------------------  --------------------------
      $0.25                   29,967,504                          60%
      $0.26                   28,814,907                          59%
      $0.27                   27,747,689                          58%
      $0.28                   26,756,700                          57%
      $0.29                   25,834,055                          56%
      $0.30                   24,972,920                          55%

(1) The holder of Series C Preferred Stock is prohibited from converting its holdings of the Series C Preferred Stock if after giving effect to such conversion it would beneficially own in excess of 4.99% or, over the sixty day period prior to the conversion, 9.99% of the outstanding shares of our common stock following such conversion. The numbers in this column do not reflect these limitations.

(2) Based on 20,043,864 shares of common stock outstanding as of November 12, 2002.

         The maximum conversion price of the Series C Preferred Stock is $0.30.

         The following table illustrates the varying amounts of shares of Common Stock that would be issuable upon conversion of all 86 outstanding shares of Series B Preferred stock and all 749.19 outstanding shares of Series C Preferred Stock at the indicated conversion prices (without regard to any limitations on conversion) and assuming that all additional amounts are paid in cash:

                        Number of Shares of Common
                          Stock Issuable Upon         Percentage of Outstanding
   Conversion Price        Conversion(/1/)(/2/)(/3/)       Common Stock(/4/)
---------------------  -----------------------------  --------------------------
      $0.25                   33,407,504                          63%

      $0.26                   32,122,600                          62%
      $0.27                   30,932,874                          61%
      $0.28                   29,828,128                          60%
      $0.29                   28,799,572                          59%
      $0.30                   27,839,586                          58%
      $0.35                   27,430,063                          58%
      $0.40                   27,122,920                          58%
      $0.45                   26,884,031                          57%
      $0.50                   26,692,920                          57%

(1) The calculation assumes that the conversion price of the Series B and Series C Preferred Stock are the same at the assumed conversion prices of $0.25, $0.26, $0.27, $0.28, $0.29 and $0.30.

(2) The calculation assumes that for any conversion of the Series B Preferred Stock when the prevailing market price is above $ 0.30, the Series C Preferred Stock would still be converted at its maximum conversion price of $ 0.30.

(3) The holders of Series B and Series C Preferred Stock is prohibited from converting the Series C or Series B Preferred Stock, or from exercising the warrants issued in connection with the Series B Preferred Stock, if after giving effect to such conversion it would beneficially own in excess of 4.99% or, over the sixty day period prior to the conversion, 9.99% of the outstanding shares of our Common Stock following such conversion.

(4) Based on 20,043,864 shares of common stock outstanding as of November 12, 2002.

         The conversion rate at November 12, 2002 of the Series B Preferred Stock and the Series C Preferred Stock was $0.28. If all of the outstanding shares of the Series B Preferred Stock and the Series C Preferred Stock were converted on November 12, 2002, we would have issued a total of 33,043,141 shares of common stock. If the market price of our common stock continues to decline, the conversion rates would increase, resulting in our issuing a greater number of shares upon conversion of the Series B Preferred Stock and the Series C Preferred Stock

Sales of an increased number of shares of common stock issued upon conversion of the Series B Preferred Stock and the Series C Preferred Stock resulting from a declining market price for our common stock can cause the market price of our common stock to decline further.

         Disregarding the manner in which the shares of common stock issued upon conversion of the Series B Preferred Stock and the Series C Preferred Stock are sold as well as any other factors such as reactions to our operating results and general market conditions which may be operative in the market at such time, an increase in the number of shares of common stock eligible for sale can cause a decrease in the market price of our common stock. This decrease could reduce the conversion prices of the Series B Preferred Stock and the Series C Preferred Stock, leading to a further increase in the number of shares of common stock issuable upon future conversions and a further decline in our stock price.

Short sales of our common stock may be attracted by or accompany conversions of Series B Preferred Stock and Series C Preferred Stock, which sales may cause downward pressure upon the price of our common stock.

         Short sales of our common stock may be attracted by or accompany the sale of converted common stock, which in the aggregate could cause downward pressure upon the price of the common stock, regardless of our operating results, thereby attracting additional short sales of the common stock. The result of conversions of the Series B and Series C Preferred Stock at declining conversion prices would be increasing and substantial dilution of the interests of the other holders of common stock.

If we fail to market and commercialize our Andrea DSP Microphone and Audio Software products, or continue to develop Andrea Anti-Noise Headset and Andrea Aircraft Communications products, our revenues may not increase at a high enough rate to improve our results of operations or may not increase at all.

         Our business, results of operations and financial condition depend on successful commercialization of our Andrea DSP Microphone and Audio Software products and technologies. We introduced our first Andrea Digital

Super Directional Array products in 1998 and we are initially targeting these and our other Andrea DSP Microphone and Audio Software products at the desktop computer market, the market for in-vehicle computing and the audio and video conferencing markets, among others. Since we began sales of our initial Andrea Anti-Noise Headset products in 1995, we have developed and introduced new products in this line. However, in the fourth quarter of 2001, we also restructured this business segment which resulted in a significant reduction in revenues. In addition, we recently developed and introduced a new aircraft intercom system aimed at increasing overall manufacturability as well as to enable future implementations of our Andrea DSP Microphone and Audio Software technologies. The success of these products is subject to the risks frequently encountered by companies in an early stage of product commercialization, particularly companies in the computing and communications industries.

If we are unable to obtain market acceptance of Andrea DSP Microphone and Audio Software products and technologies or if market acceptance of these products and technologies occurs at a slow rate, then our business, results of operations and financial condition will be materially and adversely affected.

         We, and our competitors, are focused on developing and commercializing products and technologies that enhance the use of voice, particularly in noisy environments, for a broad range of computer and communications applications. These products and technologies have been rapidly evolving and the number of our competitors has grown, but the markets for these products and technologies are subject to a high level of uncertainty and have been developing slowly. We, alone or together with our industry, may be unsuccessful in obtaining market acceptance of these products and technologies.

If we fail to develop and successfully introduce new products and technologies in response to competition and evolving technology, we may not be able to attract new customers or retain current customers.

         The markets in which we sell our Andrea Anti-Noise Headset, Andrea DSP Microphone and Audio Software and our Aircraft Communication products are highly competitive. We may not compete successfully with any of our competitors. Most of our current and potential competitors have significantly greater financial, technology development, marketing, technical support and other resources than we do. Consequently, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the development, marketing, and sale of their products than we can. One or more of these competitors may independently develop technologies that are substantially equivalent or superior to our technology. The introduction of products incorporating new technologies could render our products obsolete and unmarketable and could exert price pressures on existing products.

         We are currently engaged in the development of digital signal processing products and technologies for the voice, speech and natural language interface markets. We may not succeed in developing these new digital signal processing products and technologies, and any of these new digital signal processing products or technologies may not gain market acceptance.

         In the markets for Aircraft Communications Products, we often compete with major defense electronics corporations as well as smaller manufacturing firms, which specialize in supplying products and technologies for specific military initiatives.

         Further, the markets for our products and technologies are characterized by evolving industry and governmental standards and specifications that may require us to devote substantial time and expense to adapt our products and technologies. For example, our Aircraft Communications business segment is subject to the Federal Aviation Administration (FAA). We may not successfully anticipate and adapt our products and technologies in a cost effective and timely manner to changes in technology and industry standards or to introductions of new products and technologies by others that render our then existing products and technologies obsolete.

If our marketing collaborators do not effectively market their products with which our products are included or incorporated, our sales growth could be adversely affected.

         We have entered into collaborative and distribution arrangements with software publishers and computer hardware manufacturers relating to the marketing and sale of Andrea DSP Microphone and Audio Software products through inclusion or incorporation with the products of our collaborators. Our success will therefore be dependent to a substantial degree on the efforts of these collaborators to market their products with which our products are included or incorporated. Our collaborators may not successfully market these products. In addition, our collaborators generally are not contractually obligated to any minimum level of sales of our products or technologies, and we have no control over their marketing efforts. Furthermore, our collaborators may develop their own microphone, earphone or headset products that may replace our products or technologies or to which they may give higher priority.

If we fail to maintain sales of Aircraft Communication Products to the U.S. Government, we would experience a material adverse effect on our business, results of operations and financial condition.

         We experienced a 71% decline in sales of Aircraft Communication products in the 2002 Third Quarter when compared to the comparable prior year period. We are dependent on product sales to the U.S. Government. During the Third Quarter 2002, the U.S. Government accounted for 6% of our net sales. The U.S. Government is not obligated to continue to purchase these products and is free to purchase similar products from our competitors. Our failure to maintain sales of Aircraft Communication Products to the U.S. Government would have a material adverse effect on our business, results of operations and financial condition.

Shortages of, or interruptions in, the supply of more specialized components for our products could have a material adverse effect on our sales of these products.

         We conduct assembly operations at our facilities in New York and Israel and through subcontractors (primarily in the Far East) using purchased components. Some specialized components for the Andrea Anti-Noise Headset, Aircraft Communications, and Andrea DSP Microphone products, such as microphones, digital signal processing boards and specialty switches, are available from a limited number of suppliers (in some cases foreign) and subject to long lead times. We may not be able to continue to obtain sufficient supplies of these more specialized components, particularly if the sales of our products increase substantially or market demand for these components otherwise increases.

If our subcontractor fails to meet our production and shipment schedules, our business, results of operations and financial condition would be materially and adversely affected.

         We conduct assembly operations at our facilities in New York and Israel and through subcontracting. During initial production runs of Andrea Anti-Noise Headset and Andrea DSP Microphone products, we perform assembly operations at our New York facility from purchased components. As sales of any particular product increase, assembly operations are primarily transferred to a subcontractor in Asia.

Our ability to compete may be limited by our failure to adequately protect our intellectual property or by patents granted to third parties.

         We rely on a combination of patents, patent applications, trade secrets, copyrights, trademarks, nondisclosure agreements with our employees, licensees and potential licensees, limited access to and dissemination of our proprietary information, and other measures to protect our intellectual property and proprietary rights. However, the steps that we have taken to protect our intellectual property may not prevent its misappropriation or circumvention. In addition, numerous patents have been granted to other parties in the fields of noise cancellation, noise reduction, computer voice recognition, digital signal processing and related subject matter. We expect that products in these fields will increasingly be subject to claims under these patents as the numbers of products and competitors in these fields grow and the functionality of products overlap. Claims of this type could have an adverse effect on our ability to manufacture and market our products or to develop new products and technologies, because the parties holding these patents may refuse to grant licenses or only grant licenses with onerous royalty requirements. Moreover, the laws of other countries do not protect our proprietary rights to our technologies to the same extent as the laws of the United States.

An unfavorable ruling in any current litigation proceeding or future proceeding may adversely affect our business, results of operations and financial condition.

         From time to time we are subject to litigation incidental to our business. For example, we are subject to the risk of adverse claims, interference proceedings before the U.S. Patent and Trademark Office, oppositions to patent applications outside the United States, and litigation alleging infringement of the proprietary rights of others. Litigation to establish the validity of patents, to assert infringement claims against others, and to defend against patent infringement claims can be expensive and time-consuming, even if the outcome is in our favor.

Changes in economic and political conditions outside the United States could adversely affect our business, results of operations and financial condition.

         We generate sales to regions outside the United States, particularly in Europe and areas in the Americas and Asia. For the three months and nine months ended September 30, 2002, sales to customers outside the United States accounted for approximately 10% and 15%, respectively of our net sales. International sales and operations are subject to a number of risks, including:

           .  trade restrictions in the form of license requirements;

           .  restrictions on exports and imports and other government controls;

           .  changes in tariffs and taxes;

           .  difficulties in staffing and managing international operations;

           .  problems in establishing and managing distributor relationships;

           .  general economic conditions; and

           .  political and economic instability or conflict.

         To date, we have invoiced our international sales in U.S. dollars, and have not engaged in any foreign exchange or hedging transactions. We may not continue to be able to invoice all of our sales in U.S. dollars and to avoid engaging in foreign exchange or hedging transactions. If we are required to invoice any material amount of international sales in non-U.S. currencies, fluctuations in the value of non-U.S. currencies relative to the U.S. dollar may adversely affect our business, results of operations and financial condition or require us to incur hedging costs to counter such fluctuations.

We face risk from operating in Israel

         Our principal research and development facility is located in the State of Israel and, as a result, certain of our key research and development employees are located in Israel. Although substantially all of our sales currently are being made to customers outside Israel, we are nonetheless directly influenced by the political, economic and military conditions affecting Israel. Since the establishment of the State of Israel in 1948, a state of hostility has existed, varying in degree and intensity, between Israel and Arab countries. Although Israel has entered into various agreements with certain Arab countries and the Palestinian Authority, and various declarations have been signed in connection with efforts to resolve some of the economic and political problems in the Middle East, we cannot predict whether or in what manner these problems will be resolved.

If we are unable to attract and retain the necessary managerial, technical and other personnel necessary for our business, then our business, results of operations and financial condition will be harmed.

         Our performance is substantially dependent on the performance of our executive officers and key employees. The loss of the services of any of these executive officers or key employees could have a material adverse effect on our business, results of operations and financial condition. Our future success depends on our continuing ability to attract and retain highly qualified managers and technical personnel. As of the date of this filing, Andrea is in the process of negotiating contracts with each of Douglas J. Andrea, Chairman of the Board of Directors, Christopher P. Sauvigne, President and Chief Executive Officer, Joseph Marash, Chief Technology Officer and Richard A. Maue, Chief Financial Officer. Competition for qualified personnel is intense and we may not be able to attract, assimilate or retain qualified personnel in the future.


Results Of Operations


         Quarter Ended September 30, 2002 Compared to the Quarter Ended September 30, 2001 and Nine Months Ended September 30, 2002 Compared to the Nine Months Ended September 30, 2001.


Sales


         Sales for the 2002 Third Quarter were $1,370,029, a decrease of 53% from sales of $2,937,199 for the 2001 Third Quarter. Sales for the 2002 First Nine Months were $4,939,679, a decrease of 40% from the 2001 First Nine Months sales of $8,170,767. The decrease in sales for the 2002 Third Quarter reflects an approximate 66% decrease in sales of Andrea Anti-Noise Headset Products to $519,254, or 38% of total sales, an approximate 71% decrease of Aircraft Communications Product to $347,116, or 25% of total sales, both partially offset by an approximate 155% increase in sales of our Andrea DSP Microphone and Audio Software Products, to $503,659 , or 37% of total sales. The decrease in sales for the 2002 First Nine Months reflects an approximate 56% decrease of Andrea Anti-Noise Headset Products to $1,772,156, or 36% of total sales, an approximate 39% decrease of Aircraft Communications Product to $2,171,450, or 44% of total sales, both partially offset by an approximate 66% increase in sales of our Andrea DSP Microphone and Audio Software Products, to $996,073, or 20% of total sales.

         The primary reason for the decreases in sales of Andrea Anti-Noise Headset Product is substantially due to our decision, during the fourth quarter 2001, to exit from an unprofitable, PC OEM/retail headset channel within Andrea's Anti-Noise Headset product segment. This customer channel included IBM, and for the Third Quarter 2002, sales to IBM and certain of IBM's affiliates, such sales representing contractual obligations which we accepted during 2001, accounted for approximately 2% of our total sales, or $27,361. This reflects an approximate 98% decrease from $1,164,703 for the Third Quarter 2001.

         The decreases in our Aircraft Communication Product revenues is primarily a result of a decrease in U.S. Department of Defense funding which affected programs where Andrea's products are used, primarily during the 2002 Third Quarter. For the 2002 Third Quarter, sales of our Aircraft Communications Products to the U.S. Government accounted for approximately 6% of our total sales.

         The increases in sales of Andrea DSP Microphone and Audio Software Products is primarily due to licensing revenue recognized during the Third Quarter 2002 associated with our agreements with Analog Devices.


Cost of Sales


         Cost of sales as a percentage of sales for the 2002 Third Quarter decreased to 49% from 72% in the 2001 Third Quarter. Cost of Sales as a percentage of sales for the 2002 First Nine Months decreased to 60% from 72% for the 2001 First Nine Months. These decreases primarily reflect the impact of the significant changes in the composition of our revenues as described under "Sales" above, in particular, the significant increase in high-margin license revenues associated with our agreements with Analog Devices (primarily attributable to the 2002 Third Quarter), coupled with the elimination of sales of low-margin Andrea Anti-Noise Headset Products associated with our restructuring activity in the fourth quarter of 2001.


Research and Development


         Research and development expenses for the 2002 Third Quarter increased 14% to $884,772 from $774,108 for the 2001 Third Quarter. Research and development expenses for the First Nine Months were $2,677,128, an increase of 1% from the 2001 First Nine Months research and development expenses of $2,654,392. The substantial amount of research and development is a reflection of our continuing efforts to develop and commercialize DSP microphone and audio technologies, coupled with, to a lesser extent, efforts in Aircraft Communication product technologies and Andrea Anti-Noise Headset Product technologies. For the 2002 Third Quarter, the Andrea DSP Microphone and Audio Software Technology efforts were $727,378, or 82% of total research and development expenses, Aircraft Communications technology efforts were $104,766 or 12% of total research and development expenses and Andrea Anti-Noise Headset Product efforts were $52,628, or 6% of total research and development expenses. With respect to DSP Microphone and Audio Software Technologies, research efforts are primarily focused on the pursuit of commercializing a natural language-driven human/machine interface by developing optimal far-field microphone solutions for various voice-driven interfaces, incorporating Andrea's digital super directional array microphone technology ("DSDA") and certain other related technologies obtained through the acquisition of Lamar in May 1998. We believe that the acquisition of Lamar significantly reinforces our position in digital signal processing by extending our marketing programs to other high-growth industries, including automotive telematics, mobile device markets, the business videoconferencing market and Internet telephony, among others. Specifically, the core technology acquired produces noise filtering capabilities that management believes is preferred to other known digital, far-field noise canceling technologies in the market, and is unattainable in products using traditional mechanical solutions. In addition, the nature of a DSP-based solution, together with the people acquired supporting our technology, offers a solution that is highly scalable and embeddable, and therefore enables the technology to be integrated into many different applications and form factors. We believe that continued research and development spending should provide Andrea with a competitive advantage.


General, Administrative and Selling Expenses


         General, administrative and selling expenses for the 2002 Third Quarter decreased 34% to $1,391,966 from $2,117,360 for the 2001 Third Quarter. General, administrative and selling expenses for the 2002 First Nine Months were $4,314,416 a decrease of 36% from the 2001 First Nine Months general, administrative and selling expenses of $6,739,458. These decreases are primarily due to cost reduction efforts, as well as our adoption, on January 1, 2002, of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("FAS 142"). Under FAS 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed for impairment from time to time. The adoption of this pronouncement resulted in decreases of $282,047 and $846,141 in amortization expense for the 2002 Third Quarter and 2002 First Nine Months, respectively, when compared to the same periods in the prior year. Notwithstanding the beneficial impact of this pronouncement to our 2002 Third Quarter and 2002 First Nine Months, goodwill and intangible assets which are no longer subject to periodic amortization will be reviewed for impairment as part of a transitional assessment and from time to time (at least annually) thereafter, and such reviews may result in adjustments that would negatively impact future operating results.


Other Income (Expense)


         Other expense for the 2002 Third Quarter was $15,947 compared to other expense of $9,034 for the 2001 Third Quarter. Other income for the 2002 First Nine Months was $20,834 compared to other income of $137,725 for the 2001 First Nine Months. These declines are a result of unfavorable market conditions for our invested cash balances experienced in the 2002 First Nine Months.


Provision for Income Taxes


         We recorded a full valuation allowance against our net deferred tax assets during the 2002 Third Quarter, recognizing a $1,806,615 non-cash charge to provision for income taxes.

In addition, we expect to provide a full valuation allowance on future tax benefits until we can sustain a level of profitability that demonstrates our ability to utilize the assets, or other significant positive evidence arises that suggests our ability to utilize such assets. The future realization of a portion of our reserved deferred tax assets related to tax benefits associated with the exercise of stock options, if and when realized, will not result in a tax benefit in the consolidated statement of operations, but rather will result in an increase in additional paid in capital. We will continue to re-assess our reserves on deferred income tax assets in future periods on a quarterly basis.


Net Income (Loss)


         Net loss for the 2002 Third Quarter was $3,400,902 compared to a net loss of $2,069,151 for the 2001 Third Quarter. Net loss for the 2002 First Nine Months was $6,822,146 compared to a net loss of $6,983,318 for the 2001 First Nine Months. The levels of net loss for the 2002 Third Quarter and 2002 First Nine Months principally reflect the factors described above.


Liquidity And Capital Resources


         Andrea's principal sources of funds have historically been, and are expected to continue to be, gross cash flows from operations and proceeds from the sale of convertible notes, preferred stock or other securities to certain financial institutions and potential industry partners. At September 30, 2002, we had cash and cash equivalents of $4,711,370 compared with $3,724,130 at December 31, 2001. The balance of cash and cash equivalents at September 30, 2002 is primarily a result of our recently executed license transactions with Analog Devices, Inc, together with gross cash flows from operations.

         Working capital at September 30, 2002, was $3,458,981 compared to $5,630,915 at December 31, 2001. The decrease in working capital reflects an increase of total current liabilities of $1,702,132, partially offset by a decrease in total current assets of $469,802. The decrease in total current assets reflects an increase in cash and cash equivalents of $987,240, a decrease in accounts receivable of $1,535,288 (such decrease is primarily a result of our collection of license fees from Analog Devices, Inc.), an increase in inventory of $227,401, and a decrease in prepaid expenses and other current assets of $149,155. The increase in total current liabilities reflects a decrease in trade accounts payable of $187,395, a decrease in current portion of long-term debt of $127,438, a decrease of $111,131 in accrued restructuring charges, an increase of $1,408,459 in deferred revenue and an increase of $719,637 in other current liabilities.

         The increase in cash from December 31, 2001 to the period ending September 30, 2002 of $987,240 reflects $1,410,184 of net cash provided by operating activities, $279,568 of cash used in investing activities and $143,376 of cash used in financing activities.

         The cash provided by operating activities, excluding non-cash charges, is primarily comprised of the $6,822,146 net loss for the 2002 Third Quarter, a $1,535,288 decrease in accounts receivable, a $227,401 increase in inventory, a $149,155 decrease in prepaid and other current assets, a $72,151 decrease in other assets, a $187,395 decrease in accounts payable, a $111,131 decrease in accrued restructuring charges, a $3,463,314 increase in deferred revenue and a $567,476 increase in other current and long-term liabilities. The change in accounts receivable and change in deferred revenue primarily reflects the impact of our license agreements with Analog Devices, Inc. The changes in inventory, accounts payable and other current and long-term liabilities primarily reflect differences in the timing related to both the payments for and the acquisition of raw materials as well as for other services in connection with ongoing efforts related to Andrea's various product lines.

         The cash used in investing activities reflects an increase property and equipment of $132,686 and an increase in patents and trademarks of $146,882. The increase in property and equipment primarily relates to capital expenditures related to manufacturing dies for our Andrea Anti Noise Headset business line and our Andrea DSP

Microphone and Audio Software business line. The increase in patents and trademarks reflects capital expenditures associated with intellectual property related to our Andrea DSP Microphone and Audio Software business line.

         We believe that it will be necessary to raise additional working capital to support operations. In December 1995, April 1996, August 1996 and June 1998, Andrea raised working capital through the issuance of convertible subordinated debentures. In June 1999, Andrea raised $7.5 million through the issuance and sale of Series B Preferred Stock. In October 2000, Andrea raised $7.5 million through the issuance and sale of Series C Preferred Stock. Andrea has incurred significant losses in each of the last three fiscal years. In the year ended December 31, 2001, Andrea incurred losses from operations, excluding the impact of restructuring charges, of $9.3 million, and used $4.5 million in cash from its operating activities. Management currently expects that operating losses and negative cash flows will continue at least through the first quarter of Fiscal 2003 as Andrea continues to market its products and technologies. Notwithstanding, in December 2001 and March 2002, we entered into two agreements with Analog Devices, Inc. whereby Analog Devices paid us a total of $5 million in license fees during calendar 2002 (which generated positive operating cash flow in the 2002 First Nine Months). If we fail to develop revenues from sales of our products to generate adequate funding from operations, or if we fail to obtain additional financing through a capital transaction or other type of funding, we will be required to either significantly reduce our current operating expenses and/or operations or we may have to relinquish our products, technologies or markets. We have no commitment for additional financing, and we may experience difficulty in obtaining additional financing on favorable terms, if at all. Any financing we obtain may contain covenants that restrict our freedom to operate our business or may have rights, preferences or privileges senior to our common stock and may dilute our current shareholders' ownership interest in Andrea. We cannot assure that demand will continue for any of our products, including future products related to our Andrea DSP Microphone and Audio Software Technologies, or, that if such demand does exist, that we will be able to obtain the necessary working capital to increase production and marketing resources to meet such demand on favorable terms, or at all.



ITEM 3. Quantitative And Qualitative Disclosures About Market Risk



         Our principal source of financing activities is the issuance of convertible debt with financial institutions. We are affected by market risk exposure primarily through any amounts payable in stock, or cash by us under convertible securities. We do not utilize derivative financial instruments to hedge against changes in interest rates or for any other purpose. In addition, substantially all transactions by us are denominated in U.S. dollars. As such, we have shifted foreign currency exposure onto our foreign customers. As a result, if exchange rates move against foreign customers, we could experience difficulty collecting unsecured accounts receivable, the cancellation of existing orders or the loss of future orders. The foregoing could materially adversely affect our business, financial condition and results of operations.

ITEM 4.  CONTROLS AND PROCEDURES

         a) Evaluation of disclosure controls and procedures. Andrea maintains controls and procedures designed to ensure that information required to be disclosed in the reports that it files or submits under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission. Based upon their evaluation of those controls and procedures performed within 90 days of the filing date of this report, the chief executive officer and the chief financial officer of Andrea concluded that Andrea's disclosure controls and procedures were adequate.

         b) Changes in internal controls. Andrea made no significant changes in its internal controls or in other factors that could significantly affect these controls subsequent to the date of the evaluation of those controls by the chief executive officer and chief financial officer.

                         PART II. OTHER INFORMATION

ITEM 1.    LEGAL PROCEEDINGS


         See "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations--Cautionary Statement Regarding Forward-Looking Statements--An unfavorable ruling in any current litigation proceeding or future proceeding may adversely affect our business, results of operations and financial condition" and Note 11 to the unaudited condensed consolidated financial statements in this quarterly report for a discussion of the legal proceedings of Andrea.

ITEM 2.    CHANGES IN SECURITIES AND USE OF PROCEEDS

         None.


ITEM 3.    DEFAULTS UPON SENIOR SECURITIES

         None.

ITEM 4.    SUBMISSION OF MATTERS TO A VOTE OF SECURITIES HOLDERS


         On October 11, 2002, at the Annual Meeting of Shareholders of the Company, the shareholders elected as directors of the Company for terms of one year, the following individuals Douglas J. Andrea (14,812,643 shares for, 1,888,362 shares withheld); Christopher P. Sauvigne (16,272,476 shares for, 428,529 shares withheld); John R. Croteau (16,305,292 shares for, 395,713 shares withheld); James M. Griffin (16,184,274 shares for, 516,731 shares withheld); Gary A. Jones (16,205,492 shares for, 495,513 shares withheld); Scott Koondel (15,993,945 shares for, 707,060 shares withheld); Jack Lahav (16,302,892 shares for, 398,113 shares withheld); Louis Libin (16,073,067 shares for, 627,938 shares withheld). The shareholders authorized an amendment to the 1998 Stock Plan of the Company to increase the number of shares of common stock issuable thereunder to 5,275,000 shares from 4,375,000 shares (14,388,351 shares for, 2,259,688 shares against, 52,966 shares abstained). In addition, the shareholders ratified the selection of Marcum & Kliegman LLP as the Company's independent accountants for the year ending December 31, 2002 (16,471,409 shares for, 142,015 shares against, and 87,521 shares abstained).


ITEM 5.    OTHER INFORMATION


         None.

ITEM 6.    EXHIBITS AND REPORTS ON FORM 8-K


   a)  Reports on Form 8-K


              On August 12, 2002, Andrea filed a Current Report on Form 8-K reporting that Arthur Andersen LLP was no longer its independent accountant and that PricewaterhouseCoopers LLP had been engaged as Andrea's independent accountants.

              On August 15, 2002, Andrea filed a Current Report on Form 8-K reporting that it had dismissed PricewaterhouseCoopers LLP as it's independent accountant.

              On August 15, 2002, Andrea filed a Current Report on Form 8-K reporting that Marcum & Kliegman LLP had been engaged as Andrea's independent accountants.

                                    SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


ANDREA ELECTRONICS CORPORATION


     /s/ Christopher P. Sauvigne         Chief Executive Officer and President     November 13, 2002

     --------------------------------
     Christopher P. Sauvigne


     /s/ Richard A. Maue                  Executive Vice President, Chief          November 13, 2002

     --------------------------------        Financial Officer, and Secretary
     Richard A. Maue



                                CERTIFICATION

I, Christopher P. Sauvigne, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Andrea Electronics Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

       a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

       b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

       c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

       a) all significant deficiencies in the design or operation of the internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

       b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect the internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

 Date:  November 13, 2002             /s/ Christopher P. Sauvigne
                                     ---------------------------
                                         Christopher P. Sauvigne

                                      Chief Executive Officer and President
                                     (principal executive officer)

                                       CERTIFICATION

I, Richard A. Maue, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Andrea Electronics Corporation;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report;

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report;

4. The registrant's other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

       a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this quarterly report is being prepared;

       b) evaluated the effectiveness of the registrant's disclosure controls and procedures as of a date within 90 days prior to the filing date of this quarterly report (the "Evaluation Date"); and

       c) presented in this quarterly report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant's other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant's auditors and the audit committee of registrant's board of directors (or persons performing the equivalent function):

       a) all significant deficiencies in the design or operation of the internal controls which could adversely affect the registrant's ability to record, process, summarize and report financial data and have identified for the registrant's auditors any material weaknesses in internal controls; and

       b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant's internal controls; and

6. The registrant's other certifying officers and I have indicated in this quarterly report whether or not there were significant changes in internal controls or in other factors that could significantly affect the internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

Date:  November 13, 2002             /s/ Richard A. Maue
                                     -----------------------------------------
                                     Richard A. Maue
                                     Executive Vice President, Chief
                                     Financial Officer and Secretary
                                     (principal financial officer)

                         ANDREA ELECTRONICS CORPORATION

                         Special Meeting of Shareholders
                               ____________, 2003
                           ___:00 __.m., Eastern time

               This proxy is solicited by the board of directors.

         The undersigned shareholder(s) of Andrea Electronics Corporation, a New York corporation ("Company"), hereby appoints __________ and __________, or either of them, with full power of substitution and to act without the other, as the agents, attorneys and proxies of the undersigned, to vote the shares standing in the name of the undersigned at the special meeting of shareholders of the Company to be held on __________, 2003 and at all adjournments thereof with all the powers the undersigned would possess if personally present at such meeting. This proxy will be voted in accordance with the instructions given below. If no instructions are given, this proxy will be voted "FOR" all of the following proposals.

1. To approve the amendment to the Restated Certificate of Incorporation of the Company to increase the authorized shares of common stock from 70,000,000 shares to __,000,000 shares.

                  FOR ( )                AGAINST ( )             ABSTAIN ( )

2. To approve the amendment to the Restated Certificate of Incorporation of the Company to reduce the par value of the Company's common stock from $0.50 per share to $0.01 per share.

                  FOR ( )                AGAINST ( )             ABSTAIN ( )

         The board of directors recommends a vote "FOR" approval of Proposal 1 and Proposal 2.

         This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted "FOR" both proposals. If any other business is presented at the special meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. At the present time, the board of directors knows of no other business to be presented at the special meeting.

(  ) The undersigned plan on attending the special meeting.


                                           Dated:_______________________________


                                           _____________________________________
                                           SIGNATURE OF STOCKHOLDER


                                           _____________________________________
                                           SIGNATURE OF CO-HOLDER (IF ANY)


         The above signed acknowledges receipt from the Company prior to the execution of this proxy of a notice of special meeting of stockholders and of a proxy statement for the special meeting of stockholders.

         Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

                          _____________________________

            PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY
                     IN THE ENCLOSED POSTAGE-PAID ENVELOPE.